Exhibit 4.3

ULTRAPETROL (BAHAMAS) LIMITED

8 7/8% First Preferred Ship Mortgage Notes

Due 2021

The
SUBSIDIARY GUARANTORS
named herein

The
PLEDGORS
named herein

_______________________

INDENTURE

Dated as of June 10, 2013

_______________________

MANUFACTURERS AND TRADERS TRUST COMPANY,

Trustee

TIA Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	14.02
	(d)	7.06
314	(a)	4.02; 4.19; 14.02
	(b)	12.02
	(c)(1)	14.04
	(c)(2)	14.04
	(c)(3)	N.A.
	(d)	12.04; 12.13; 13.03
	(e)	14.05
	(f)	4.19
315	(a)	7.01
	(b)	7.05; 14.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	14.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	14.01
N.A. means Not Applicable.
_____________
Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of the Indenture.

Table of Contents

Page
ARTICLE 1

Definitions and Incorporation by Reference

SECTION 1.01.	Definitions	1
SECTION 1.02.	Other Definitions	32
SECTION 1.03.	Incorporation by Reference of Trust Indenture Act	33
SECTION 1.04.	Rules of Construction	33

ARTICLE 2

The Securities

ARTICLE 3

Redemption

- i -

ARTICLE 4

Covenants

ARTICLE 5

Successor Company

SECTION 5.01.	When Company May Merge or Transfer Assets	61

ARTICLE 6

Defaults and Remedies

- ii -

ARTICLE 7

Trustee

ARTICLE 8

Discharge of Indenture; Defeasance

ARTICLE 9

Amendments

- iii -

ARTICLE 10

Guarantees

SECTION 10.01.	Guarantees	79
SECTION 10.02.	Limitation on Liability	81
SECTION 10.03.	Successors and Assigns	81
SECTION 10.04.	No Waiver	81
SECTION 10.05.	Modification	81
SECTION 10.06.	Release of Subsidiary Guarantor	81

ARTICLE 11

Pledged Collateral

ARTICLE 12

Security Agreements

- iv -

ARTICLE 13

Application of Trust Moneys

ARTICLE 14

Miscellaneous

Rule 144A/Regulation S Appendix
Exhibit A - Form of Initial Security
Exhibit B – Form of Exchange Security
Exhibit C - Form of Mortgage
Exhibit D - Form of Assignment of Insurances
Exhibit E - Form of Assignment of Earnings

- v -

Exhibit F – Form of Guarantee Agreement
Schedule I - Pledged Shares
Schedule II  - Mortgaged Vessels

- vi -

INDENTURE dated as of June 10, 2013, among ULTRAPETROL (BAHAMAS) LIMITED, a Bahamas corporation (the "Company"), the guarantors listed on the signature pages hereto (the "Subsidiary Guarantors"), the pledgors listed on the signature pages hereto (the "Pledgors") and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee (the "Trustee").

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company's 8.875% First Preferred Ship Mortgage Notes Due 2021, and if and when issued pursuant to a registered exchange for Initial Securities, the Company's 8.875% First Preferred Ship Mortgage Notes Due 2021 and any Additional Securities:

ARTICLE 1

Definitions and Incorporation by Reference

SECTION 1.01.  Definitions.

"Acquisition Contract" means a sale and purchase contract executed by the Company or a Restricted Subsidiary to acquire an additional Vessel or Vessels or any other Shipping Business Assets.

"Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock described in (ii) and (iii) below) used or usable in a Shipping Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Shipping Business.

"Additional Securities" means Securities issued under this Indenture after the Issue Date and in compliance with Sections 2.13, 4.03 and 4.09, it being understood that any Securities issued in exchange for or replacement of any Initial Security issued on the Issue Date shall not be an Additional Security, including any such Securities issued pursuant to the Registration Rights Agreement.

"Additional Securities Loan To Value Ratio" means, at any time, in connection with the issuance of Additional Securities, the ratio of (x) the aggregate principal amount of the Additional Securities to be issued at such time to (y) the sum of (i) the aggregate fair market value, which in the case of Vessels for the purpose of this definition shall be the Appraised Value at the time of such issuance, of all Collateral to be owned by, purchased by or contributed to one or more Subsidiary Guarantors or Pledgors at the time of such issuance (provided that immediately following the issuance of such Additional Securities, the Subsidiary Guarantors must in the aggregate own Collateral having a fair market value that constitutes at least 80% of the aggregate fair market value of all Collateral securing the Securities (including the Additional Securities)), and (ii) any cash proceeds from the issuance of such Additional Securities and any other funds, in each case, deposited as Trust Moneys in connection with the issuance of such Additional Securities.

"Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Applicable Premium" means with respect to a Security at any redemption date, the greater of (i) 1.00% of the principal amount of such Security and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Security on June 15, 2016 (such redemption price being described in Section 5 of the Securities exclusive of any accrued interest), plus (2) all required remaining scheduled interest payments due on such Security through June 15, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Security on such redemption date.

"Appraisal Date" means each date as of which the Appraised Value of a Vessel has been determined.

"Appraised Value" means the average of the fair market sale values as of a specified date of a specified asset that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by two Appraisers selected by the Company; provided, however that the actual purchase price of any Vessel acquired after the most recent Appraisal Date shall constitute that Vessel's Appraised Value.

"Appraiser" means each of Charles R. Weber Company, Inc.; Mallory, Jones, Lynch, Flynn & Associates; Poten & Partners; J.C. O'Keefe Shipbroking Limited; H. Clarkson & Company Limited; Galbraiths Limited; Arrow Valuations, a division of Arrow Research Ltd.; Associated Shipbroking S.A.M.; Barry Rogliano Salles; Braemar Seascope Valuations Limited; Cooper Brothers S.R.L.; Compass Maritime Services LLC; E.A. Gibson Shipbrokers Ltd.; Ernst Russ GmbH & Co. KG; Fearnleys A.S.; J.E. Hyde & Co. Ltd.; Howe Robinson Marine Evaluations, a division of Howe Robinson & Co. Ltd.; L&R Midland Inc.; Marint (Offshore Services) U.K. Ltd; Marcon International, Inc.; Offshore Shipbrokers Limited.; P.F. Bassoe AS; R.S. Partners Inc.; R.S. Platou Shipbrokers AS; Samuel Stewart & Co.; Simpson Spence & Young Ltd.; and Atlantic Shipbrokers Limited D/B/A Southport Atlantic and any other appraisal firm that is a Qualified Independent Appraiser.

"Asset Sale" means any sale, lease, Bareboat Charter, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition") in one transaction or a series of related transactions, of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) any Vessel, all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary (other than Temporary Cash Investments transferred or disposed for at least fair market value) outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (i), (ii) and (iii) above, (A) any entry into, modification or termination of a contract for the hire or use of a vessel entered into in the ordinary course of a Shipping Business, (B) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (C) for purposes of Section 4.06 only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by Section 4.04 (in the case of clauses (B) and (C), provided that (i) a disposition of Collateral from the Company or a Subsidiary Guarantor to a non-Subsidiary Guarantor shall only be excluded from the definition of "Asset Sale" if, upon such disposition, such non-Subsidiary Guarantor executes a Subsidiary Guarantee and becomes a Subsidiary Guarantor and (ii) a disposition of Collateral from a Pledgor to a Restricted Subsidiary that is not a Subsidiary Guarantor or a Pledgor shall only be excluded from the definition of "Asset Sale" if, upon such disposition, such Restricted Subsidiary executes a Subsidiary Guarantee and becomes a Subsidiary Guarantor or executes a pledge agreement or comparable agreement with respect to such Collateral and becomes a Pledgor), (D) a disposition of a non-Mortgaged Vessel in connection with a Local National Flag Arrangement; provided such dispositions (i) (1) are on terms that are substantially no less favorable to the Company or the Restricted Subsidiary that owns the Vessel than those that could be obtained at the time of such disposition in an arm's-length transaction with a Person who is not an Affiliate of the Company, (2) if such disposition is an Affiliate Transaction and involves an amount in excess of $1,000,000, such disposition must be set forth in writing and have been approved by a majority of the members of the Board of Directors having no personal stake in such disposition and (3) if such disposition is an Affiliate Transaction and involves an amount in excess of $4,000,000, such disposition must be determined by a reasonably appropriate independent qualified appraiser given the size and nature of the transaction to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries and (ii) shall not, together with all other Local National Flag Arrangements, exceed $50 million in the aggregate, (E) a disposition of a Company Built Vessel within 180 days of the completion of the construction of such Company Built Vessel and (F) a disposition of any asset with a fair market value of less than $500,000).

"Assignment of Earnings" means the assignment of earnings with respect to any Mortgaged Vessel substantially in the form of and to the effect set forth as Exhibit E hereto.

"Assignment of Insurance" means an assignment of insurance with respect to any Mortgaged Vessel substantially in the form of and to the effect set forth as Exhibit D hereto.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

"Bareboat Charter" means a bareboat charter of a Mortgaged Vessel pursuant to which the chartering-in party has the right to purchase the Mortgaged Vessel at the conclusion of the bareboat charter period for a less than fair market value purchase price.

"Bareboat Charter Funds" means the charterhire payments received by the Company, a Subsidiary Guarantor or a Pledgor pursuant to a Bareboat Charter of a Mortgaged Vessel.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

"Business Day" means each day which is not a Saturday, Sunday or a day on which banking institutions are authorized or permitted to close in New York City, New York and Baltimore, Maryland.

"Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Cash Equivalents" means:  (1) United States dollars; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank organized under, or authorized to operate as a bank under, the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500.0 million and a long-term debt rating of "A-1" or higher by Moody's or "A+" or higher by S&P; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within six months of the original issue thereof; and (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"Change of Control" means the occurrence of any of the following events:

(i)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d) of the Exchange Act), other than the Company or any of its Subsidiaries, one or more Permitted Holders or a "group" (as that term is used in Rule 13d-5 of the Exchange Act) controlled by one or more Permitted Holders;

(ii)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office, unless one or more Permitted Holders have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors;

(iii)  the consummation of any transaction (including any merger or consolidation), the result of which is that any "person" (as defined in clause (i) above), other than a Subsidiary of the Company, one or more Permitted Holders or a "group" (as that term is used in Rule 13d-5 of the Exchange Act) controlled by one or more Permitted Holders, becomes the "beneficial owner" (as that term is used in Section 13(d)(3) of the Exchange Act, except that for purposes of this clause (iii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that one or more Permitted Holders do not have the right or ability by voting power, contract or otherwise to independently elect or designate for election a majority of the Board of Directors (which majority shall also represent a majority of the number of votes of the Board of Directors) and such members of the Board of Directors elected or designated for election by the Permitted Holders have the right or ability to cast votes as members of the Board of Directors independently;

(iv)  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company other than (A) a transaction in which the survivor or transferee is a Person that is controlled by one or more Permitted Holders or (B) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; or

(v)  the adoption of a plan relating to the liquidation or dissolution of the Company.

"Charters" means each time charter party between a Subsidiary Guarantor and any third party with respect to such Subsidiary Guarantor's Mortgaged Vessel, and as the same may be amended from time to time.  For purposes of this definition, each Pledgor shall be deemed to be a Subsidiary Guarantor.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means, in each case as pledged and assigned to the Trustee pursuant to this Indenture or the Security Agreements, (1) all the issued and outstanding Capital Stock of each Subsidiary Guarantor owned, directly or indirectly, by the Company (subject to the limitations described in the provisions set forth in Section 11.01(i)), pledged from time to time in favor of the Trustee pursuant to this Indenture and the Security Agreements; (2) all cash held by the Trustee pursuant to this Indenture or the Security Agreements; and (3) each Subsidiary Guarantor's and each Pledgor's right, title and interest in and to (i) its respective Mortgaged Vessels, pursuant to a Mortgage issued by such Subsidiary Guarantor or Pledgor, as the case may be, in favor of the Trustee (which Mortgage, if governed by the laws of Argentina or Paraguay, shall be limited to an amount equal to two times the Appraised Value of the Mortgaged Vessel at the time such Mortgage is recorded); (ii) the earnings, if any, relating to its Mortgaged Vessels, including the collateral right to receive all monies and claims for monies due and to become due under any Charters relating to such Mortgaged Vessels or in respect of such Mortgaged Vessels and all claims for damages arising under such Charters or relating to such Mortgaged Vessels, including all moneys or other compensation payable by reason of requisition of title or other compulsory acquisition and all claims for damages in respect of the actual or constructive total loss of the Mortgaged Vessels; (iii) the freights, hires, passage moneys or payments in respect of indemnities relating to its Mortgaged Vessels; (iv) all its policies and contracts of insurance taken out from time to time in respect of its Mortgaged Vessels; and (v) all proceeds of any of the foregoing (clauses 3(ii), 3(iii), 3(iv) and 3(v) being hereinafter referred to collectively or singly in respect of a Mortgaged Vessel as "Related Collateral"); provided, however, that Collateral owned by any entity that is an obligor under any IFC Loan Agreement (other than (i) UABL Paraguay S.A. and (ii) any other Subsidiary Guarantor that is a Subsidiary Guarantor as of the Issue Date and then becomes an obligor under any IFC Loan Agreement at any time subsequent to the Issue Date) shall be limited to the Mortgaged Vessels.

"Company Built Vessels" means any Vessels constructed, manufactured or otherwise built at a Vessel shipyard or like manufacturing facility owned or operated by the Company or any of its Subsidiaries or Affiliates.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities from the redemption date to June 15, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2016.

"Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements have been made publicly available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; provided, however, that the pro forma calculation of Indebtedness shall not give effect to any Indebtedness Incurred on the date of the determination pursuant to Section 4.03(b);

(2)  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness; provided, however, that the pro forma calculation of Indebtedness shall not give effect to the discharge on the date of determination of any Indebtedness to the extent such discharge results from the proceeds of Indebtedness Incurred pursuant to Section 4.03(b);

(3)  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period.  For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets and the amount of income or earnings relating thereto or to an Asset Sale, any Investment or the amount of Consolidated Interest Expense associated with any Indebtedness Incurred, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of a Vessel or the financing thereof, the Company may (i) if the Vessel is to be subject to a time charter by the Company, apply pro forma EBITDA for such Vessel based on such new time charter or (ii) if the Vessel is to be subject to hire on a voyage charter basis by the Company, apply EBITDA for such Vessel based upon historical earnings of the most comparable Vessel of the Company or any of its Subsidiaries (as determined in good faith by the Board of Directors) during such period, or if there is no such comparable Vessel, based upon industry average earnings for comparable vessels (as determined in good faith by the Board of Directors).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Restricted Subsidiary to the extent paid in cash in such period, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

"Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(i)  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(ii)  any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(iii)  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income, but only to the extent that such Restricted Subsidiary was not prohibited from distributing such net income of such Restricted Subsidiary during such period as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(iv)  any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to sales of Vessels and to any sale-and-leaseback arrangement) and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, in each case which is not sold or otherwise disposed of in the ordinary course of business, as determined in good faith by the Board of Directors;

(v)  extraordinary gains or losses; and

(vi)  the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted pursuant to Section 4.04(a)(3)(D).

"Consolidated Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the most recent balance sheet of the Company determined on a consolidated basis in accordance with GAAP.

"Credit Facility" or "Credit Facilities" means one or more debt facilities, commercial paper facilities or sale and lease back facilities, in each case with banks or other financial institutions or institutional investors providing for revolving credit loans, term loans, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other forms of guarantees and assurances, or other Indebtedness, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, repaid or refinanced (whether by means of sales of debt securities to institutional investors and whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements) and, for the avoidance of doubt, includes any agreement extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part or must be purchased upon the occurrence of certain specified events, in each case on or prior to the first anniversary of the Stated Maturity of the Securities; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Securities shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under Sections 4.06 and 4.11.

"EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:  (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Company and its consolidated Restricted Subsidiaries, (c) amortization expense (including amortization of dry dock expense) of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other noncash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders; provided, however, that, for purposes of the definition of Consolidated Coverage Ratio, EBITDA for a period attributable to a Mortgaged Vessel subject to a Bareboat Charter shall be limited to the product of the EBITDA Portion and the Bareboat Charter Funds received in respect of such Mortgaged Vessel during such period.

"EBITDA Portion" in respect of Bareboat Charter Funds received by the Company, its Subsidiary Guarantors or the Pledgors in respect of a Mortgaged Vessel subject to a Bareboat Charter means a fraction, expressed as a percentage, the numerator of which is the average annual amount of EBITDA attributable to such Mortgaged Vessel derived by the Company, its Subsidiary Guarantors and the Pledgors during the two-year period immediately preceding the commencement of such Bareboat Charter (or such shorter period during which such Mortgaged Vessel was owned by the Company, its Subsidiary Guarantors or the Pledgors, in which case such actual EBITDA shall be annualized), and the denominator of which is the annual amount of Bareboat Charter Funds to be received by the Company, its Subsidiary Guarantors or the Pledgors pursuant to such Bareboat Charter.

"Event of Loss" is defined to mean any of the following events:  (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent, determined in good faith by the Board of Directors within 180 days after the occurrence of such damage (and evidenced by an Officers' Certificate to such effect delivered to the Trustee within such 180 day period), as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to, or compulsory use of, a Vessel that shall not be revoked within 180 days.  An Event of Loss shall be deemed to have occurred: (i) in the event of the destruction or other actual total loss of a Vessel, on the date of such loss; (ii) in the event of a constructive, agreed or compromised total loss of a Vessel, on the date of the determination of such total loss pursuant to the relevant insurance policy; (iii) in the case of any event referred to in clause (c) above, upon the delivery of the Company's Officers' Certificate to the Trustee; or (iv) in the case of any event referred to in clause (d) above, on the date 180 days after the occurrence of such event.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Securities" has the meaning assigned thereto in the Rule 144A/Regulation S/IAI Appendix hereto.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the relevant date of determination, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Sections 13 or 15(d) of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.  The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Guarantee Agreement" means a supplemental indenture, substantially in the form of Exhibit F hereto and otherwise satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor becomes subject to the applicable terms and conditions of this Indenture.

"Hedging Obligations" of any Person means the obligations of such Person under:

(1)  interest rate swap agreements (whether fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements designed to manage interest rate risk;

(2)  other agreements or arrangements designed to manage interest rate risk; and

(3)  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices (including prices of fuel, bunkers or lubricants) or freight rates.

"Holder" or "Securityholder" means the Person in whose name a Security is registered on the Registrar's books.

"IFC" means International Finance Corporation and its successors.

"IFC Loan Agreement" means any agreement as in effect on the Issue Date between or among any of the Company, UABL Limited or any of their respective Subsidiaries, as borrower, and IFC or OFID, as lender or lenders, and any other lenders that become a part of the lender group in respect thereof as the case may be, as it may be amended or Refinanced from time to time.

"Incidental Asset" means any equipment, outfit, furniture, furnishings, appliances, spare or replacement parts or stores owned by the Company, a Subsidiary Guarantor or a Pledgor that have become obsolete or unfit for use or no longer useful, necessary or profitable in the conduct of the business of the Company or such Subsidiary Guarantor or Pledgor, as the case may be.  In no event shall the term "Incidental Asset" include a Vessel or a Mortgaged Vessel.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

(i)  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(ii)  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(iii)  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable arising in the ordinary course of business);

(iv)  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(v)  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);

(vi)  all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise, including by means of any Guarantee;

(vii)  all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets or the amount of the obligation so secured; and

(viii)  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.  Notwithstanding the above, the following shall not constitute Indebtedness for purposes hereof:  any commercial obligations assumed or undertaken by the Company in the ordinary course of business including purchasing or hedging purchases of bunkers or other consumables and obligations to suppliers.

"Indenture" means this Indenture as amended or supplemented from time to time.

"Initial Securities" has the meaning assigned thereto in the Rule 144A/Regulation S/IAI Appendix hereto.

"Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.  For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and Section 4.04, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

"Issue Date" means the date on which the Securities are originally issued.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Local National Flag Arrangement" means a transaction, or series of transactions, pursuant to which the Company, directly or indirectly through one or more Subsidiaries, may purchase a minority ownership interest in a Local National Vessel Owner that would (i) purchase a non-Mortgaged Vessel from the Company or a Subsidiary of the Company with the proceeds of a seller's credit or other advance from the Company for a stated term and (ii) grant the Company or a Subsidiary of the Company a right to repurchase such non-Mortgaged Vessel at the expiration of such term; provided that the aggregate value of Local National Flag Arrangements shall not exceed $50.0 million.

"Local National Vessel Owner" means a company that is incorporated in a jurisdiction that requires majority ownership of Vessels flagged in such jurisdiction owned by local owners.

"Menendez Family Entity" means any Person that is directly or indirectly controlled or beneficially owned by any of Messrs. Felipe Menendez Ross, Ricardo Menendez Ross and Julio Menendez Ross, or any descendant of such individuals, or the descendants of Isabel Menendez.  For purposes of this definition, "controlled" when used with respect to any Person means the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Moody's" means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

"Mortgage" means a mortgage and the related deed of a covenants, if any, on a Vessel that is substantially in the form of and to the effect set forth as Exhibit C to this Indenture, which shall include any amendment to and/or restatement of a mortgage covering a Mortgaged Vessel registered under Argentine or Paraguayan flag securing Indebtedness under the Company's 9% First Preferred Ship Mortgage Notes due 2014 which mortgage shall, after giving effect to such amendment and/or restatement, effectively secure the Indebtedness represented by the Securities issued pursuant to this Indenture.

"Mortgaged Collateral" means all the collateral that is subject to a Mortgage.

"Mortgaged Vessels" means certain barges, tugs, pushboats and other vessels owned by Subsidiary Guarantors or by Pledgors from time to time, including, as of the Issue Date, the four ocean Vessels, 335 barges and 14 pushboats identified on Schedule II to this Indenture. If one of such vessels shall be sold pursuant to the terms of this Indenture, such vessel shall cease to be a Mortgaged Vessel from and after the completion of the sale of such Mortgaged Vessel.  A Qualified Substitute Vessel or a Substitute Mortgaged Vessel may be substituted for a Mortgaged Vessel in certain circumstances and such substituted vessel shall become a Mortgaged Vessel upon substitution in accordance with the terms of this Indenture.

"Net Available Cash" from an Asset Sale means cash payments received therefrom (including, with respect to any Asset Sale pursuant to Section 4.06(b), any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement (including any mortgage, assignment of earnings, assignment of insurances or pledge agreement) with respect to such assets, or which must, by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

"Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Net Event of Loss Proceeds" means all compensation, damages and other payments (including insurance proceeds other than certain liability insurance proceeds) received by the Company, any Subsidiary Guarantor, any Pledgor or the Trustee, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss, net of related fees and expenses as itemized by the Company and payments made to repay Indebtedness or any other obligation outstanding at the time of such Event of Loss; provided, however, that such Indebtedness or other obligation is either (A) secured by a Lien on the property or assets that suffered the Event of Loss or (B) required to be paid as a result of such Event of Loss.

"OFID" means The OPEC Fund for International Development and its successors.

"Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company or any duly appointed attorney-in-fact of the Company.

"Officers' Certificate" means a certificate signed by one or more Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or the Trustee.

 "Permitted Excess Cash Use" means (i) the purchase, repurchase or repayment of Senior Indebtedness of the Company or of a Subsidiary Guarantor (in each case other than Indebtedness owed to an Affiliate of the Company), (ii) the investment in Additional Assets or (iii) working capital of the Company and its Restricted Subsidiaries, but only, in the case of this clause (iii), to the extent reasonable (as determined by the Board of Directors in good faith) in light of the operations and prospects of the Company and its Restricted Subsidiaries.

"Permitted Flag Jurisdiction" means the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, Singapore, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, the Philippines, Norway, Greece, the United Kingdom, Argentina, Malta, Brazil, Chile, Paraguay, India, Bolivia, Spain, Uruguay and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Board of Directors.

"Permitted Holders" means Inversiones Los Avellanos S.A., SIPSA S.A., Hazels (Bahamas) Investments Inc., each Southern Cross Entity, each Menendez Family Entity, and their respective Affiliates as of the Issue Date.  Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired and held by a Person while it is an Affiliate of one of the Permitted Holders specifically identified by name herein and as of the Issue Date will be treated as "beneficially owned" by a Permitted Holder.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company (including an Investment in the Securities), a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Shipping Business, (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Shipping Business, (iii) Temporary Cash Investments, (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances, (v) payroll, travel and similar advances, and advances to ship agents, ship managers and similar advances, in each case, to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, (vi) office space and related equipment in the ordinary course of business, (vii) loans or advances to employees made in the ordinary course of business in an aggregate amount not to exceed $500,000 outstanding at any one time, (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments, (ix) agreements in respect of Hedging Obligations permitted by Section 4.03(b)(7), (x) any partnership or joint venture that is not a Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any one time; provided, however, that such partnership's or such joint venture's primary business is a Shipping Business, (xi) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Indenture, (xii) a Local National Vessel Owner in connection with a Local National Flag Arrangement; provided that the aggregate amount of Investments made by the Company and its Restricted Subsidiaries in any such Local National Vessel Owners or Local National Flag Arrangements shall not exceed $50.0 million, and (xiii) any other Persons not to exceed the greater of: (a) $5.0 million outstanding at any one time and (b) 0.5% of Consolidated Total Assets at any such time.

"Permitted Liens" means, with respect to any Person,

(a)  Liens securing obligations under this Indenture, the Securities (other than Additional Securities) and the Security Agreements;

(b)  Liens existing on the Issue Date (other than Liens being released effective on the Issue Date);

(c)  Liens granted after the Issue Date in favor of the Holders;

(d)  Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company to secure Indebtedness owing to the Company by such Restricted Subsidiary;

(e)  Liens for crews' wages (including the wages of a master and the wages of stevedores employed directly by a Vessel) and pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(f)  Liens imposed by law, for sums that are not yet due, are being contested in good faith by appropriate proceedings or are fully insured (other than for customary deductibles) or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(g)  Liens for property taxes not yet subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings;

(h)  Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(i)  Liens securing such Person's reimbursement obligations in connection with letters of credit issued for the account of such Person in connection with the establishment of the financial responsibility thereof under Title 33 Code of Federal Regulations Part 138 or Title 46 Code of Federal Regulations Part 540;

(j)  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(k)  Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person, including Vessels; provided, however, that (i) no such Liens shall extend to any property constituting Collateral or to any Capital Stock that at such time is not part of the Collateral as a result of the application of the provisions set forth in Section 11.01(i), (ii) such Liens may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred and (iii) the principal amount of such Indebtedness secured by such Liens on such property does not exceed in aggregate 80% of the aggregate fair market value of the assets securing such Indebtedness;

(l)  Liens to further secure Indebtedness already secured by one or more Vessels or other assets of the Company or any Restricted Subsidiary, where immediately following the creation of such Lien, all Indebtedness secured by such Vessels or other assets, does not exceed in aggregate, 80% of the aggregate fair market value of such Vessels or other assets securing such Indebtedness; provided that (i) no such Liens shall extend to any property that constituted Collateral immediately prior to the incurrence of such Lien or to any Capital Stock that at such time is not part of the Collateral as a result of the application of the provisions set forth in Section 11.01(i) and (ii) such Vessels or other assets will also secure the Securities (including any Additional Securities) on a pari passu basis;

(m)  Liens securing Indebtedness permitted under Section 4.03(b)(1); provided that no such Liens shall extend to any property constituting Collateral or to any Capital Stock that at such time is not part of the Collateral as a result of the application of the provisions set forth in Section 11.01(i);

(n)  Liens on property or shares of Capital Stock of another Person (other than a Subsidiary Guarantor) at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

(o)  Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

(p)  Liens securing Hedging Obligations permitted by Section 4.03;

(q)  any Lien which arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to the Company in the ordinary course of business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Indebtedness or arises otherwise than due to deferment of payment of purchase price);

(r)  any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof;

(s)  Liens to secure any Refinancing (or successive Refinancings) or replacement as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (a),(b), (k), (n) and (o); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clause (a), (b), (k), (n) or (o) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing and (z) such Lien need not be Incurred at the same time the original Lien is released;

(t)  charters, leases or subleases granted to others in the ordinary course of business that are subject to the relevant Mortgage and that do not materially interfere with the ordinary course of business of such Person and its Restricted Subsidiaries, taken as a whole;

(u)  (A) Liens in favor of the Company or any Subsidiary Guarantor, (B) Liens arising from the rendering of a final judgment or order against such Person that does not give rise to an Event of Default and (C) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(v)  Liens in favor of customers and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(w)  Liens for salvage and general average;

(x)  Liens, including any existing or future Liens, to secure Indebtedness permitted under Section 4.03(b)(10); provided, however, that no such Liens shall extend to any property constituting Collateral or to any Capital Stock that at such time is not part of the Collateral as a result of the application of the provisions set forth in Section 11.01(i);

(y)  Liens under this clause (y) securing Indebtedness not in excess of $50 million in the aggregate at any time outstanding; provided that no such Liens shall extend to any property constituting Collateral or to any Capital Stock that at such time is not part of the Collateral as a result of the application of the provisions set forth in Section 11.01(i); and

(z)  Liens securing Additional Securities; provided that, immediately after giving effect to the Incurrence of such Additional Securities, the Additional Securities Loan To Value Ratio is less than 0.75.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (k), (n) or (o) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to Section 4.06.  For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

"Permitted Repairs" means, with respect to any newly acquired second-hand Vessel, repairs which, in the reasonable judgment of the Company, are required to be made to such Vessel upon acquisition and which are made within 120 days following the acquisition thereof.

"Person" means any individual, corporation, partnership, limited liability issuer, joint venture, association, joint-stock issuer, trust, estate of a deceased individual, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Pledgor" means any of Compania Paraguaya De Transporte Fluvial SA and Riverpar S.A. for so long as such entity owns a Mortgaged Vessel or any other Subsidiary that after the Issue Date owns one or more Qualified Substitute Vessels that are part of the Collateral and is not a Subsidiary Guarantor for so long as such other Subsidiary owns such a Qualified Substitute Vessel.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions , or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Security means the principal of the Security plus the premium, if any, payable on the Security which is due or overdue or is to become due at the relevant time.

"Purchase Money Indebtedness" means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached.

"Qualified Equity Offering" means a sale (other than to the Company or any of its Subsidiaries) of Capital Stock of the Company (other than Disqualified Stock), other than any offering, issuances or distributions with respect to a dividend reinvestment plan or an employee stock option plan, or other offerings registered on Form S-8 (or any equivalent or successor form) under the Securities Act or any similar offering in other jurisdictions.

"Qualified Independent Appraiser" means a Person:

(a)  engaged in the business of appraising Vessels or other Shipping Business Assets who in the good faith judgment of the Trustee is generally acceptable to institutional lenders to the shipping industry; and

(b)  who (i) is independent of the parties to the transaction in question and their Affiliates and (ii) is not connected with the Company, any of the Restricted Subsidiaries or any of such Affiliates as an officer, director, employee, promoter, underwriter, trustee, manager, partner or person performing similar functions.

"Qualified Substitute Vessel" means, as of any date, one or more Vessels which (i) are not Mortgaged Vessels as of such date, (ii) will be, upon acquisition thereof wholly owned (directly or indirectly) by a Restricted Subsidiary of the Company, (iii) are registered under the laws of a Permitted Flag Jurisdiction and (iv) have an Appraised Value (which for these purposes shall be deemed to include any credit (as certified in writing in the form of an Officers' Certificate and delivered to the Trustee) (which has not previously been applied) to which the Company shall be entitled arising from the tender on a previous occasion of a Qualified Substitute Vessel having an Appraised Value in excess of the Appraised Value of the Sold Mortgaged Vessel or the Lost Mortgaged Vessel in substitution for which it was tendered) at the Vessel Tender Date applicable to the last Vessel being tendered in substitution for any Sold Mortgaged Vessel or Lost Mortgaged Vessel at least equal to the Vessel for which it is being substituted, assuming compliance by the applicable Subsidiary Guarantor with all the terms of this Indenture and the applicable Mortgage.

"Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

"Ready for Sea Cost" is defined to mean, with respect to a Vessel or Vessels (including any Qualified Substitute Vessel) to be acquired or leased (under a Capital Lease Obligation) by the Company or any Subsidiary Guarantor, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for its intended use, including any and all vessel preparation and transportation expenses, loading and discharge expenses, inspections, appraisals, repairs, modifications, additions, improvements, permits and licenses in connection with such acquisition or lease; provided that in each case such expenditures would be classified and accounted for as "property, plant and equipment" in accordance with GAAP.

"Reference Treasury Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

"Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Relevant Taxing Jurisdiction" means any jurisdiction in which the Company, any Subsidiary Guarantor or any Pledgor (including any successor entity) is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (including the jurisdiction of each paying agent) (or any political subdivision or taxing authority or agency thereof or therein).

"Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock); (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or (iv) the making of any Investment (other than a Permitted Investment) in any Person.

"Restricted Subsidiary" means the Subsidiary Guarantors and any other Subsidiary of the Company that is not an Unrestricted Subsidiary.

"Riverpar S.A." means Riverpar S.A., an indirect subsidiary of Ultrapetrol (Bahamas) Limited incorporated under the laws of Paraguay and its successors.

"S&P" means Standard & Poor's Rating Services or any successor to the rating agency business thereof.

"Sale Equivalent Portion" in respect of Bareboat Charter Funds received by the Company, its Subsidiary Guarantors or the Pledgors in respect of a Mortgaged Vessel subject to a Bareboat Charter means the excess of such Bareboat Charter Funds over the product of the EBITDA Portion and such Bareboat Charter Funds.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired, other than Company Built Vessels, whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

"Securities"  has the meaning assigned thereto in the Rule 144A/Regulation S/IAI Appendix hereto.

"Securities Act" means the Securities Act of 1933.

"Security Agreements" means the Mortgages, Assignments of Earnings, Assignments of Insurance and any other instruments or documents entered into or delivered in connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended in accordance with the terms hereof and thereof.

"Senior Indebtedness" of any Person means (i) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Securities or the related Subsidiary Guarantee; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Indenture.

"Shipping Business" means the ownership or operation of Vessels and any activities within the ship owning, shipping and offshore industries and all businesses which are complementary, incidental, related or ancillary to any such activities, industries and businesses, including owning and building barges and all kind of floating vessels or crafts, floating storage production units, storage tanks and terminals, salvage, port facilities and services, pipelines and all kinds of loading and discharging facilities and equipment related thereto (including, any investment in real estate in respect of the foregoing).

"Shipping Business Assets" means any assets used or usable in the ordinary course of a Shipping Business.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"SIPSA S.A." means SIPSA S.A., a company organized under the laws of Chile.

"Sold Mortgaged Vessel" means a Mortgaged Vessel (together with the applicable charters, freights and hires and other related agreements) sold pursuant to the terms of Section 4.06 of this Indenture, including the transfer of a Mortgaged Vessel pursuant to a Bareboat Charter or the sale of all the interests in a Mortgaged Vessel.

"Southern Cross Entity" means each of Sparrow Capital Investments Ltd., Sparrow CI Sub Ltd., Southern Cross Latin America Private Equity Fund III, L.P., Southern Cross Latin America Private Equity Fund IV, L.P. or any entity that is directly or indirectly controlled or beneficially owned by Southern Cross Latin America Private Equity Fund III, L.P. or Southern Cross Latin America Private Equity Fund IV, L.P. and their successors.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

"Subordinated Obligation" means any Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Securities or the related Subsidiary Guarantee pursuant to a written agreement to that effect.

"Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

"Subsidiary Guarantor" means each Subsidiary of the Company, whether now owned or hereafter acquired or formed, that executes and delivers a Subsidiary Guarantee and shall not include any entity that is an obligor under any IFC Loan Agreement (other than (i) UABL Paraguay S.A. and (ii) any other Subsidiary Guarantor that is a Subsidiary Guarantor as of the Issue Date and then becomes an obligor under any IFC Loan Agreement at any time subsequent to the Issue Date).

"Subsidiary Guarantee" means a Guarantee of the Company's obligations with respect to the Securities issued by a Subsidiary of the Company.

"Substitute Mortgaged Vessel" means, as of any date, one or more Vessels which (i) are not Mortgaged Vessels as of such date, (ii) will be owned by a Restricted Subsidiary of the Company, (iii) are registered under the laws of a Permitted Flag Jurisdiction and (iv) have an Appraised Value at the Vessel Substitution Date at least equal to the Appraised Value of the Mortgaged Vessel for which it is being substituted, assuming compliance by the applicable Subsidiary Guarantor with all the terms of this Indenture and the applicable Mortgage.

"Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) debt issued by the national government of Argentina or Brazil or investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by any bank or trust company organized under the laws of Argentina or Brazil; provided that, the aggregate amount of such debt and deposits shall not exceed $20.0 million at any time, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications-described in clause (ii) above; (v) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard and Poor's Ratings Group; and (vi) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture.

"Trustee" means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Moneys" means all cash or Temporary Cash Investments received by the Trustee as or in respect of Collateral:  (i) upon the release of property from the Lien of a Security Agreement; (b) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of; (c) in connection with an Event of Loss or Asset Sale with respect to Collateral; (d) pursuant to certain provisions of the Mortgages; (e) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Agreements or otherwise; (f) for application under this Indenture as provided in this Indenture or any Security Agreement, or whose disposition is not otherwise specifically provided for in this Indenture or in any Security Agreement; or (g) which represent net proceeds from the issuance of Additional Notes required to be deposited with the Trustee pending the acquisition of one or more Mortgaged Vessels (and to make Permitted Repairs, as applicable), provided, however, that Trust Moneys shall in no event include any property deposited with the Trustee in connection with the repurchase requirements described in Section 4.11 or in connection with any Asset Sale Offer or optional redemption or defeasance of any notes.

"Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

"Unrestricted Subsidiary" means (i) any Subsidiary of the Company (other than a Subsidiary Guarantor) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary.  The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary (other than a Subsidiary Guarantor)) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a) and (y) no Default shall have occurred and be continuing.  Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

"Vessel" means a tanker, bulk carrier, barge, liquid petroleum gas/liquid natural gas tanker, chemical carrier, bulk carrier, container vessel, reefer vessel, tug boat, push boat, off shore supply vessel, floating storage production unit, barge and in general any floating craft whose purpose may be partially or wholly to deploy, procure, process, transport, load, discharge, transfer or store lawful commodities or to transport crew, personnel or passengers, and all related spares, stores, equipment, additions and improvement equipment related to such work whether it is attached to such vessel or not. It will also include any participation in the described vessels by joint venture or other commercial forms of participation.

"Vessel Construction Contract" means any contract for the construction (or construction and acquisition) of a Vessel entered into by the Company or any Restricted Subsidiary, including any amendments, supplements or modifications thereto or change orders in respect thereof.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership  interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Vessel Substitution Date" means the date on which a Substitute Mortgaged Vessel is tendered to the Trustee as part of the Collateral.

"Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

SECTION 1.02.  Other Definitions.

Term	Defined in Section
"Additional Amounts"	4.17
"Affiliate Transaction"	4.08
"Appendix"	2.01
"Asset Sale Offer"	4.06(b)
"Bankruptcy Law"	6.01
"covenant defeasance option"	8.01(b)
"Collateral Proceeds Reinvestment Termination Date"	4.06(a)
"Collateral Sale Offer"	4.06(a)
"Custodian"	6.01
"Event of Default"	6.01
"Event of Loss Offer"	4.14(c)
"Excess Collateral Proceeds"	4.06(a)
"Excess Event of Loss Proceeds"	4.14(c)
"Excess Proceeds"	4.06(b)
"Excluded Holder"	4.17
"legal defeasance option"	8.01(b)
"Legal Holiday"	14.08
"Loss Date"	4.14
"Lost Mortgaged Vessel"	4.14
"Mortgaged Vessel Asset"	4.06(a)
"Notification Date"	4.14
"Obligations"	10.01
"Offer Amount"	4.16(c)
"Offer Period"	4.16(c)
"Paying Agent"	2.03
"Pledged Collateral"	11.01
"Pledged Shares"	11.01
"Proceeds Receipt Date"	4.14
"Purchase Date"	4.16(c)
"Redemption Amount"	4.14
"Registrar"	2.03
"Release Notice"	12.04
"Sale Date"	4.14
"Sold Mortgaged Vessel"	4.14
"Successor Company"	5.01(a)
"Taxes"	4.17
"Trust Moneys"	13.01
"Vessel Substitution Date"	12.13
"Vessel Tender Date"	4.16(a)

SECTION 1.03.  Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meanings:

"Commission" means the SEC;

"indenture securities" means the Securities and the Subsidiary Guarantees;

"indenture security holder" means a Securityholder;

"indenture to be qualified" means this Indenture;

"indenture trustee" or "institutional trustee" means the Trustee; and

"obligor" on the indenture securities means the Company each Subsidiary Guarantor and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04.  Rules of Construction.  Unless the context otherwise requires:

(1)  a term has the meaning assigned to it;

(2)  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)  "or" is not exclusive;

(4)  "including" means including without limitation;

(5)  words in the singular include the plural and words in the plural include the singular;

(6)  unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7)  secured Indebtedness shall not be deemed to be subordinate or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(8)  the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP and accretion of principal on such security shall be deemed to be the Incurrence of Indebtedness;

(9)  the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(10)  all references to the date the Securities were originally issued shall refer to the date the Initial Securities were originally issued; and

(11)  references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

The Securities

SECTION 2.01.  Form and Dating.  Provisions relating to the Initial Securities and the Exchange Securities are set forth in the Rule 144A/Regulation S/IAI Appendix attached hereto (the "Appendix") which is hereby incorporated in and expressly made part of this Indenture. The Initial Securities and the Trustee's certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in and expressly made a part of this Indenture.  The Exchange Securities and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture.  The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  Each Security shall be dated the date of its authentication.  The terms of the Securities set forth in the Appendix and Exhibit A are part of the terms of this Indenture.

SECTION 2.02.  Execution and Authentication.  One Officer shall sign the Securities for the Company by manual or facsimile signature.  The Company's seal shall be impressed, affixed, imprinted or reproduced on the Securities and may be in facsimile form.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security.  The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

The Trustee shall authenticate and deliver Securities for original issue in aggregate principal amount of $200.0 million upon a written order of the Company signed by an Officer of the Company.  Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and, in the case of an issuance of Additional Securities pursuant to Section 2.13 after the Issue Date, shall certify that such issuance is in compliance with Sections 4.03 and 4.09.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Securities.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03.  Registrar and Paying Agent.  The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the "Registrar") and an office or agency where Securities may be presented for payment (the "Paying Agent").  The Registrar shall keep a register of the Securities and of their transfer and exchange.  The Company may have one or more co-registrars and one or more additional paying agents.  The term "Paying Agent" includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee of the name and address of any such agent.  If the Company fails to maintain a Registrar or Paying Agent or to notify the Trustee as provided in the previous sentence, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Securities.

SECTION 2.04.  Paying Agent To Hold Money in Trust.  Prior to each due date of the principal and interest on any Security, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due.  The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Securityholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Securities and shall notify the Trustee of any default by the Company in making any such payment.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.05.  Securityholder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders.

SECTION 2.06.  Replacement Securities.  If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-401(1) of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee.  If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Security is replaced.  The Company and the Trustee may charge the Holder for their expenses in replacing a Security.

Every replacement Security is an additional Obligation of the Company.

SECTION 2.07.  Outstanding Securities.  Securities outstanding at any time are all Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancelation and those described in this Section as not outstanding.  A Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.

If a Security is replaced pursuant to Section 2.06, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.08.  Temporary Securities.  Until definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities.  Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company considers appropriate for temporary Securities.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Securities and deliver them in exchange for temporary Securities.

SECTION 2.09.  Cancelation.  The Company at any time may deliver Securities to the Trustee for cancelation.  The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Securities surrendered for registration of transfer, exchange, payment or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Trustee to deliver canceled Securities to the Company.  The Company may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancelation.

SECTION 2.10.  Defaulted Interest.  If the Company defaults in a payment of interest on the Securities, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner.  The Company may pay the defaulted interest to the persons who are Securityholders on a subsequent special record date.  The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Securityholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.11.  CUSIP Numbers.  The Company in issuing the Securities may use "CUSIP" numbers (if then generally in use) and, if so, the Trustee shall use "CUSIP" numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers.

SECTION 2.12.  Transfer and Exchange.  The Securities shall be issued in registered form and shall be transferable only upon the surrender of a Security for registration of transfer.  When a Security is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(1) of the Uniform Commercial Code are met.  When Securities are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.  To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Securities at the Registrar's or co-registrar's request.  The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.11 and 9.05).  The Company shall not be required to make and the Registrar need not register transfers or exchanges of Securities selected for redemption (except, in the case of Securities to be redeemed in part, the portion thereof not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.

Prior to the due presentation for registration of transfer of any Security, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

SECTION 2.13.  Issuance of Additional Securities.  After the Issue Date, the Company shall be entitled, subject to its compliance with Sections 4.03 and 4.09, to issue Additional Securities under this Indenture, which Securities shall have identical terms as the Initial Securities issued on the Issue Date, other than with respect to the date of issuance and issue price.  All the Securities issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Securities, the Company shall set forth in a resolution of the Board of Directors and an Officers' Certificate and, if the Company so elects, a supplemental indenture, a copy of each which shall be delivered to the Trustee, the following information:

(1)  The aggregate principal amount of such Additional Securities to be authenticated and delivered pursuant to this Indenture and the provision of Sections 4.03 and 4.09 that the Company is relying on to issue such Additional Securities;

(2)  The issue price, the issue date and the CUSIP number of such Additional Securities; provided, however, that in the event that any Additional Securities are not fungible with any Securities then outstanding for U.S. Federal income tax purposes, such nonfungible Additional Securities will be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Securities then oustanding; and

(3)  Whether such Additional Securities shall be Initial Securities or shall be issued in the form of Exchange Securities as set forth in the Appendix.

ARTICLE 3

Redemption

SECTION 3.01.  Notices to Trustee.  If the Company elects to redeem Securities pursuant to paragraph 5 of the Securities, it shall notify the Trustee in writing of the redemption date, the principal amount of Securities to be redeemed and the paragraph of the Securities pursuant to which the redemption will occur.

The Company shall give each notice to the Trustee provided for in this Section not less than 45 days nor more than 60 days before the redemption date unless the Trustee consents in writing to a shorter period.  Such notice shall be accompanied by an Officers' Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.

SECTION 3.02.  Selection of Securities To Be Redeemed.  If fewer than all the Securities are to be redeemed, the Trustee shall select the Securities to be redeemed pro rata to the extent practicable.  The Trustee shall make the selection from outstanding Securities not previously called for redemption.  The Trustee may select for redemption portions of the principal of Securities that have denominations larger than $2,000.  Securities and portions of them the Trustee selects shall be in amounts of $2,000 or a whole multiple of $1,000.  Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.  The Trustee shall notify the Company promptly of the Securities or portions of Securities to be redeemed.

SECTION 3.03.  Notice of Redemption.  At least 30 days but not more than 60 days before a date for redemption of Securities, the Company shall mail a notice of redemption by first-class mail to each Holder of Securities to be redeemed at such Holder's registered address.

The notice shall identify the Securities to be redeemed and shall state:

(1)  the redemption date;

(2)  the redemption price or the method of calculating such redemption price pursuant to this Indenture;

(3)  the name and address of the Paying Agent;

(4)  that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)  if fewer than all the outstanding Securities are to be redeemed, the identification and principal amounts of the particular Securities to be redeemed;

(6)  that, unless the Company defaults in making such redemption payment, interest on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)  the paragraph of the Securities pursuant to which the Securities called for redemption are being redeemed; and

(8)  that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Securities.

At the Company's written request, the Trustee shall give the notice of redemption in the Company's name and at the Company's expense.  In such event, the Company shall provide the Trustee with the information required by this Section.

SECTION 3.04.  Effect of Notice of Redemption.  Once notice of redemption is mailed, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice.  Upon surrender to the Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date).  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05.  Deposit of Redemption Price.  At least one Business Day prior to the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Securities to be redeemed on that date other than Securities or portions of Securities called for redemption which have been delivered by the Company to the Trustee for cancelation.

SECTION 3.06.  Securities Redeemed in Part.  Upon surrender of a Security that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company's expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

ARTICLE 4

Covenants

SECTION 4.01.  Payment of Securities.  The Company shall promptly pay the principal of and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture immediately available funds sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02.  SEC Reports.  The Company shall furnish the Trustee and make available to the Securityholders, within 15 days after it files or furnishes them with the SEC, copies of its annual report and the information, documents and other reports which the Company is required to file or furnish with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (if any).  Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act applicable to a "foreign private issuer" (as such term is defined in Rule 3b-4 under the Exchange Act), the Company shall file or, in the case of Reports on Form 6-K, file or furnish with the SEC and furnish to the Trustee and Securityholders (i) within 120 days from the end of each fiscal year, an Annual Report on Form 20-F (or any successor form) containing the information required to be contained therein for such fiscal year, and (ii) within 45 days from the end of each of the first three quarters in each fiscal year, quarterly Reports on Form 6-K containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders' equity and cash flows) and Management's Discussion and Analysis of Financial Condition and Results of Operations for and as of the end of each of such quarters (with comparable financial statements for such quarter of the immediately preceding fiscal year).  In each such report, the Company shall disclose in reasonable detail its calculation of EBITDA for the twelve-month period ended as of the end of such fiscal year or such fiscal quarter, as applicable.  The Company also shall comply with the other provisions of TIA § 314(a).

The Company will be deemed to have furnished and made available such reports referred to in this Section 4.02 to the Trustee and the Securityholders if it has filed or furnished such reports with the SEC and such reports are publicly available on the SEC's website.

SECTION 4.03.  Limitation on Indebtedness.  (a)The Company shall not and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness except that the Company and its Subsidiary Guarantors may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b)  Notwithstanding Section 4.03(a), the Company and its Restricted Subsidiaries may Incur, directly or indirectly, any or all of the following Indebtedness:

(1)  Indebtedness of the Company and its Restricted Subsidiaries Incurred pursuant to Credit Facilities (excluding Indebtedness otherwise Incurred under any other clause of this Section 4.03(b)) under this clause (b)(1) and in an amount at any time outstanding up to $40.0 million in the aggregate; provided that no Liens securing such Indebtedness Incurred pursuant to this clause (b)(1) shall extend to any property constituting Collateral or to any Capital Stock that at such time is not part of the Collateral as a result of the application of the provisions described under Section 11.01(i);

(2)  Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company;

(3)  the Securities (including the Exchange Securities issued in exchange therefor but excluding any Additional Securities) and all Subsidiary Guarantees thereof;

(4)  Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (10) of this Section 4.03(b));

(5)  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.03(a) or pursuant to clause (3), (4), this clause (5) or clause (8) below;

(6)  Indebtedness (A) in respect of performance, surety, appeal or similar bonds provided in the ordinary course of business, and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business or assets of the Company or any of its Restricted Subsidiaries, including all or any interest in any Restricted Subsidiary, and not exceeding the gross proceeds therefrom, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business or assets of the Company or any of its Restricted Subsidiaries for the purpose of financing such acquisition;

(7)  Hedging Obligations Incurred in the ordinary course of business;

(8)  Purchase Money Indebtedness Incurred to finance the construction, purchase or lease by the Company or a Restricted Subsidiary of additional Vessels or the construction, purchase or lease of, or repairs, improvements or additions to, Shipping Business Assets; provided, however, that, at the date of such Incurrence, the amount of such Indebtedness shall not exceed 80% of the cost of acquiring such Vessel or such Shipping Business Assets, including the purchase price of such Vessel or such Shipping Business Assets under the Acquisition Contract in respect thereof plus any Ready for Sea Cost;

(9)  Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to clause (3) or (4) or pursuant to clause (5) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to clause (3) or (4);

(10)  Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to any IFC Loan Agreement in an aggregate principal amount which, when added together with the amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, does not exceed $100.0 million; and

(11)  Indebtedness of the Company, the Subsidiary Guarantors and other Restricted Subsidiaries in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding under this clause (11) on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (10)) above or Section 4.03(a), does not exceed $35.0 million; provided that the aggregate principal amount of Indebtedness that may be Incurred pursuant to this clause (11) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $20.0 million at any time outstanding.

(c)  Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to Section 4.03(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Securities to at least the same extent as such Subordinated Obligations.

(d)  For purposes of determining compliance with this Section 4.03, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

SECTION 4.04.  Limitation on Restricted Payments.  (a)The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:  (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a); or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Securities are originally issued to the end of the most recent fiscal quarter for which financial statements are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(B)  the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such issuance or sale is financed with proceeds of debt provided by the Company or any Subsidiary of the Company);

(C)  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange);

(D)  100% of any dividends or distributions received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period;

(E)  without duplication for amounts included in (D) above, an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (E) shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and

(F)  $15 million

(b)  The provisions of Section 4.04(a) shall not prohibit:

(i)  any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) the amount of such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under Section 4.04(a)(3)(B);

(ii)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company or a Subsidiary Guarantor which is permitted to be Incurred pursuant to Section 4.03; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii)  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or

(iv)  the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1,000,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments.

SECTION 4.05.  Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(i)  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(ii)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness or Preferred Stock Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness or Preferred Stock Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii)  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness or Preferred Stock Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any renewal, amendment to or extension of an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are in the aggregate no less favorable to the Securityholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv)  any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(v)  in the case of clause (c) above, restrictions contained in security agreements (including mortgages, assignments of earnings, assignments of insurances and pledge agreements) securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements;

(vi)  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vii)  any such restriction applicable to a Restricted Subsidiary contained in agreements evidencing or relating to Purchase Money Indebtedness of such Restricted Subsidiary permitted by Section 4.03(b)(8);

(viii)  customary limitations on the distribution or disposition of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitations are applicable only to the assets that are the subject of such agreements;

(ix)  restrictions contained in, or in respect of, Hedging Obligations permitted to be Incurred by this Indenture; and

(x)  in the case of clause (a) above, restrictions contained in security agreements (including mortgages, assignments of earnings, assignments of insurances and pledge agreements) securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; provided that (i) such restrictions are not materially more disadvantageous to the Securityholders than is customary in comparable financings or agreements (as determined by the Board of Directors in good faith) and (ii) the Board of Directors determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such restrictions) that such restrictions will not materially affect the Company's ability to make principal or interest payments on the Securities and any other Indebtedness that is an obligation of the Company.

SECTION 4.06.  Limitation on Asset Sales.  iii)With respect to Asset Sales of Collateral

(1)  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in Asset Sales of Collateral (other than an Incidental Asset) unless:

(i)  no Default shall have occurred and be continuing;

(ii)  the sale or transfer shall be effected in a commercially reasonable manner as determined in good faith by the Board of Directors and evidenced by a board resolution and the Company or such Restricted Subsidiary receives at least fair market value for the assets disposed of;

(iii)  the entire consideration for such sale, and all Bareboat Charter Funds in respect of a Bareboat Charter, shall be cash or Cash Equivalents, which, in the case of a Sold Mortgaged Vessel, shall be not less than the Appraised Value of such Sold Mortgaged Vessel determined within 90 days prior to the date of such sale;

(iv)  funds in an amount equal to the Net Available Cash (or the Sale Equivalent Portion of Bareboat Charter Funds) shall be paid in full directly to the Trustee as Collateral and shall be received by the Trustee free of any Lien (other than the Lien of this Indenture and the Security Agreements); and

(v)  the Company shall have complied with the other provisions of this Indenture applicable to such sale.

(2)  Within 365 days (subject to extension as provided Section 4.06(a)(3)) after the receipt of any Net Available Cash from an Asset Sale involving Collateral, the Company or the applicable Restricted Subsidiary shall apply such Net Available Cash to:

(i)   provided that no Default or Event of Default shall have occurred and be continuing, substitute one or more Qualified Substitute Vessels for the sold Mortgage Vessel, including by making an installment payment in respect of a binding contract described in Section 4.06(a)(3), (and to make any Permitted Repairs with respect thereto) for such Sold Mortgaged Vessel and make such Qualified Substitute Vessel(s) subject to the Lien of this Indenture and the applicable Security Agreements in accordance with the provisions thereof;

(ii)  make a Collateral Sale Offer in accordance with Section 4.06(a)(4); or

(iii)  any combination of the transactions permitted by the foregoing clauses (1) and (2).

(3)  A binding contract to apply Net Available Cash in accordance with Section 4.06(a)(2)(i) above will toll the 365-day period in respect of such Net Available Cash for a period not to exceed 365 days from the expiration of the initial 365-day period, provided that such binding contract shall be treated as a permitted application of Net Available Cash from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Vessel Construction Contract, the date of expiration or termination of such Vessel Construction Contract and (ii) otherwise, the 365th day following the expiration of the initial 365-day period (clause (i) or clause (ii) as applicable, the "Collateral Proceeds Reinvestment Termination Date").  Any refunds in respect of any payments (including installment payments) pursuant to such acquisitions, expenditures or Vessel Construction Contracts shall be treated as Net Available Cash and remain subject to Section 4.06(a)(2).  If the Company or the applicable Restricted Subsidiary, as the case may be, shall not have applied such Net Available Cash pursuant to clause (1) above on or before the Collateral Proceeds Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Net Available Cash.

(4)  Any Net Available Cash from Asset Sales involving Collateral that is not applied as provided in Section 4.06(a)(2) will constitute "Excess Collateral Proceeds."  When the aggregate amount of Excess Collateral Proceeds exceeds $15.0 million, the Company will make an offer (a "Collateral Sale Offer") to all holders of Securities to purchase the maximum principal amount of Securities that can be purchased out of the Excess Collateral Proceeds.  The offer price for the Securities in any Collateral Sale Offer will be equal to 100% of principal amount of the Securities plus accrued and unpaid interest to the date of purchase, and will be payable in cash.  If any Excess Collateral Proceeds remain after consummation of a Collateral Sale Offer, those Excess Collateral Proceeds shall be retained by the Trustee as Trust Moneys.  If the aggregate principal amount of Securities tendered in response to such Collateral Sale Offer exceeds the amount of Excess Collateral Proceeds, the Trustee will select the Securities to be purchased on a pro rata basis.  Upon completion of each Collateral Sale Offer, the amount of Excess Collateral Proceeds will be reset at zero.

(5)  Whenever Net Available Cash from any Asset Sale involving Collateral is received by the Company, such Net Available Cash shall be retained by the Trustee as Trust Moneys constituting Collateral subject to disposition as provided in this Section 4.06(a) or as provided under the Sections 12.04 and Article 13. At the written direction of the Company, such Net Available Cash may be invested by the Trustee in Temporary Cash Investments in which the Trustee can maintain a perfected security interest.

(6)  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to a Collateral Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with provisions in this Indenture governing Collateral Sale Offers, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

(b)  With respect to Asset Sales not involving Collateral:

(1)  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any Asset Sales (other than Asset Sales permitted by Section 4.06(a)) unless:

(i)  the sale or transfer shall be effected in a commercially reasonable manner and the Company or such Restricted Subsidiary receives at least fair market value for the assets disposed of; and

(ii)  at least 75% the consideration received in the Asset Sale by the Company or the Restricted Subsidiary is in the form of cash or Cash Equivalents.

(2)  Within 365 days after the receipt of any Net Available Cash from an Asset Sale involving assets other than Collateral permitted by Section 4.06(b)(1), the Company or any of its Restricted Subsidiaries shall apply such Net Available Cash towards a Permitted Excess Cash Use or an Asset Sale Offer.

(3)  Any Net Available Cash from such Asset Sales involving assets other than Collateral that is not applied towards a Permitted Excess Cash Use or an Asset Sale Offer will constitute "Excess Proceeds."  When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an offer (an "Asset Sale Offer") to all Securityholders and all holders of other Indebtedness that is pari passu with the Securities containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Securities and such other pari passu Indebtedness that may be required to be purchased out of the Excess Proceeds.  The offer price for the Securities in any Asset Sale Offer will be equal to 100% of principal amount of the Securities plus accrued and unpaid interest to the date of purchase, and will be payable in cash, and the offer or redemption price for such pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, those Excess Proceeds may be used for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Securities and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Securities and the Company or the agent for such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

SECTION 4.07.  Limitation on Lines of Business.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Shipping Business.

SECTION 4.08.  Limitation on Affiliate Transactions.  (a)The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1,000,000, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction (other than chartering contracts or contracts for the transportation of cargo not in excess of 13 months) involves an amount in excess of $4,000,000, have been determined by a reasonably appropriate independent qualified appraiser given the size and nature of the transaction to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b)  The provisions of Section 4.08(a) shall not prohibit (i) any Permitted Investment or Restricted Payment permitted to be paid pursuant to Section 4.04, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership and other employee benefit plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1,000,000 in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) any management agreement for the provision of Vessel agency or management services in the ordinary course of business and in line with industry standards or otherwise consistent with past practice, (viii) any Permitted Investment, non-Mortgaged Vessel sale, non-Mortgaged Vessel repurchase or other transaction in connection with a Local National Flag Arrangement in line with industry standards or otherwise consistent with past practice and (ix) any agreement as in effect on the Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Securityholders than on the Issue Date).

SECTION 4.09.  Limitation on Liens.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Securities shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

SECTION 4.10.  Limitation on Sale/Leaseback Transactions.  The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.03 and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Securities pursuant to Section 4.09, (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with Section 4.06.

SECTION 4.11.  Change of Control.  (a)Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase such Holder's Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.11(b).

(b)  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating:

(1)  that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3)  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)  the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Securities purchased.

(c)  Holders electing to have a Security purchased will be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the repurchase date.  Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than the close of business on the second Business Day prior to the repurchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased.

(d)  On the repurchase date, all Securities purchased by the Company under this Section shall be delivered to the Trustee for cancelation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e)  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section 4.11.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

SECTION 4.12.  Future Subsidiary Guarantors.  To the extent that, after the Issue Date, any Restricted Subsidiary that is not a Subsidiary Guarantor or Pledgor acquires any Mortgaged Vessel, the Company shall cause such Restricted Subsidiary to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Securities on the same terms and conditions as those set forth in Article 10 of this Indenture, to execute a Mortgage in favor of the Trustee pursuant to which such acquired Vessel shall thereafter be a Mortgaged Vessel for all purposes under this Indenture, to execute the related Security Agreements and to satisfy such other conditions set forth in the Security Agreements.

SECTION 4.13.  Impairment of Security Interest.  Other than in connection with the creation of Permitted Liens, (a) the Company shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Securities, and (b) the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Trustee, for the benefit of the Trustee and the Holders of the Securities, any interest whatsoever in any of the Collateral.

SECTION 4.14.  Application of Proceeds upon Loss of a Mortgaged Vessel.  vi)If an Event of Loss occurs at any time with respect to a Mortgaged Vessel (the Mortgaged Vessel suffering such Event of Loss being the "Lost Mortgaged Vessel"), the Company or the applicable Restricted Subsidiary that owns such Lost Mortgaged Vessel shall deposit all Net Event of Loss Proceeds with respect to such Event of Loss with the Trustee as Trust Moneys constituting Collateral subject to disposition as provided in this Section 4.14 or as provided in Section 12.04 and Article 13.  At the direction of the Company, such Net Event of Loss Proceeds may be invested by the Trustee in Temporary Cash Investments in which the Trustee can maintain a perfected security interest.

Within 365 days (subject to extension as provided in Section 4.14(b)) after the receipt of any Net Event of Loss Proceeds, the Company or the applicable Restricted Subsidiary shall request release of such Net Event of Loss Proceeds and apply such Net Event of Loss Proceeds to:

(1)  substitute one or more Qualified Substitute Vessels (and to make any Permitted Repairs with respect thereto) for such Lost Mortgaged Vessel and make such Qualified Substitute Vessel(s) subject to the Lien of this Indenture and the applicable Security Agreements in accordance with the provisions of Section 4.16;

(2)  make an Event of Loss Offer in accordance with Section 4.14(c); or

(3)  any combination of the transactions permitted by the foregoing clauses (1) and (2).

(b)  A binding contract to apply Net Event of Loss Proceeds in accordance with Section 4.14(a)(1) will toll the 365-day period in respect of such Net Event of Loss Proceeds, provided that such binding contract shall be treated as a permitted application of Net Event of Loss Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Vessel Construction Contract, the date of expiration or termination of such Vessel Construction Contract and (ii) otherwise, the 365th day following the expiration of the initial 365-day period (clause (x) or clause (y) as applicable, the "Loss Proceeds Reinvestment Termination Date").  If the Company or the applicable Restricted Subsidiary, as the case may be, shall not have applied such Net Event of Loss Proceeds pursuant to clause (1) above on or before the Loss Proceeds Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Net Event of Loss Proceeds.

(c)  Any Net Event of Loss Proceeds that are not applied as provided in Section 4.14(b) will constitute "Excess Event of Loss Proceeds."  When the aggregate amount of Excess Event of Loss Proceeds exceeds $15.0 million, the Company will make an offer (an "Event of Loss Offer") to all holders of Securities to purchase the maximum principal amount of Securities that can to be purchased out of the Excess Event of Loss Proceeds.  The offer price for the Securities in any Event of Loss Offer will be equal to 100% of principal amount of the Securities plus accrued and unpaid interest thereon to the date of purchase, and will be payable in cash.  If any Net Event of Loss Proceeds remain after consummation of an Event of Loss Offer, those Excess Event of Loss Proceeds shall be retained as Trust Moneys.  If the aggregate principal amount of Securities tendered in response to such Event of Loss Offer exceeds the amount of Excess Event of Loss Proceeds, the Trustee will select the Securities to be purchased on a pro rata basis.  Upon completion of each Event of Loss Offer, the amount of Excess Event of Loss Proceeds will be reset at zero.

(d)  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to a Event of Loss Offer.  To the extent that the provisions of any securities laws or regulations conflict with provisions in this Indenture governing Event of Loss Offers, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

SECTION 4.15.  [Reserved]

SECTION 4.16.  Tender of a Qualified Substitute Vessel; Collateral Sale Offer, Asset Sale Offer or Event of Loss Offer.  vii)If the Company elects to substitute a Qualified Substitute Vessel, then on the date on which a Qualified Substitute Vessel is tendered to the Trustee as part of the Collateral (a "Vessel Tender Date") following a sale of a Mortgaged Vessel pursuant to Section 4.06(a) or following an Event of Loss with respect to a Mortgaged Vessel pursuant to Section 4.14(a), the Company shall deliver to the Trustee, or shall cause the owner of such Qualified Substitute Vessel, which shall be a Restricted Subsidiary of the Company, to deliver to the Trustee, as the case may be, the following documents and certificates:

(i)  a fully executed Guarantee Agreement in respect of its Subsidiary Guarantee substantially in the form attached as Exhibit F hereto; provided that no Subsidiary Guarantee need be provided if each of the owner of the Mortgaged Vessel and the owner of the Qualified Substitute Vessel is a Pledgor or not a Wholly Owned Subsidiary;

(ii)  a fully executed Mortgage (or a preliminary registration thereof, pending delivery of a copy of the Mortgage), which Mortgage, if governed by the laws of Argentina or Paraguay, shall be limited to an amount equal to two times the Appraised Value of the Mortgaged Vessel at the time such Mortgage is recorded, and any related Security Agreements with respect to such Qualified Substitute Vessel dated the Vessel Tender Date (such Mortgage having been duly received for recording in the appropriate registry office or, if not practicable, then subject to arrangements reasonably satisfactory to the Trustee having been made for such recording as soon as reasonably practicable, but in no event more than 5 Business Days (or in the case of Mortgages governed by the laws of Argentina or Paraguay, 15 Business Days) after the Vessel Tender Date);

(iii)  appropriate legal opinions with respect to the Guarantee Agreement referred to in clause (i), the Mortgage referred in clause (ii) (including the validity, perfection, enforceability and priority thereof) and the related Security Agreements;

(iv)  original certificates, certified to be true and complete by an Officer of the Company, representing the Capital Stock of any Restricted Subsidiary acquiring such Qualified Substitute Vessel of which the Company or a Wholly Owned Subsidiary that is a Subsidiary Guarantor is the record and beneficial owner (unless such Restricted Subsidiary is already a Subsidiary Guarantor), together with an Officers' Certificate with respect thereto;

(v)  copies, certified to be true and complete by an Officer of the Company, of any Charters related to such Qualified Substitute Vessel;

(vi)  the report of an insurance broker required by Section 3(U)(viii) of the form of Mortgage attached as Exhibit C to this Indenture, with respect to insurance policies maintained in respect of such Qualified Substitute Vessel, which report shall include loss payable clauses substantially in the form set forth in Schedule 1 to the form of Assignment of Insurance;

(vii)  written appraisals by two independent Appraisers of the value of such Qualified Substitute Vessel as of a date within 90 days prior to the Vessel Tender Date; and

(viii)  with respect to oceangoing Vessels, a classification certificate, dated as of a date not more than 30 days prior to the Vessel Tender Date, from a classification society with respect to such Qualified Substitute Vessel.

(b)  (1)  Promptly, and in any event within 15 calendar days after the Company becomes obligated to make a Collateral Sale Offer, an Asset Sale Offer or Event of Loss Offer, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Securities purchased by the Company either in whole or in part (subject to prorating as hereinafter described in the event such Offer is oversubscribed) in denominations of $2,000 and integral multiples of $1,000 of principal amount, at the applicable purchase price.  The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain such information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision (which at a minimum will include (i) the most recently filed Annual Report on Form 20-F (including audited consolidated financial statements) of the Company, the most recent subsequently filed Report on Form 6-K of the Company, other than Reports on Form 6-K describing Asset Sales otherwise described in the offering materials (or corresponding successor reports), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such Reports, and (iii) if material, appropriate pro forma financial information and all instructions and materials necessary to tender Securities pursuant to the Offer, together with the information contained in Section 4.16(b)(3).

(2)  Not later than the date upon which written notice of a Collateral Sale Offer, Asset Sale Offer or Event of Loss Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Collateral Sale Offer, Asset Sale Offer or Event of Loss Offer (the "Offer Amount"), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Offer is being made and (iii) the compliance of such allocation with the provisions of this Indenture.  By not later than 4:00 p.m. on such date, the Company shall also irrevocably deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust) in Temporary Cash Investments, maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section.  Upon the expiration of the period for which the Collateral Sale Offer, Asset Sale Offer or Event of Loss Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee for cancelation, by no later than 10:00 a.m. on the next Business Day, the Securities or portions thereof which have been properly tendered to and are to be accepted by the Company.  The Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price.  In the event that the aggregate purchase price of the Securities delivered by the Company to the Paying Agent is less than the Offer Amount, the Paying Agent shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section.

(3)  Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the Purchase Date.  Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than the close of business on the second Business Day prior to the Purchase Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased.  If at the expiration of the Offer Period the aggregate principal amount of Securities surrendered by Holders exceeds the Offer Amount, the Company shall select the Securities to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $2,000 and integral multiples of $1,000, shall be purchased).  Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

(4)  At the time the Company notifies the Trustee which Securities are to be accepted for purchase and delivers the same to the Trustee, the Company shall also deliver an Officers' Certificate stating that such Securities (or portions thereof) are to be accepted by the Company pursuant to and in accordance with the terms of this Section.  A Security shall be deemed to have been accepted for purchase at the time the Paying Agent, mails or delivers payment therefor to the surrendering Holder.

(c)  The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Securities pursuant to a Collateral Sale Offer, an Asset Sale Offer or an Event of Loss Offer.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.16, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.16 by virtue thereof.

SECTION 4.17.  Additional Amounts.  (a)If the Company, any Subsidiary Guarantor or any Pledgor (or any of their respective successors), as applicable, is required by law or by the interpretation or administration thereof by the relevant government authority or agency to withhold or deduct any amount for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of any Relevant Taxing Jurisdiction (hereinafter "Taxes") from any payment made under or with respect to the Securities, any Subsidiary Guarantee or any Mortgaged Vessel, as applicable, the Company, such Subsidiary Guarantor or such Pledgor (or any of their respective successors), as applicable, shall pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to payments made to a Holder (an "Excluded Holder") in respect of a beneficial owner (i) which is subject to such Taxes by reason of its being connected with the Relevant Taxing Jurisdiction otherwise than by the mere holding of Securities or the receipt of payments thereunder (or under the related Subsidiary Guarantee), (ii) which presents any Security for payment of principal more than 60 days after the later of (x) the date on which payment first became due and (y) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount payable having been so received, notice to that effect shall have been given to the Holders by the Trustee, except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Security for payment on the last day of the applicable 60-day period, (iii) which failed to duly and timely comply with a reasonable, timely request of the Company to provide information, documents or other evidence concerning the Holder's nationality, residence, entitlement to treaty benefits, identity or connection with the Relevant Taxing Jurisdiction or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such Holder but for this clause (iii), (iv) on account of any estate, inheritance, gift, sale, transfer, personal property or other similar Tax, (v) which is a fiduciary, a partnership or not the beneficial owner of any payment on a Security, if and to the extent that any beneficiary or settlor of such fiduciary, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, partner or beneficial owner had been the Holder of such Security or (vi) any combination of the foregoing numbered clauses of this proviso.  The Company, the Subsidiary Guarantors or the Pledgors (or any of their respective successors), as applicable, shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law.

(b)  The Company, the Subsidiary Guarantors or the Pledgors (or any of their respective successor), as applicable, shall furnish to the Trustee, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company, the Subsidiary Guarantors or the Pledgors (or any of their respective successors), as applicable, in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Company, the Subsidiary Guarantors or the Pledgors (or any of their respective successors), as applicable.  The Trustee shall make such evidence available to the Holders upon request.  The Company, the Subsidiary Guarantors or the Pledgors (or any of their respective successors), as applicable, shall upon written request of each Holder (other than an Excluded Holder), reimburse each such Holder for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Securities, the Subsidiary Guarantees or a Mortgaged Vessel, as applicable, and (ii) any Taxes imposed with respect to any such reimbursement under the immediately preceding clause (i), but excluding any such Taxes on such Holder's net income, so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes (other than such Taxes on such Holder's net income) on such reimbursement had not been imposed.

(c)  Whenever in this Indenture there is mentioned, in any context, (a) the payment of principal, (b) purchase prices in connection with a purchase of Securities, (c) interest or (d) any other amount payable on or with respect to any of the Securities, or any payment pursuant to the Subsidiary Guarantees or in respect of a Mortgaged Vessel such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(d)  The Company, the Subsidiary Guarantors or the Pledgors shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Securities, the Subsidiary Guarantees or a Mortgage or any other document or instrument in relation thereto, or the receipt of any payments with respect to the Securities, the Subsidiary Guarantees, or a Mortgage excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the Relevant Taxing Jurisdiction, the jurisdiction of incorporation of any successor of the Company or any jurisdiction in which a paying agent is located, and hereby indemnifies the Holders for any such taxes paid by such Holders.

SECTION 4.18.  Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers' Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period.  If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.  The Company also shall comply with TIA § 314(a)(4).

SECTION 4.19.  Further Instruments and Acts.  Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.20.  Reflagging of Vessels.  Notwithstanding anything to the contrary herein, a Restricted Subsidiary may (a) reflag any of its Vessels under the laws of a Permitted Flag Jurisdiction or (b) reconstitute itself in another jurisdiction or merge with or into another Restricted Subsidiary for the purpose of reflagging a Vessel that it owns or operates pursuant to a bareboat charter so long as at all times each Restricted Subsidiary remains a Person organized and existing under the laws of a Permitted Flag Jurisdiction; provided that the Trustee may release the Mortgage and any related Security Agreements to which any Mortgaged Vessel is subject in connection with the reflagging of such Mortgaged Vessel in another Permitted Flag Jurisdiction only if (i) the owner of the Mortgaged Vessel has executed (A) a Mortgage and (B) if applicable, the related Security Agreements with respect to such Mortgaged Vessel, dated the date such Mortgaged Vessel shall be released from the existing Mortgage and related Security Agreements to which it is subject, which Mortgage and related Security Agreements shall be in appropriate form for recording a registration in the appropriate governmental offices of the Permitted Flag Jurisdiction under which it is being reflagged if required by applicable law in order to perfect the security interest therein created, as to which the Trustee shall be entitled to rely on the Opinion of Counsel to the Company with respect thereto; and (ii) arrangements reasonably satisfactory to the Trustee have been made for recording the Mortgage referred to in clause (i) above in the appropriate registry office of the Permitted Flag Jurisdiction under which the Mortgaged Vessel is being reflagged as soon as reasonably practicable, but in no event more than 10 Business Days (or in the case of Mortgages governed by the laws of Argentina or Paraguay, 15 Business Days) after the date on which such Mortgaged Vessel is released from the Mortgage to which it was previously subject.

SECTION 4.21.  Additional Actions.  (a) The Company shall use reasonable best efforts to reorganize each of its wholly owned subsidiaries Dampierre Holdings Spain, S.L. and Cedarino, S.L. into the form of a Sociedad Anónima under Spanish law as soon as practicable but in no event later than 90 days after the Issue Date.  Each of the reorganized entities shall as soon as practicable but no later than the earlier of (i) 93 days after the Issue Date or (ii) 3 days after the completion of the applicable reorganization, execute pledge agreements, as applicable, with respect to the Capital Stock of Guarantors held by such reorganized entities, acceptable to and in favor of the Trustee to secure the Obligations, and with respect to the reorganized Dampierre Holdings Spain, S.L., execute a Guarantee Agreement.

(b)  The Company shall cause all Mortgages and related documents with respect to Paraguayan Collateral to be filed with the appropriate Paraguayan authorities no later than June 11, 2013.

(c)  The Company shall use its reasonable best efforts to obtain any consent or waiver under any applicable loan or credit agreement necessary to enable UABL Paraguay S.A. to pledge its Capital Stock in favor of the Trustee to secure the Obligations within 30 days of the Issue Date.

ARTICLE 5

Successor Company

SECTION 5.01.  When Company May Merge or Transfer Assets.  (a)The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

(i)  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of a Permitted Flag Jurisdiction, and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture;

(ii)  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)  immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a);

(iv)  the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation , merger or transfer and such supplemental indenture (if any) comply with this Indenture; and

(v)  the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the predecessor Company, in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Securities.

(b)  The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease (other than any vessel charter, including a bareboat charter, entered into in the ordinary course of business), in one transaction or a series of transactions, all or substantially all its assets to, any Person (other than the Company or another Subsidiary Guarantor) unless:  (i) except in the case of a (x) Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or any of its Affiliates), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officer's Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.06 in respect of such disposition and (y) a Bareboat Charter, the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of a Permitted Flag Jurisdiction (provided that arrangements reasonably satisfactory to the Trustee have been made for recording any Mortgage required to be recorded to maintain the Lien of this Indenture on the Mortgaged Vessel in the appropriate registry office as soon as practicable after such merger, consolidation or conveyance, but in no event more than 10 Business Days (or in the case of Mortgages governed by the laws of Argentina or Paraguay, 15 Business Days) after the date on which any Mortgaged Vessel is released from the Mortgage to which it was previously subject in connection with such merger, consolidation or conveyance), and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with this Indenture.

ARTICLE 6

Defaults and Remedies

SECTION 6.01.  Events of Default.  An "Event of Default" occurs if:

(1)  the Company defaults in any payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(2)  the Company (i) defaults in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise, or (ii) fails to redeem or purchase Securities when required pursuant to this Indenture or the Securities following notice thereof properly given under this Indenture;

(3)  the Company fails to comply with Section 5.01;

(4)  the Company fails to comply with Section 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.20, 4.21 and 13.07 (other than a failure to purchase Securities when required under Section 4.06, 4.11 or 4.16) and such failure continues for 30 days after the notice specified below;

(5)  the Company or any Subsidiary Guarantor or Pledgor fails to comply with any of its agreements in the Securities, this Indenture (other than those referred to in clause (1), (2), (3) or (4) above) or the Security Agreements, or the occurrence of an event of default under a Mortgage, and such failure continues for 60 days after the notice specified below;

(6)  Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent at the time;

(7)  the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)  commences a voluntary case;

(B)  consents to the entry of an order for relief against it in an involuntary case;

(C)  consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)  makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(8)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)  is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)  appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C)  orders the winding up or liquidation of  the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(9)  any final and non-appealable judgment or decree (other than and to the extent such judgment or decree has been issued by a court which does not have any personal jurisdiction over the Company or such Significant Subsidiary or any of their respective assets, and in a proceeding in which the Company or such Significant Subsidiary has made no official appearance) for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time (provided that the amount of such money judgment or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment or decree) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed within 10 days after the notice specified below;

(10)  a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or

(11)  the security interest under the Security Agreements shall, at any time, cease to be in full force and effect for any reason (other than by operation of this Indenture and the Security Agreements) other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.  The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clauses (4), (5), (6) or (9) is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default under clause (6), (10) or (11) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (4), (5) or (9), its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.02.  Acceleration.  If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Securities then outstanding by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Securities to be due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately.  If an Event of Default specified in Section 6.01(7) or (8) with respect to the Company occurs, the principal of and interest on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholders.  The Holders of a majority in principal amount of the Securities then outstanding by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.  Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.04.  Waiver of Past Defaults.  The Holders of a majority in principal amount of the Securities by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Security or (b) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Securityholder affected.  When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.  Control by Majority.  The Holders of a majority in principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Securityholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06.  Limitation on Suits.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Securityholder may pursue any remedy with respect to this Indenture or the Securities unless:

(1)  the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2)  the Holders of at least 25% in principal amount of the Securities then outstanding make a written request to the Trustee to pursue the remedy;

(3)  such Holder or Holders offer to the Trustee security or indemnity  satisfactory to the Trustee against any loss, liability or expense;

(4)  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)  the Holders of a majority in principal amount of the Securities then outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over another Securityholder.  In the event that the Definitive Securities are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Security to issue such Definitive Securities to such beneficial owner of its nominee, the Company expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Securities to pursue such remedy with respect to the portion of the Global Security that represents such beneficial holder's Securities as if such Definitive Securities had been issued.

SECTION 6.07.  Rights of Holders To Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Securities held by such Holder, on or after the respective due dates expressed in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.  Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09.  Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Securityholders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10.  Priorities.  If the Trustee collects any money or property pursuant to this Article 6 and, notwithstanding anything in Section 13.01 to the contrary, it shall pay out the money or property in the following order:

FIRST:  to holders of preferred maritime liens or other liens, if any, that arise by operation of law and that are prior to the Lien of this Indenture, the Mortgages or the Security Agreements;

SECOND:  to the Trustee for amounts due under Section 7.07;

THIRD:  to Securityholders for amounts due and unpaid on the Securities for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively; and

FOURTH:  to the Company.

The Trustee may fix a record date and payment date for any payment to Securityholders pursuant to this Section.  At least 15 days before such record date, the Company shall mail to each Securityholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Securities.

SECTION 6.12.  Waiver of Stay or Extension Laws.  The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

Trustee

SECTION 7.01.  Duties of Trustee.  (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and the Security Agreements and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

(b)  Except during the continuance of an Event of Default:

(1)  the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the Security Agreements and no implied covenants or obligations shall be read into this Indenture and the Security Agreements against the Trustee; and

(2)  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Security Agreements.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Security Agreements.

(c)  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)  this paragraph does not limit the effect of Section 7.01(b);

(2)  the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)  Every provision of this Indenture and the  Security Agreements that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)  The Trustee shall not be liable for interest on any money received by it.

(f)  Money held in trust by the Trustee shall be segregated, in a separate trust account from other funds.

(g)  No provision of this Indenture or of the Security Agreements shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h)  Every provision of this Indenture or of the Security Agreements relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 7.02.  Rights of Trustee.  (a)The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.

(b)  Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or such other information as it may reasonably request.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers' Certificate or Opinion of Counsel.

(c)  The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)  The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee's conduct does not constitute willful misconduct or negligence.

(e)  The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Security Agreements and the Securities shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

SECTION 7.03.  Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04.  Trustee's Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Agreements or the Securities, it shall not be accountable for the Company's use of the proceeds from the Securities, and it shall not be responsible for any statement of the Company in this Indenture, the Security Agreements or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee's certificate of authentication.

SECTION 7.05.  Notice of Defaults.  If a Default occurs and is continuing and if it is known to an officer in the corporate trust department of the Trustee, the Trustee shall mail to each Securityholder notice of the Default within 90 days after it is known.  Except in the case of a Default in payment of principal of or interest on any Security (including payments pursuant to the redemption provisions of such Security, if any), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Securityholders.

SECTION 7.06.  Reports by Trustee to Holders.  As promptly as practicable after each June 1 beginning with the June 1 following the date of this Indenture, and in any event prior to July 31 in each year, the Trustee shall mail to each Securityholder a brief report dated as of June 1 that complies with TIA § 313(a).  The Trustee also shall comply with TIA § 313(b).

A copy of each report at the time of its mailing to Securityholders shall be filed with the SEC and each stock exchange (if any) on which the Securities are listed.  The Company agrees to notify promptly the Trustee whenever the Securities become listed on any stock exchange and of any delisting thereof.

SECTION 7.07.  Compensation and Indemnity.  The Company shall pay to the Trustee from time to time reasonable compensation for its services.  The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it (including costs of collection or costs of any sale or retaking incurred in connection with the Trustee's exercise, as mortgagee, of its rights and remedies under the Mortgages), in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee's agents, counsel, accountants and experts.  The Company shall indemnify the Trustee and hold it harmless from and against any and all damages, suits, actions, loss, liability or expense (including attorneys' fees) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and under the Security Agreements, including adequate advances against costs that may be incurred by it.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee's own willful misconduct, negligence or bad faith.

To secure the Company's payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities.

The Company's payment obligations pursuant to this Section shall survive the discharge of this Indenture.  When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08.  Replacement of Trustee.  The Trustee may resign at any time by so notifying the Company.  The Holders of a majority in principal amount of the Securities then outstanding may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee.  The Company shall remove the Trustee if:

(1)  the Trustee fails to comply with Section 7.10;

(2)  the Trustee is adjudged bankrupt or insolvent;

(3)  a receiver or other public officer takes charge of the Trustee or its property;

(4)  the Trustee otherwise becomes incapable of acting; or

(5)  the Trustee has or acquires a conflict of interest that is not eliminated.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Securities then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Securityholders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07 and shall be relieved of all further liability hereunder for actions arising from and after such date of resignation or removal.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Securities then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Company's obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.  Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation, trust company or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10.  Eligibility; Disqualification.  The Trustee shall at all times satisfy the requirements of TIA § 310(a).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11.  Preferential Collection of Claims Against Company.  The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE 8

Discharge of Indenture; Defeasance

SECTION 8.01.  Discharge of Liability on Securities; Defeasance.
xii)When (i) the Company delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.06) for cancelation or (ii) all outstanding Securities have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to Article 3 hereof and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Securities, including interest thereon to maturity or such redemption date (other than Securities replaced pursuant to Section 2.06), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture and the Security Agreements shall, subject to Section 8.01(c), cease to be of further effect.  The Trustee shall acknowledge satisfaction and discharge of this Indenture and the Security Agreements on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b)  Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all its obligations under the Securities and this Indenture ("legal defeasance option") or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.20 and 4.21 and the operation of Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8), 6.01(9), 6.01(10) and 6.01(11) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries) and the limitations contained in Sections 5.01(a)(iii) and (iv) and 5.01(b), its obligations under Articles 11 and 13 and each Subsidiary Guarantor's obligations under Articles 10 and 12 and under the Security Agreements ("covenant defeasance option").  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default with respect thereto.  If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8), 6.01(9), 6.01(10) and 6.01(11) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries) or because of the failure of the Company to comply with Section 5.01(a)(iii) or (iv) or 5.01(b).  If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, shall be released from all its obligations with respect to its Subsidiary Guarantee and under the Security Agreements including Article 12 and the Company shall be released from its obligations under Articles 11 and 13 and under the Security Agreements.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)  Notwithstanding clauses (a) and (b) above, the Company's obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08 and in this Article 8 shall survive until the Securities have been paid in full.  Thereafter, the Company's obligations in Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.02.  Conditions to Defeasance.  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1)  the Company irrevocably deposits in trust with  the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Securities to maturity or redemption, as the case may be;

(2)  the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Securities to maturity or redemption, as the case may be;

(3)  123 days pass after the deposit is made and during the 123-day period no Default specified in Sections 6.01(7) or (8) with respect to the Company occurs which is continuing at the end of the period;

(4)  the deposit does not constitute a default under any other agreement binding on the Company;

(5)  the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(6)  in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Securityholders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(7)  in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Securityholders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(8)  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article 8 have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article 3.

SECTION 8.03.  Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities.

SECTION 8.04.  Repayment to Company.  The Trustee and the Paying Agent shall promptly turn over to the Company upon request and in accordance with the terms of this Indenture any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Securityholders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.05.  Indemnity for Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06.  Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and the Subsidiary Guarantors' obligations under this Indenture, the Security Agreements and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

Amendments

SECTION 9.01.  Without Consent of Holders.  The Company, the Subsidiary Guarantors, the Pledgors and the Trustee may amend this Indenture, the Security Agreements or the Securities without notice to or consent of any Securityholder:

(1)  to cure any ambiguity, omission, defect or inconsistency;

(2)  to comply with Article 5;

(3)  to provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code;

(4)  to provide additional security for the Securities;

(5)  to add guarantees with respect to the Securities, including any Subsidiary Guarantees;

(6)  to add to the covenants of the Company, a Restricted Subsidiary or a Pledgor for the benefit of the Holders or to surrender any right or power herein conferred upon the Company, a Subsidiary Guarantor or a Pledgor;

(7)  to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(8)  to make any change that does not adversely affect the rights of any Securityholder; or

(9)  to make any amendment to the provisions of this Indenture relating to the transfer and legending of Securities; provided, however, that (a) compliance with this Indenture as so amended would not result in Securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Securities.

After an amendment under this Section becomes effective, the Company shall mail to Securityholders a notice briefly describing such amendment.  The failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.02.  With Consent of Holders.  The Company, the Subsidiary Guarantors, the Pledgors and the Trustee may amend this Indenture or the Securities without notice to any Securityholder but with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) and any past default or compliance with any provision may also be waived with the consent of Holders of at least a majority in principal amount of Securities then outstanding.  However, without the consent of each Securityholder affected thereby, an amendment may not:

(1)  reduce the amount of Securities whose Holders must consent to an amendment;

(2)  reduce the rate of or extend the time for payment of interest on any Security;

(3)  reduce the principal of or extend the Stated Maturity of any Security;

(4)  reduce the premium payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed in accordance with Article 3;

(5)  make any Security payable in money other than that stated in the Security;

(6)  make any changes in the Security Agreements or in Articles 10, 11, 12 or 13 of this Indenture that adversely affect the Holders or would terminate the Lien of this Indenture or any Security Agreement on any property subject thereto or deprive the Holder of the security afforded by the Lien of this Indenture or the Security Agreements;

(7)  make any change in Section 6.04 or 6.07 or the second sentence of this Section;

(8)  make any change in any Subsidiary Guarantee that would adversely affect the Securityholders;

(9)  make any change in Section 4.17 of this Indenture that adversely affects the rights of any Securityholder or amend the terms of the Securities or this Indenture in a way that would result in the loss of an exemption from any of the Taxes described therein.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Company shall mail to Securityholders a notice briefly describing such amendment.  The failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03.  Compliance with Trust Indenture Act.  Every amendment to this Indenture, the Security Agreements or the Securities shall comply with the TIA as then in effect, to the extent applicable.

SECTION 9.04.  Revocation and Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder's Security, even if notation of the consent or waiver is not made on the Security.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Security or portion of the Security if the Trustee receives written notice of revocation before the date the amendment or waiver becomes effective.  After an amendment or waiver becomes effective, it shall bind every Securityholder.  An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Securityholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Securityholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05.  Notation on or Exchange of Securities.  If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

SECTION 9.06.  Trustee To Sign Amendments.  The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.

SECTION 9.07.  Payment for Consent.  Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10

Guarantees

SECTION 10.01.  Guarantees.  Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption, by required repurchase or otherwise, and all other monetary obligations of the Company and the Subsidiary Guarantors under this Indenture and the Securities and of the Subsidiary Guarantors under the Security Agreements and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company and the Subsidiary Guarantors under this Indenture, the Security Agreements  and the Securities (all the foregoing being hereinafter collectively called the "Obligations").  Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment.  Each Subsidiary Guarantor waives notice of any default under the Securities or the Obligations.  The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Security Agreements, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Security Agreements, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) subject to Section 10.06, any change in the ownership of such Subsidiary Guarantor.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

Except as expressly set forth in Sections 8.01(b), 10.02 and 10.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Security Agreements, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company or the Subsidiary Guarantors to the Holders and the Trustee.

Each Subsidiary Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of such Subsidiary Guarantor's Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 10.02.  Limitation on Liability.  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03.  Successors and Assigns.  This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture, in the Security Agreements and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04.  No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05.  Modification.  No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06.  Release of Subsidiary Guarantor.  Upon the occurrence of a sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company), such Subsidiary Guarantor shall be deemed released from all obligations under this Article 10 without any further action required on the part of the Trustee or any Holder.  At the request of the Company and upon receipt of an Officers' Certificate with respect thereto, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

ARTICLE 11

Pledged Collateral

SECTION 11.01.  Grant of Security Interest.  To secure the full and punctual payment when due and the full and punctual performance of the Obligations, the Company and the Subsidiary Guarantors hereby grant to the Trustee, for the benefit of the Trustee and the Holders, a security interest in all its right, title and interest in and to the following, other than such of the following which are released from the Lien of this Indenture pursuant to Section 11.05 (the "Pledged Collateral"):

(i)  all shares of Capital Stock and other securities of the Subsidiary Guarantors (other than Oceanpar S.A. and Parfina S.A. and, in the case of UABL Paraguay S.A., if the applicable IFC Loan Agreement prohibits the Company from pledging the Capital Stock of UABL Paraguay S.A. at the Issue Date) now owned or hereafter acquired by the Company or the Subsidiary Guarantors, which on the date hereof are identified on Schedule I hereto (collectively, the "Pledged Shares"); provided, however, that (A) shares of Capital Stock and other securities will constitute Pledged Shares only to the extent that such Capital Stock and other securities can secure the Securities without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act ("Rule 3-10" and "Rule 3-16," respectively) (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary Guarantor to be filed with the SEC (or any other governmental regulatory agency); (B) in the event that either Rule 3-10 or Rule 3-16 requires or is amended, modified or interpreted by the SEC in publicly available interpretations to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental regulatory agency) of separate financial statements of any Subsidiary Guarantor due to the fact that such Subsidiary Guarantor's Capital Stock and other securities constitute Pledged Shares, then upon delivery to the Trustee of an Officer's Certificate identifying Pledged Shares in respect of a Subsidiary Guarantor that must be released from the Lien of this Indenture in order for the Company to avoid having to file separate financial statements for such Subsidiary Guarantor with the SEC, such Capital Stock and other securities shall automatically be deemed not to be Pledged Shares, but only to the extent necessary to not be subject to such requirement; and (C) in the event that either Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC in publicly available interpretations to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Capital Stock and other securities to constitute Pledged Shares without the filing with the SEC (or any other governmental regulatory agency) of separate financial statements of such Subsidiary Guarantor's, then such Capital Stock and other securities and shall automatically be deemed to be Pledged Shares, but only to the extent necessary to not be subject to any such financial statement requirement;

(ii)  all certificates representing any of the Pledged Shares; and

(iii)  all dividends, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

SECTION 11.02.  Delivery of Collateral.  Any and all cash, certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of the Trustee and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Trustee.  The Trustee shall have the right, at any time after the occurrence and during the continuance of an Event of Default, in its discretion and without notice to the Company, to transfer to or to register in the name of the Trustee or any of its nominees any or all the Pledged Collateral.  In addition, the Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of different denominations.

SECTION 11.03.  Representations and Warranties.  The Company and the Subsidiary Guarantors hereby represent and warrant on the Issue Date as follows:

(a)  Each of them is the record and beneficial owner of the applicable Pledged Shares described on Schedule I, free and clear of any Lien, except for the Lien created by this Indenture;

(b)  Each of them has full corporate power, authority and legal right to pledge all the Pledged Collateral pledged by it pursuant to this Indenture.

(c)  The Pledged Shares described on Schedule I have been duly authorized and are validly issued, fully paid and nonassessable.

(d)  The pledge in accordance with the terms of this Indenture creates a valid and perfected first priority Lien on the Pledged Collateral securing the payment and performance of the Obligations.

(e)  The shares described in Schedule I hereto represent 100.0% of the shares of Capital Stock of the Subsidiary Guarantors owned by the Company and the Subsidiary Guarantors.

(f)  There are no existing options, warrants, calls or commitments of any character relating to any authorized and unissued Capital Stock of any Subsidiary Guarantor.

SECTION 11.04.  Further Assurances.  The Company and the Subsidiary Guarantors each agree that at any time and from time to time, at the expense of the Company and the Subsidiary Guarantors, the Company will, or will cause the Subsidiary Guarantors and Pledgors, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Trustee may reasonably request in order to perfect and protect any Lien granted or purported to be granted hereby or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.  Without limiting the foregoing, the Company and the Subsidiary Guarantors shall, subject to the limitations set forth in clause (i) of Section 11.01, (i) at the time of the issuance by a Subsidiary Guarantor of any shares of Capital Stock after the Issue Date, deliver 100.0% of such shares to the Trustee as Pledged Collateral and provide to the Trustee a revised Schedule I, and (ii) at the time of any release of Pledged Shares pursuant to Section 11.05, provide to the Trustee a revised Schedule I.  Any such revised Schedule shall reflect any changes made necessary by the applicable acquisition or release, at which time the Company and the Subsidiary Guarantors shall be deemed to make their representations and warranties set forth in paragraphs (a) through (f) of Section 11.03 with respect to such Schedule, as so revised.

SECTION 11.05.  Dividends; Voting Rights; Release of Collateral.  (a) As long as no Default shall have occurred and be continuing and until written notice thereof from the Trustee to the Company, the Company and the Subsidiary Guarantors shall be entitled to receive and retain all dividends and other distributions paid in respect of the Pledged Shares owned by the Company and the Subsidiary Guarantors; provided, however, that the provisions of this Indenture, including Section 4.04, shall in all respects govern the Company's use or other disposition of such cash or other property.  Any cash dividends or distributions delivered to or otherwise held by the Trustee pursuant to this Section 11.05, and any other cash constituting Collateral delivered to the Trustee, shall be invested, at the written direction of the Company, by the Trustee in Temporary Cash Investments.

(b)  Upon the occurrence and during the continuance of a Default and upon written notice thereof from the Trustee to the Company, the Trustee shall be entitled to receive and retain as Collateral all dividends paid and distributions made in respect of the Pledged Shares, whether so paid or made before or after any Default.  Any such dividends shall, if received by the Company or the Subsidiary Guarantors, be received in trust for the benefit of the Trustee, be segregated from the other property or funds of the Company and the Subsidiary Guarantors, and be forthwith delivered to the Trustee as Collateral in the same form as so received (with any necessary endorsement).

(c)  As long as no Default shall have occurred and be continuing and until written notice thereof from the Trustee to the Company, the Company and the Subsidiary Guarantors shall be entitled to exercise any and all voting and other consensual rights relating to Pledged Shares or any part thereof for any purpose; provided, however, that no vote shall be cast, and no consent, waiver or ratification given or action taken, which would be inconsistent with or violate any provision of this Indenture, the Security Agreements or the Securities.

(d)  Upon the occurrence and during the continuance of a Default, all rights of the Company and the Subsidiary Guarantors to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11.05(c) shall cease upon notice from the Trustee to the Company and the Subsidiary Guarantors and upon the giving of such notice all such rights shall thereupon be vested in the Trustee who shall thereupon have the sole right to exercise such voting and other consensual rights.

(e)  In order to permit the Trustee to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 11.05(d), and to receive all dividends and distributions which it may be entitled to receive under Section 11.05(b), the Company and the Subsidiary Guarantors shall, if necessary, upon written notice of the Trustee, from time to time execute and deliver to the Trustee such instruments as the Trustee may reasonably request.

(f)  Notwithstanding anything to the contrary in this Article 11, upon satisfaction by the Company of the conditions set forth in Article 8 to its legal defeasance option, its covenant defeasance option or to the discharge of this Indenture, the Lien of this Indenture on all the Collateral shall terminate and all the Pledged Collateral shall be released without any further action on the part of the Trustee or any other Person.  In addition, in connection with any release of a Subsidiary Guarantor pursuant to Section 10.06, the pledge of the Capital Stock of such Subsidiary Guarantor pursuant to this Article 11 shall be released and the security interest in all other Collateral owned by such Subsidiary Guarantor shall be released without any further action required on the part of the Trustee or any Holder.  At the request of the Company, the Trustee shall execute and deliver appropriate instruments evidencing any release pursuant to this Section 11.05(f).

SECTION 11.06.  Trustee Appointed Attorney-in-Fact.  The Company and the Subsidiary Guarantors each hereby appoint the Trustee as their attorney-in-fact, with full authority in the place and stead of the Company and the Subsidiary Guarantors, and in the name of the Company and the Subsidiary Guarantors or otherwise, from time to time in the Trustee's discretion but only after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Trustee may deem necessary or advisable in order to accomplish the purposes of this Article 11, including to receive, endorse and collect all instruments made payable to the Company and the Subsidiary Guarantors representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.  This power, being coupled with an interest, is irrevocable.

SECTION 11.07.  Trustee May Perform.  If the Company and the Subsidiary Guarantors fail to perform any agreement contained in this Article 11, the Trustee may itself (but shall not be obligated to) perform, or cause performance of, such agreement, and the expenses of the Trustee incurred in connection therewith shall be payable by the Company under Section 7.07.

SECTION 11.08.  Trustee's Duties.  The powers conferred on the Trustee under this Article 11 are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it under this Article 11, the Trustee shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

SECTION 11.09.  Remedies upon Event of Default.  If any Event of Default shall have occurred and be continuing, the Trustee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies provided a secured party upon the default of a debtor under the Uniform Commercial Code at that time, and the Trustee may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Trustee's offices or elsewhere, for cash, on credit or for future delivery, upon such terms as the Trustee may determine to be commercially reasonable, and the Trustee or any Securityholder may be the purchaser of any or all the Pledged Collateral so sold and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind.  The Company and the Subsidiary Guarantors each agree that, to the extent notice of sale shall be required by law, at least 10 days' notice to the Company and the Subsidiary Guarantors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Trustee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Trustee shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner.  The Company and the Subsidiary Guarantors each hereby waive any claims against the Trustee arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Trustee accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

The Company and the Subsidiary Guarantors recognize that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Trustee may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire such securities for their own account, for investment, and not with a view to the distribution or resale thereof.  The Company and the Subsidiary Guarantors acknowledge and agree that any such sale may result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions and, notwithstanding such circumstances, agree that any such sale shall be deemed to have been made in a commercially reasonable manner.  The Trustee shall be under no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary to permit the Company and the Subsidiary Guarantors to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Subsidiary Guarantors or the Company would agree to do so.

SECTION 11.10.  Application of Proceeds.  Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the Securities pursuant to Section 6.02 (so long as such acceleration has not been rescinded), any cash held by the Trustee as Pledged Collateral and all cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Pledged Collateral, shall be applied by the Trustee in the manner specified in Section 6.10.

SECTION 11.11.  Continuing Lien.  Except as provided in Section 11.05, this Indenture shall create a continuing Lien on the Pledged Collateral that shall (i) remain in full force and effect until payment in full of the Securities, (ii) be binding upon the Company and the Subsidiary Guarantors and their successors and assigns and (iii) enure to the benefit of the Trustee and its successors, transferees and assigns.

SECTION 11.12.  Certificates and Opinions.  The Company shall comply with (a) TIA § 314(b), relating to Opinions of Counsel regarding the Lien of this Indenture and (b) TIA § 314(d), relating to the release of Pledged Collateral from the Lien of this Indenture and Officers' Certificates or other documents regarding fair market value of the Pledged Collateral, to the extent such provisions are applicable.  Any certificate or opinion required by TIA § 314(d) may be executed and delivered by an Officer of the Company to the extent permitted by TIA § 314(d).

SECTION 11.13.  Additional Agreements.  The Company and the Subsidiary Guarantors each agree that, upon the occurrence and during the continuance of a Default hereunder, each of them will, at any time and from time to time, upon the written request of the Trustee, use its best efforts to take or to cause the issuer of the Pledged Shares and any other securities distributed in respect of the Pledged Shares (collectively with the Pledged Shares, the "Pledged Securities") to take such action and prepare, distribute or file such documents, as are required or advisable in the reasonable opinion of counsel for the Trustee to permit the public sale of such Pledged Securities.  The Company and the Subsidiary Guarantors each further agree to indemnify, defend and hold harmless the Trustee, each Holder, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses of legal counsel to the Trustee), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to the Company and the Subsidiary Guarantors or the issuer of such Pledged Securities by the Trustee or any Holder expressly for use therein.  The Company and the Subsidiary Guarantors each further agree, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Securities to qualify, file or register, any of the Pledged Securities under the Blue Sky or other securities laws of such states as may be requested by the Trustee and keep effective, or cause to be kept effective, all such qualifications, filings or registrations.  The Company and the Subsidiary Guarantors will bear all costs and expenses of carrying out its obligations under this Section 11.13.  The Company and the Subsidiary Guarantors acknowledge that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 11.13 and that such failure would not be adequately compensable in damages, and therefore agree that their agreements contained in this Section 11.13 may be specially enforced.

ARTICLE 12

Security Agreements

SECTION 12.01.  Collateral and Security Agreements.  (a)To secure the due and punctual payment of the Obligations, the Company, the Subsidiary Guarantors, the Pledgors and the Trustee have entered, or will enter, into the Security Agreements.  The Trustee and the Company hereby acknowledge and agree that the Trustee holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Agreements.  Each Holder, by accepting a Security, shall be deemed to have agreed to all the terms and provisions of the Security Agreements.

(b)  As among the Holders, the Mortgaged Collateral shall be held for the equal and ratable benefit of such Holders without preference, priority or distinction of any thereof over any other.

(c)  Each Holder, by accepting a Security, agrees to all of the terms and provisions of the Security Agreements, as the same may be amended from time to time pursuant to the provisions of the Security Agreements and this Indenture, and authorizes and directs the Trustee to perform its obligations and exercise its rights under the Security Agreements in accordance therewith; provided, however, that if any provisions of the Security Agreements limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA will control.

SECTION 12.02.  Recording; Annual Opinions.  (a)The Company, the Subsidiary Guarantors and the Pledgors will take or cause to be taken all action required to maintain, preserve and protect the Lien on the Mortgaged Collateral granted by the Security Agreements, including causing the Mortgages and any other Security Agreement, instruments of further assurance and all amendments or supplements thereto, to be promptly recorded, registered and filed and at all times to be kept recorded, registered and filed, and will execute and file statements and cause to be issued and filed statements, all in such manner and in such places and at such times as are prescribed in this Indenture as may be required by law fully to preserve and protect the rights of the Holders and the Trustee under this Indenture and the Security Agreements to the Mortgaged Collateral.

The Company, the Subsidiary Guarantors and the Pledgors will from time to time promptly pay and discharge all recording or filing fees, charges and taxes relating to the filing or registration of this Indenture and the Security Agreements, any amendments thereto and any other instruments of further assurance.

(b)  The Company, the Subsidiary Guarantors and the Pledgors shall furnish to the Trustee:

(i)  on the Issue Date or as soon as practicable after the execution and delivery of this Indenture, an Opinion of Counsel either (a) to the effect that, in the opinion of such Counsel, this Indenture and the assignment of the Collateral intended to be made by the Security Agreements and all other instruments of further assurance or assignment have been properly recorded, registered and filed (or proper provision has been made for such recording, registration and filing) to the extent necessary to make effective the Lien created by such Security Agreements and reciting the details of such action, and stating that as to the Lien created pursuant to such Security Agreements, such recordings, registerings and filings are the only recordings, registerings and filings necessary to give notice thereof and that no re-recordings, re-registerings or refilings are necessary to maintain such notice (other than as stated in such opinion), and further stating that all statements have been executed and filed (or proper provision has been made for such filing) that are necessary fully to preserve and protect the rights of the Holders and the Trustee with respect to the Lien under this Indenture and such Security Agreements, or (b) to the effect that, in the opinion of such counsel, no such action is necessary to perfect such Lien; and

(ii)  on or before June 1 in each year beginning with June 1, 2014, an Opinion of Counsel, dated as of such date, either (a) to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and re-filings of this Indenture, the Security Agreements and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of this Indenture and the Security Agreements and reciting with respect to such Lien the details of such action or referencing to prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Holders and the Trustee hereunder and under the Security Agreements with respect to such Lien, or (b) to the effect that, in the opinion of such Counsel, no such action is necessary to maintain such Lien.

SECTION 12.03.  Disposition of Collateral Without Release.  (a) Notwithstanding the provisions of Section 12.04, so long as no Event of Default shall have occurred and be continuing, the Company, the Subsidiary Guarantors and the Pledgors, as the case may be, may, without any release or consent by the Trustee:

(i)  sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements, materials or supplies or other similar property subject to the Lien of this Indenture and the Security Agreements, which may have become worn out or obsolete, not exceeding in aggregate value in any one calendar year $1,000,000, or which may constitute an Incidental Asset, upon substituting for the same other machinery, equipment, furniture, apparatus, tools or implements, materials or supplies or other similar property not necessarily of the same character but of at least equal value to the Company as, and costing not less than the amount realized from, the Collateral disposed of, which shall forthwith become, without further action, subject to the Lien of this Indenture and the Security Agreements;

(ii)  abandon, terminate, cancel, release or make alterations in or substitutions of any contracts subject to the Lien of this Indenture and any of the Security Agreements; provided, however, that any altered or substituted contracts shall forthwith, without further action, be subject to the Lien of this Indenture and the Security Agreements to the same extent as those previously existing;

(iii)  surrender or modify any franchise, license or permit subject to the Lien of this Indenture and any of the Security Agreements which it may own or under which it may be operating; provided, however, that, after the surrender or modification of any such franchise, license or permit, the Company, the applicable Subsidiary Guarantor or the applicable Pledgor shall still, in the reasonable opinion of the Board of Directors, be entitled, under some other or without any franchise, license or permit, to conduct its business as it was operating immediately prior to such surrender or modification; or

(iv)  demolish, dismantle, tear down, abandon or scrap any portion of the Mortgaged Collateral (other than a Mortgaged Vessel), if in the good faith opinion of the Board of Directors, as evidenced by a Board Resolution, such demolition, dismantling, tearing down, abandoning or scrapping is in the best interests of the Company and the fair market value and utility of the Collateral as an entirety, and the security for the Securities, will not thereby be impaired.

(b)  In the event that the Company, a Subsidiary Guarantor or a Pledgor has sold, exchanged or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral which under the provisions of this Section 12.03 may be sold, exchanged or otherwise disposed of by the Company without any release or consent of the Trustee, and the Company requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture and the Security Agreements, the Trustee shall execute such an instrument upon delivery to the Trustee of (i) an Officers' Certificate by the Company reciting the sale, exchange or other disposition made or proposed to be made and describing in reasonable detail the property affected thereby, and stating that such property is property which by the provisions of this Section 12.03 may be sold, exchanged or otherwise disposed of or dealt with by the Company without any release or consent of the Trustee and (ii) an Opinion of Counsel stating that the sale, exchange or other disposition made or proposed to be made was duly taken by the Company, the Subsidiary Guarantor or the Pledgor in conformity with a designated subsection of Section 12.03(a) and that the execution of such written disclaimer, release or quitclaim is appropriate to confirm the propriety of such sale, disposition or other disposition under this Section 12.03.

SECTION 12.04.  Release of Collateral.  In addition to its rights under Section 12.03, the Company shall have the right, at any time and from time to time, to sell, exchange or otherwise dispose of any of the Collateral (other than Trust Moneys, which are subject to release from the Lien of this Indenture and the Security Agreements as provided under Article 13), upon compliance with the requirements and conditions of this Section 12.04, Section 4.06, Section 4.14 and Section 4.20, and the Trustee shall release the same, together with all Related Collateral with respect to such Collateral and all Pledged Collateral with respect of the owner of such Collateral, from the Lien of this Indenture and the Security Agreements upon receipt by the Trustee of a Release Notice requesting such release and describing the property to be so released, together with:

(a)  If the property to be released has a book value of at least $5,000,000, a Board Resolution requesting such release and authorizing an application to the Trustee therefor.

(b)  An Officers' Certificate, dated not more than 30 days prior to the date of the application for such release, in each case stating in substance as follows:

(i)  that, in the opinion of the signers, the security afforded by this Indenture and the Security Agreements will not be impaired by such release in contravention of the provisions of this Indenture, and that if the Collateral to be released is not being replaced by comparable property, such Collateral has a book value equal to or less than $1,000,000 and is not necessary for the efficient operation of the Company's remaining property or in the conduct of the business of the Company;

(ii)  that the Company, a Subsidiary Guarantor or a Pledgor has disposed of or will dispose of the Collateral so to be released for a consideration representing, in the opinion of the signers, its fair market value, which consideration may consist of any one or more of the following, to the extent otherwise permitted by this Indenture:  (A) cash or Cash Equivalents, (B) obligations secured by a purchase money Lien upon the property so to be released and (C) any other property or assets that, except as provided in Section 12.04(d), upon acquisition thereof by the Company, a Subsidiary Guarantor or a Pledgor would be subject to the Lien of this Indenture and the Security Agreements, and subject to no Lien other than Permitted Liens which, under the applicable provisions of the Security Agreements relating thereto, are permitted to be superior to the Lien of the Trustee herein and therein, all of such consideration to be briefly described in the certificate;

(iii)  that no Event of Default has occurred and is continuing;

(iv)  the fair market value, in the opinion of the signers, of the property to be released at the date of such application for release; provided, however, that it shall not be necessary under this clause (iv) to state the fair market value of any property whose fair market value is certified in a certificate of an Appraiser under Section 12.04(c);

(v)  whether the aggregate fair market value of all Collateral to be released and of all other Collateral released from the Lien of this Indenture and the Security Agreements pursuant to this Section 12.04 since the commencement of the then current calendar year is 10% or more of the aggregate principal amount of the Securities outstanding on the date of the application and whether said fair market value of the property to be released is at least $100,000 and at least 1% of the aggregate principal amount of the Securities outstanding on the date of the application, and if such is the case, that a certificate of an Appraiser as to the fair market value of the property to be released will be furnished under Section 12.04(c);

(vi)  that if the Collateral to be released is only a portion of a Mortgaged Vessel, following such release, that the fair market value of the Mortgaged Vessel (exclusive of the fair market value of the released Collateral) shall not be less than the fair market value of such Mortgaged Vessel (exclusive of the fair market value of the released Collateral) prior to such release;

(vii)  that all conditions precedent herein provided for relating to the release of the Collateral in question have been complied with.

(c)  If (i)the fair market value of the property to be  released and of all other property released from the Lien of this Indenture and the Security Agreements pursuant to this Section 12.04 since the commencement of the then current calendar year, as shown by the certificate required by Section 12.04(b)(v), is 10% or more of the aggregate principal amount of the Securities outstanding on the date of the application, and (ii) the fair market value of the Collateral to be so released, as shown by the certificate filed pursuant to Section 12.04(b)(v), is at least $150,000 and at least 1% of the aggregate principal amount of the Securities outstanding on the date of the application, a certificate of an Appraiser stating the then fair market value, in the opinion of the signer, of the property to be released.

(d)  The Net Available Cash, which will be paid to the Trustee (except Net Available Cash from any Asset Sale which is not required, or cannot be required through the passage of time or otherwise, to be used to repurchase or redeem or to make an offer to repurchase Securities hereunder); and, if any property other than cash, Cash Equivalents or obligations is included in the consideration received in connection with such Asset Sale, such instruments of conveyance, assignment and transfer, if any, as may be necessary, in the Opinion of Counsel to be given pursuant to Section 12.04(e), to subject to the Lien of this Indenture and the Security Agreements all the right, title and interest of the Company or the applicable Subsidiary Guarantor in and to such property.

(e)  An Opinion of Counsel substantially to the effect (i) that any obligation included in the consideration for any property so to be released and to be received by the Trustee pursuant to Section 12.04(d) is a valid and binding obligation enforceable in accordance with its terms and is effectively pledged under the Security Agreements, (ii) that any Lien granted by a purchaser to secure a purchase money obligation is a fully perfected Lien and such instrument granting such Lien is enforceable in accordance with its terms, (iii) either (x) that such instruments of conveyance, assignment and transfer as have been or are then delivered to the Trustee are sufficient to subject to the Lien of this Indenture and the applicable Security Agreements all the right, title and interest of the Company or the applicable Subsidiary Guarantor or Pledgor in and to any property, other than cash, Cash Equivalents and obligations, that is included in the consideration for the Collateral so to be released and is to be received by the Trustee pursuant to Section 12.04(d), subject to no Lien other than Permitted Liens or (y) that no instruments of conveyance, assignment or transfer are necessary for such purpose, (iv) that the Company or the applicable Subsidiary Guarantor or Pledgor has corporate power to own all property included in the consideration for such release, and (v) that all conditions precedent herein and under the Security Agreements relating to the release of such Collateral have been complied with.

(f)  If the Collateral to be released is only a portion of a Mortgaged Vessel, an Opinion of Counsel relating to the Mortgaged Vessel confirming that after such release, the Lien of the Mortgage continues unimpaired as a perfected Lien upon the Mortgaged Vessel subject only to Permitted Liens.

In connection with any release, the Company shall (i) execute, deliver and record or file and obtain such instruments as the Trustee may reasonably require, including amendments to the Security Agreements and this Indenture, and (ii) deliver to the Trustee such evidence of the satisfaction of the conditions included in this Indenture and the Security Agreements as the Trustee may reasonably require.

The Company shall exercise its rights under this Section by delivery to the Trustee of a notice (each, a "Release Notice"), which shall refer to this Section, describe with particularity the items of property proposed to be covered by the release and be accompanied by a counterpart of the instruments proposed to give effect to the release fully executed and acknowledged (if applicable) by all parties thereto other than the Trustee and in form for execution by the Trustee.  Upon such compliance, the Company shall direct the Trustee to execute, acknowledge (if applicable) and deliver to the Company such counterpart within 10 Business Days after receipt by the Trustee of a Release Notice and the satisfaction of the requirements of this Section.

In case an Event of Default shall have occurred and be continuing, the Company, a Subsidiary Guarantor or a Pledgor, while in possession of the Collateral (other than cash, Cash Equivalents, securities and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder or under any Security Agreement or with the trustee, mortgagee or other holder of a Permitted Lien), may do any of the things enumerated in this Section 12.04, if the Trustee in its discretion, or the Holders of a majority in aggregate principal amount of the Securities outstanding, by appropriate action of such Holders, shall consent to such action, in which event any certificate filed under this Section shall omit the statement to the effect that no Event of Default has occurred and is continuing.  This paragraph shall not apply, however, during the continuance of an Event of Default of the type specified in Section 6.01(1) or 6.01(2).

All cash or Cash Equivalents received by the Trustee pursuant to this Section 12.04 shall be held by the Trustee, for the benefit of the Holders, as Trust Moneys under Article 13 subject to application as therein provided.  All purchase money and other obligations received by the Trustee pursuant to this Section 12.04 shall be held by the Trustee for the benefit of the Holders as Mortgaged Collateral.

SECTION 12.05.  Eminent Domain, Expropriation and Other Governmental Takings.  If any of the Mortgaged Collateral is taken by eminent domain, expropriation or other similar governmental taking (including a requisition for hire which is not revoked within six months or a requisition for title) or is sold pursuant to the exercise by any governmental authority of any right which it may then have to purchase, or to designate a purchaser or to order a sale of, all or any part of the Mortgaged Collateral, the Trustee shall release the property so taken or purchased, but only upon receipt by the Trustee of the following:

(a)  an Officers' Certificate stating that such property has been taken by eminent domain, expropriation or other similar governmental taking and the amount of the award therefor, or that such property has been sold pursuant to a right vested in a governmental authority to purchase, or to designate a purchaser, or order a sale of such property and the amount of the proceeds of such sale, that the amount of the proceeds of the property so sold is not less than the amount to which the Company or the applicable Subsidiary Guarantor or Pledgor is legally entitled under the terms of such right to purchase or designate a purchaser, or under the order or orders directing such sale, as the case may be, and that all conditions precedent herein provided for relating to such release have been complied with;

(b)  to hold as Trust Moneys, subject to the disposition thereof pursuant to Article 13 hereof, the award for such property or the proceeds of such sale to the extent provided under the Security Agreements; and

(c)  an Opinion of Counsel substantially to the effect that:

(1)  such property has been taken by eminent domain, expropriation or other similar governmental taking (including a requisition for hire which is not revoked within six months or a requisition for title) or has been sold pursuant to the exercise of a right vested in a governmental authority to purchase, or to designate a purchaser or order a sale of, such property; and

(2)  the instruments and the award or proceeds of such sale which have been or are therewith delivered to and deposited with the Trustee conform to the requirements of this Indenture and the Security Agreements and that, upon the basis of such application, the Trustee is permitted by the terms hereof and of the Security Agreements to execute and deliver the release requested, and that all conditions precedent herein provided for relating to such release have been complied with.

In any proceedings for the taking or purchase or sale of any part of the Mortgaged Collateral, by eminent domain, expropriation or other similar governmental taking or by virtue of any such right to purchase or designate a purchaser or to order a sale, the Trustee may be represented by counsel who may be counsel, at the Company's expense, for the Company.

All cash received by the Trustee pursuant to this Section 12.05 shall be held by the Trustee as Trust Moneys under Article 13 subject to application as therein provided.  All purchase money and other obligations received by the Trustee pursuant to this Section 12.05 shall be held by the Trustee as Mortgaged Collateral subject to application as provided in Section 12.10.

SECTION 12.06.  Permitted Releases Not To Impair Lien; Trust Indenture Act Requirements.  The release of any Mortgaged Collateral from the terms hereof and of the Security Agreements or the release of, in whole or in part, the Liens created by the Security Agreements, will not be deemed to impair the Lien on the Collateral in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to the applicable Security Agreements and pursuant to the terms of this Article 12.  The Trustee and each of the Holders acknowledge that a release of Mortgaged Collateral or a Lien strictly in accordance with the terms of the Security Agreements and of this Article 12 will not be deemed for any purpose to be an impairment of the Lien on the Mortgaged Collateral in contravention of the terms of this Indenture.  To the extent applicable, the Company and each obligor on the Securities shall cause § 314(d) of the TIA relating to the release of property or securities from the Lien hereof and of the Security Agreements to be complied with.  Any certificate or opinion required by § 314(d) of the TIA may be made by an officer of the Company, except in cases which § 314(d) of the TIA requires that such certificate or opinion be made by an independent person.

SECTION 12.07.  Suits To Protect the Mortgaged Collateral.  Subject to the provisions of the Security Agreements, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Mortgaged Collateral by any acts which may be unlawful or in violation of any of the Security Agreements or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Mortgaged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Mortgaged Collateral or be prejudicial to the interests of the Holders or the Trustee).

SECTION 12.08.  Purchaser Protected.  In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under obligation to ascertain or inquire into the authority of the Company or the applicable Subsidiary Guarantor to make any such sale or other transfer.

SECTION 12.09.  Powers Exercisable by Receiver or Trustee.  In case the Mortgaged Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Mortgaged Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.10.  Disposition of Obligations Received.  All purchase money and other obligations received by the Trustee under this Article shall be held by the Trustee as a part of the Mortgaged Collateral.  Upon payment in cash or Cash Equivalents by or on behalf of the Company to the Trustee of the entire unpaid principal amount of any such obligation, to the extent not constituting Net Available Cash which may be required, through the passage of time or otherwise, to be used to redeem or repurchase or to make an offer to redeem or repurchase Securities, the Trustee shall release and transfer such obligation and any mortgage securing the same upon receipt of any documentation that the Trustee may reasonably require.  Any cash or Cash Equivalents received by the Trustee in respect of the principal of any such obligations shall be held by the Trustee as Trust Moneys under Article 13 subject to application as therein provided and as provided in the Security Agreements.  Until the Securities are accelerated, pursuant to Section 6.02, all interest and other income on any such obligations, when received by the Trustee shall be paid to the Company from time to time in accordance with Section 13.07.  If the Securities have been accelerated pursuant to Section 6.02, any such interest or other income not theretofore paid, when collected by the Trustee, shall be applied by the Trustee in accordance with Section 6.10.

SECTION 12.11.  Determinations Relating to Mortgaged Collateral.  In the event (i) the Trustee shall receive any written request from the Company, a Subsidiary Guarantor or a Pledgor under any Security Agreement for consent or approval with respect to any matter or thing relating to any Mortgaged Collateral or the Company's, a Subsidiary Guarantor's or a Pledgor's obligations with respect thereto or (ii) there shall be due to or from the Trustee under the provisions of any Security Agreement any material performance or the delivery of any material instrument or (iii) the Trustee shall become aware of any material nonperformance by the Company, a Subsidiary Guarantor or a Pledgor of any covenant or any material breach of any representation or warranty of the Company, a Subsidiary Guarantor or a Pledgor set forth in any Security Agreement, then, in each such event, the Trustee shall be entitled to hire, at the sole reasonable cost and expense of the Company, experts, consultants, agents and attorneys to advise the Trustee on the manner in which the Trustee should respond to such request or render any requested performance or response to such nonperformance or breach.  The Trustee shall be fully protected in accordance with Article 7 hereof in the taking of any action recommended or approved by any such expert, consultant, agent or attorney and by indemnification provided in accordance with Section 6.05 and other sections of this Indenture if such action is agreed to by Holders of a majority in principal amount of the Securities pursuant to Section 6.05 and, the Trustee may, in its sole discretion, prior to taking such action if such action could subject it to environmental liabilities or taxation, require (i) direction from the Holders of a majority in principal amount of the Securities in accordance with Section 6.05 hereof and (ii) indemnification in accordance with Section 6.05.

SECTION 12.12.  Release upon Termination of the Company's Obligations.  In the event that the Company delivers an Officers' Certificate certifying that all the obligations under this Indenture, the Securities and the Security Agreements have been satisfied and discharged by complying with the provisions of Article 8 or by the payment in full of the Company's obligations under the Securities, this Indenture and the Security Agreements, the Trustee shall deliver to the Company a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Mortgaged Collateral, and any rights it has under the Security Agreements.

SECTION 12.13.  Substitution of Mortgaged Vessel.  In addition to its rights under Sections 12.03 and Section 12.04, the Company shall have the right, at any time and from time to time, to substitute any Mortgaged Vessel with a Substitute Mortgaged Vessel, upon compliance with the requirements and conditions of this Section 12.13 and Section 4.06 (if applicable) and Section 4.14.  On the date on which a Substitute Mortgaged Vessel is tendered to the Trustee as part of the Collateral (the "Vessel Substitution Date"), the Trustee shall release such Mortgaged Vessel from the Lien of this Indenture and the Security Agreements upon receipt by the Trustee of a Substitution Notice requesting such substitution, describing the Mortgaged Vessel to be released and the Substitute Mortgaged Vessel that the Company or a Restricted Subsidiary will tender, or cause to be to be tendered, to the Trustee as Collateral in substitution for the Mortgaged Vessel, together with:

(a)  If the Mortgaged Vessel to be released has a book value of at least $5,000,000, a Board Resolution requesting such release and authorizing an application to the Trustee to tender a Substitute Mortgaged Vessel in substitution therefor.

(b)  An Officers' Certificate, dated not more than 30 days prior to the date of the application for such release, in each case stating in substance as follows:

(i)  that, in the opinion of the signers, the security afforded by this Indenture and the Security Agreements will not be impaired by such substitution in contravention of the provisions of this Indenture;

(ii)  that no Event of Default has occurred and is continuing;

(iii)  the Appraised Value of the Substitute Mortgaged Vessel at the Vessel Substitution Date is at least equal to the Appraised Value of the Mortgaged Vessel for which it is being substituted; and

(iv)  that all conditions precedent herein provided for relating to the release of the Mortgaged Vessel and the tender of the Substitute Mortgaged Vessel in question have been complied with.

(c)  An Opinion of Counsel substantially to the effect (i) that such instruments of conveyance, assignment and transfer as have been or are then delivered to the Trustee are sufficient to subject the Substitute Mortgaged Vessel to the Lien of this Indenture and the applicable Security Agreements and to transfer all the right, title and interest of the Company or the applicable Subsidiary Guarantor or Pledgor in and to such Substitute Mortgaged Vessel to be received by the Trustee pursuant to this Section, subject to no Lien other than Permitted Liens, (ii) that the Company or the applicable Subsidiary Guarantor or Pledgor has corporate power to own all Substitute Mortgaged Vessels included in the consideration for such substitution, and (iii) that all conditions precedent herein and under the Security Agreements relating to the release of such Collateral have been complied with.

(d)  Written appraisals by two independent Appraisers as of the Vessel Substitution Date, stating (i) the approximate fair market value of the Mortgaged Vessel to be released and (ii) the approximate fair market value of the Substitute Mortgaged Vessel to be tendered to the Trustee as Collateral in substitution for the Mortgaged Vessel to be released.

(e)  Original certificates, certified to be true and complete by an Officer of the Company, representing the Capital Stock of any Restricted Subsidiary owning such Substitute Mortgaged Vessel of which the Company or a Wholly Owned Subsidiary that is a Subsidiary Guarantor is the record and beneficial owner (unless such Restricted Subsidiary is already a Subsidiary Guarantor), together with an Officers' Certificate with respect thereto.

(f)  Copies, certified to be true and complete by an Officer of the Company, of any Charters related to such Substitute Mortgaged Vessel.

(g)  The report of an insurance broker required by Section 3(U)(viii) of the form of Mortgage attached as Exhibit C to this Indenture, with respect to insurance policies maintained in respect of each such Substitute Mortgaged Vessel, which report shall include loss payable clauses substantially in the form set forth in Schedule 1 to the form of Assignment of Insurance.

(h)  With respect to oceangoing Vessels, a classification certificate, dated as of a date not more than 30 days prior to the date on which such Substitute Mortgaged Vessel is tendered, from a classification society with respect to each such Substitute Mortgaged Vessel.

(i)  A fully executed Guarantee Agreement in respect of its Subsidiary Guarantee substantially in the form attached as Exhibit F hereto; provided that no Subsidiary Guarantee need be provided if each of the owner of the Mortgaged Vessel and the owner of the Substitute Mortgaged Vessel is a Pledgor or is not a Wholly Owned Subsidiary;

In connection with any substitution, the Company shall (i) execute, deliver and record or file and obtain such instruments as the Trustee may reasonably require, including a Mortgage (which shall be submitted to the appropriate registry office as soon as reasonably practicable, but in no event later than 5 Business Days (or in the case of Mortgages governed by the laws of Argentina or Paraguay, 15 Business Days) after the Vessel Substitution Date), the Security Agreements and this Indenture, and (ii) deliver to the Trustee such evidence of the satisfaction of the conditions included in this Indenture and the Security Agreements as the Trustee may reasonably require.

The Company shall exercise its rights under this Section by delivery to the Trustee of a notice (each, a "Substitution Notice"), which shall refer to this Section, describe with particularity the Mortgaged Vessels and Substitute Mortgaged Vessels proposed to be covered by the substitution and be accompanied by a counterpart of the instruments proposed to give effect to the substitution fully executed and acknowledged (if applicable) by all parties thereto other than the Trustee and in form for execution by the Trustee.  Upon such compliance, the Company shall direct the Trustee to execute, acknowledge (if applicable) and deliver to the Company, at the Company's sole cost and expense, such counterpart within 10 Business Days after receipt by the Trustee of a Substitution Notice and the satisfaction of the requirements of this Section.

In case an Event of Default shall have occurred and be continuing, the Company, a Subsidiary Guarantor or a Restricted Subsidiary, while in possession of the Mortgaged Vessels, may do any of the things enumerated in this Section 12.13, if the Trustee in its discretion, or the Holders of a majority in aggregate principal amount of the Securities outstanding, by appropriate action of such Holders, shall consent to such action, in which event any certificate filed under this Section shall omit the statement to the effect that no Event of Default has occurred and is continuing.  This paragraph shall not apply, however, during the continuance of an Event of Default of the type specified in Section 6.01(1) or 6.01(2).

ARTICLE 13

Application of Trust Moneys

SECTION 13.01.  "Trust Moneys" Defined.  All cash or Temporary Cash Investments received by the Trustee as or in respect of Collateral:

(a)  upon the release of property from the Lien of this Indenture and the Security Agreements, including all moneys received in respect of the principal of all purchase money, governmental and other obligations; or

(b)  as compensation for, or proceeds of sale of, any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to an order of, a governmental authority or otherwise disposed of; or

(c)  in connection with an Event of Loss or Asset Sale with respect to Collateral;

(d)  pursuant to certain provisions of the Mortgages;

(e)  as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Agreements or otherwise;

(f)  for application under this Article as elsewhere provided in this Indenture or any Security Agreement, or whose disposition is not elsewhere otherwise specifically provided for herein or in any Security Agreement;

(g)  which represent net proceeds from the issuance of Additional Notes required to be deposited with the Trustee pending the acquisition of one or more Mortgaged Vessels (and to make Permitted Repairs, as applicable)

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee in connection with the repurchase requirements of Section 4.11 or in connection with any Asset Sale Offer or optional redemption or defeasance of any Securities.

(all such moneys being herein sometimes called "Trust Moneys"), shall be held by the Trustee for the benefit of the Holders of Securities as a part of the Collateral, shall be held in United States dollars or U.S. dollar denominated obligations, and, upon any entry upon or sale of the Collateral or any part thereof pursuant to Article 6, said Trust Moneys shall be applied in accordance with Section 6.10 or to pay any amounts due to the Trustee in respect of this Indenture or any Security Agreement; provided that any such amounts paid to the Trustee in respect of this Indenture or any Security Agreement shall not exceed $250,000 per calendar year; but, prior to any such entry, sale or payment, all or any part of the Trust Moneys may be withdrawn, and shall be released, paid or applied by the Trustee, from time to time as provided in Sections 13.02 to 13.05, inclusive, may be applied by the Trustee as provided in Section 13.07(b) and, if applicable, shall be released pursuant to Section 4.17.

SECTION 13.02.  Retirement of Securities.  The Trustee shall apply Trust Moneys from time to time to the payment of the principal of and interest on any Securities, at final maturity or to the redemption thereof or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including pursuant to a redemption under Article 3 or a required repurchase pursuant to Section 4.11 or 4.16(b), as the Company shall request, upon receipt by the Trustee of the following:

(a)  a resolution of the Board of Directors directing the application pursuant to this Section of a specified amount of Trust Moneys (denominated in U.S. dollars) and in case any such moneys are to be applied to payment, designating any Securities, so to be paid and, in case any such moneys are to be applied to the purchase of any Securities, prescribing the method of purchase, the price or prices to be paid and the maximum principal amount of any Securities, to be purchased and any other provisions of this Indenture governing such purchase;

(b)  additional cash (denominated in U.S. dollars) to the extent necessary to fund the entire payment amount or purchase price purchase, which cash shall be held by the Trustee in trust for such purpose;

(c)  an Officers' Certificate, dated not more than five days prior to the date of the relevant application, stating

(i)  that no Default exists; and

(ii)  that all conditions precedent and covenants herein provided for relating to such application of Trust Moneys have been complied with; and

(d)  an Opinion of Counsel stating that the documents and the cash or Cash Equivalents, if any, which have been or are therewith delivered to and deposited with the Trustee conform to the requirements of this Indenture and that all conditions precedent herein provided for relating to such application of Trust Moneys have been complied with.

Upon compliance with the foregoing provisions of this Section, the Trustee shall apply Trust Moneys available therefor as directed and specified by such resolution, up to, but not exceeding, the principal amount of the Securities to be so paid, redeemed or purchased.

A resolution of the Board of Directors expressed to be irrevocable directing the application of Trust Moneys under this Section to the payment of the principal of particular Securities shall for all purposes of this Indenture be deemed the equivalent of the deposit of money with the Trustee in trust for such purpose.  Such Trust Moneys and any cash deposited with the Trustee pursuant to subsection (b) of this Section shall not, after compliance with the foregoing provisions of this Section, be deemed to be part of the Collateral or Trust Moneys.

SECTION 13.03.  Withdrawals of Insurance Proceeds and Condemnation Awards; Withdrawals of Net Available Cash.  (a) To the extent that any Trust Moneys consist of either (i) the proceeds of insurance upon any part of the Mortgaged Collateral or (ii) any award for or the proceeds from any of the Collateral being taken by eminent domain, expropriation or other similar governmental taking (including a requisition for hire which is not revoked within six months or a requisition for title) or sold pursuant to the exercise by any governmental authority of any right which it may then have to purchase, or to designate a purchaser or to order a sale of any part of the Mortgaged Collateral, such Trust Moneys may be withdrawn by the Company or the applicable Subsidiary Guarantor or Pledgor and shall be paid by the Trustee upon a request by the Company to the Trustee by the proper officer or officers of the Company or the applicable Subsidiary Guarantor or Pledgor to reimburse the Company or the applicable Subsidiary Guarantor or Pledgor for expenditures made, or to pay costs incurred, by the Company or the applicable Subsidiary Guarantor or Pledgor to repair, rebuild or replace the property destroyed, damaged or taken (including the acquisition of a Qualified Substitute Vessel), upon receipt by the Trustee of the following:

(I)  an Officers' Certificate dated not more than 30 days prior to the date of the application for the withdrawal and payment of such Trust Moneys and setting forth:

(i)  that expenditures have been made, or costs incurred, including any Ready for Sea Cost, or will be incurred simultaneous with such withdrawal of Trust Moneys, by the Company or the applicable Subsidiary Guarantor or Pledgor in a specified amount for the purpose of making certain repairs, rebuildings and replacements of the Mortgaged Collateral (including the acquisition of a Qualified Substitute Vessel), which shall be briefly described, and stating the fair market value (which shall be substantiated by an Appraiser's certificate attached thereto) thereof to the Company at the date of the acquisition thereof by the Company, except that it shall not be necessary under this paragraph to state the fair market value of any of such repairs, rebuildings or replacements that are separately described pursuant to paragraph (vi) of this subsection (I) and whose fair market value is stated in the Appraiser's certificate under the following subsection (II) of this Section 13.03;

(ii)  that no part of such expenditures, in any previous or then pending application, has been or is being made the basis for the withdrawal of any Trust Moneys pursuant to this Section 13.03;

(iii)  that no part of such expenditures or costs has been paid out of either the proceeds of insurance upon any part of the Mortgaged Collateral not required to be paid to the Trustee under the Mortgage or any award for or the proceeds from any of the Mortgaged Collateral being taken not required to be paid to the Trustee under Section 12.05 hereof, as the case may be;

(iv)  that there is no outstanding indebtedness or other obligation, other than costs for which payment is being requested, known to the Company, after due inquiry, for the purchase price or construction of such repairs, rebuildings or replacements, or for labor, wages, materials or supplies in connection with the making thereof, which, if unpaid, might become the basis of a vendor's, mechanics', laborer's, materialmen's, statutory or other similar Lien upon any of such repairs, rebuildings or replacement, which Lien might, in the opinion of the signers of such certificate, materially impair the security afforded by such repairs, rebuildings or replacement;

(v)  that the property to be repaired, rebuilt or replaced is necessary or desirable in the conduct of the Company's, the Subsidiary Guarantors' or the Pledgors' business;

(vi)  whether any part of such repairs, rebuildings or replacements, within six months before the date of acquisition thereof by the Company, a Subsidiary Guarantor or a Pledgor, has been used or operated by others other than the Company, a Subsidiary Guarantor or a Pledgor in a business similar to that in which such property has been or is to be used or operated by the Company, a Subsidiary Guarantor or a Pledgor, and whether the fair market value to the Company, a Subsidiary Guarantor or a Pledgor, at the date of such acquisition, of such part of such repairs, rebuildings or replacement is at least $25,000 and 1% of the aggregate principal amount of the outstanding Securities; and, if all such facts are present, such part of said repairs, rebuildings or replacements shall be separately described, and it shall be stated that an Appraiser's certificate as to the fair market value to the Company of such separately described repairs, rebuildings or replacements will be furnished under the following subsection (II) of this Section 13.03(a);

(vii)  that no Default shall have occurred and be continuing;

(viii)  that the Trust Moneys that will remain after such withdrawal will be sufficient to complete the maintenance or repairs of the property destroyed, damaged or taken; and

(ix)  that all conditions precedent herein provided for relating to such withdrawal and payment have been complied with.

(II)  In case any part of such maintenance or repairs is separately described pursuant to the foregoing paragraph (vi) of subsection (I) of this Section 13.03, a certificate of an Appraiser stating the fair market value to the Company, the Subsidiary Guarantors or the Pledgor, in such Appraiser's opinion, of such separately described maintenance or repairs at the date of the completion thereof by the Company, the Subsidiary Guarantors or the Pledgors.

(III)  An Opinion of Counsel substantially stating:

(i)  that the instruments that have been or are therewith delivered to the Trustee conform to the requirements of this Indenture or the Security Agreements, and that, upon the basis of such Company request and the accompanying documents specified in this Section 13.03, all conditions precedent herein provided for relating to such withdrawal and payment have been complied with, and the Trust Moneys whose withdrawal is then requested may be lawfully paid over under this Section 13.03;

(ii)  that the Company or the applicable Subsidiary Guarantor or Pledgor has acquired title to said repairs, rebuildings and replacements at least the equivalent to its title to the property destroyed, damaged or taken, and that the same and every part thereof are free and clear of all Liens prior to the Lien of this Indenture and the Security Agreements, except Permitted Liens to which the property so destroyed, damaged or taken shall have been subject at the time of such destruction, damage or taking; and

(iii)  that all the Company's or the applicable Subsidiary Guarantor's or Pledgor's right, title and interest in and to said repairs, rebuilding or replacements, or combination thereof, are then subject to the Lien of this Indenture and the Security Agreements.

(b)  To the extent that any Trust Moneys consist of Net Available Cash attributable to a Sold Mortgaged Vessel (other than the receipt by a Pledgor of Net Available Cash attributable to the sale of its Mortgaged Vessel or the sale of its Capital Stock to the Company or a Restricted Subsidiary) or to the Sale Equivalent Portion of Bareboat Charter Funds, such Trust Moneys may be withdrawn by the Company or the applicable Subsidiary Guarantor or Pledgor, and shall be paid by the Trustee, upon a request by the Company to the Trustee by the proper officer or officers of the Company or the applicable Subsidiary Guarantor or Pledgor, to the Company or the applicable Subsidiary Guarantor or Pledgor, in connection with the acquisition of a Qualified Substitute Vessel, including certain related maintenance and repairs, in accordance with the conditions set forth below and, upon receipt by the Trustee of the following:

(I)  an Officers' Certificate dated not more than 30 days prior to the date of the application for the withdrawal and payment of such Trust Moneys and setting forth:

(i)  either (x) that expenditures have been made, or costs incurred, or will be incurred simultaneously with such withdrawal of Trust Moneys, by the Company or the applicable Subsidiary Guarantor or Pledgor in a specified amount in connection with the acquisition of a Qualified Substitute Vessel in accordance with the terms of an Acquisition Contract that has been (or will be) executed and is (or will be) in full force and effect for the purpose of acquiring a Qualified Substitute Vessel to replace the Mortgaged Vessel, which Qualified Substitute Vessel shall be briefly described, and stating the fair market value thereof (which shall be substantiated by an Appraiser's certificate attached thereto) to the Company at the date of the acquisition thereof by the Company, or (y) that expenditures have been made, or costs incurred, including Ready for Sea Costs, or will be incurred simultaneously with such withdrawal of Trust Moneys, by the Company or the applicable Subsidiary Guarantor or Pledgor in a specified amount for the purpose of making certain maintenance, repairs (including structural modifications) or drydocking expenses, including survey expenses, relating to such Qualified Substitute Vessel, which shall be briefly described, and stating the fair market value thereof (which shall be substantiated by an Appraiser's certificate attached thereto) to the Company at the date of the acquisition thereof by the Company;

(ii)  that no part of such expenditures, in any previous or then pending application, has been or is being made the basis for the withdrawal of any Trust Moneys pursuant to this Section 13.03;

(iii)  that there is no outstanding indebtedness or other obligation, other than costs for which payment is being requested, known to the Company, after due inquiry, for the purchase price or construction of such maintenance or repairs, or for labor, wages, materials or supplies in connection with the making thereof, which, if unpaid, might become the basis of a vendor's, mechanics', laborer's, materialmen's, statutory or other similar Lien upon any of such repairs, rebuildings or replacement, which Lien might, in the opinion of the signers of such certificate, materially impair the security afforded by such repairs, rebuildings or replacement;

(iv)  that the Qualified Substitute Vessel to be acquired, maintained or repaired is necessary or desirable in the conduct of the Company's, the Subsidiary Guarantors' or the Pledgors' business;

(v)  that no Default shall have occurred and be continuing;

(vi)  that all conditions precedent herein provided for relating to such withdrawal and payment have been complied with.

(II)  An Opinion of Counsel substantially stating:

(i)  that the instruments that have been or are therewith delivered to the Trustee conform to the requirements of this Indenture and the Security Agreements, and that, upon the basis of such Company, Subsidiary Guarantor or Pledgor request and the accompanying documents specified in this Section 13.03, all conditions precedent herein provided for relating to such withdrawal and payment have been complied with, and the Trust Moneys whose withdrawal is then requested may be lawfully paid over under this Section 13.03;

(ii)  that the Company or the applicable Subsidiary Guarantor or Pledgor has acquired title to said Qualified Substitute Vessel, and that the same and every part thereof are free and clear of all Liens prior to the Lien of this Indenture and the Security Agreements, except Permitted Liens; and

(iii)  that all the Company's or the applicable Subsidiary Guarantor's or Pledgor's right, title and interest in and to such Qualified Substitute Vessel, are then subject to the Lien of this Indenture and the Security Agreements.

(c)  Upon compliance with the foregoing provisions of this Section 13.03(a) or (b), the Trustee shall pay on the Company's request an amount of Trust Moneys of the character aforesaid equal to the amount of the expenditures or costs stated in the Officers' Certificate required by Section 13.03(a) or (b); provided, however, that notwithstanding the above, so long as no Default shall have occurred and be continuing, in the event that any insurance proceeds or award for such property or proceeds of such sale, in each case contemplated by Section 13.03(a), does not exceed $5,000,000, and, in the good faith estimate of the Company and the applicable Subsidiary Guarantor or Pledgor, such destruction or damage resulting in such insurance proceeds or such taking or sale resulting in such award does not detrimentally affect the value or use of the Mortgaged Collateral in any material respect, upon delivery to the Trustee of an Officers' Certificate to such effect, the Company may direct the Trustee and, upon such direction, the Trustee and the Company shall direct the insurer to release directly to the Company or the applicable Subsidiary Guarantor or Pledgor such insurance proceeds or award for such property or proceeds of such sale, free of the Lien hereof and of the Security Agreements.

SECTION 13.04.  Powers Exercisable Notwithstanding Default or Event of Default.  In case a Default or an Event of Default shall have occurred and shall be continuing, the Company, while in possession of the Collateral (other than cash, Cash Equivalents, securities and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder or under the Security Agreements), may do any of the things enumerated in Sections 13.02 and 13.03 if the Trustee in its discretion, or the Holders of a majority in aggregate principal amount of the outstanding Securities, by appropriate action of such Holders, shall consent in writing to such action, in which event any certificate filed under any of such Sections shall omit the statement to the effect that no Default or Event of Default has occurred and is continuing.  This Section 13.04 shall not apply, however, during the continuance of an Event of Default of the type specified in Section 6.01(1) or 6.01(2).

SECTION 13.05.  Powers Exercisable by Trustee or Receiver.  In case the Mortgaged Collateral (other than any cash, Cash Equivalents, securities and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder or under the Security Agreements) shall be in the possession of a receiver or trustee lawfully appointed, the powers hereinbefore in this Article 13 conferred upon the Company, the Subsidiary Guarantors and the Pledgors with respect to the withdrawal or application of Trust Moneys may be exercised by such receiver or trustee, in which case a certificate signed by such receiver or trustee shall be deemed the equivalent of any Officers' Certificate required by this Article 13.  If the Trustee shall be in possession of any of the Mortgaged Collateral hereunder or under the Security Documents, such powers may be exercised by the Trustee in its discretion.

SECTION 13.06.  Disposition of Securities Retired.  All Securities received by the Trustee and for whose purchase Trust Moneys are applied under this Article 13, if not otherwise canceled, shall be promptly canceled and destroyed by the Trustee unless the Trustee shall be otherwise directed by Company request.  Upon destruction of any Securities, the Trustee shall issue a certificate of destruction to the Company.

SECTION 13.07.  Investment and Use of Trust Moneys.  (a)All or any part of any Trust Moneys held by the Trustee hereunder (except such as may be held for the account of any particular Securities), shall from time to time at the direction of the Company be invested or reinvested by the Trustee in Temporary Cash Investments as long as the Trustee can maintain a perfected security interest therein.  Unless a Default occurs and is continuing, any interest on such Temporary Cash Investments (in excess of any accrued interest paid at the time of purchase) which may be received by the Trustee shall be paid periodically to the Company.  Such Temporary Cash Investments shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.  The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except only for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 13.07.

(b)  If the Company or any Subsidiary Guarantor or Pledgor shall fail to perform any of its covenants in this Indenture or under any Security Agreement, the Trustee may (but shall not be required to) at any time and from time to time, use, apply and advance any Trust Moneys held by it under this Article 13 or make advances to effect performance of any such covenant on behalf of the Company, such Subsidiary Guarantor or such Pledgor as contemplated by this Indenture or the Security Agreements; provided, however, that the Trustee shall not be required to make any such advances from its own funds; provided further, however, that all moneys so used or advanced by the Trustee, together (in the case of funds advanced by the Trustee) with interest at the rate borne by the Securities shall be repaid by the Company or the applicable Subsidiary Guarantor or Pledgor upon demand and such advances shall be secured under the Mortgages prior to the Securities.  For repayment of all such advances the Trustee shall have the right to use and apply any Trust Moneys at any time held by it under Article 13 but no such use of Trust Moneys or advance shall relieve the Company, such Subsidiary Guarantor or such Pledgor from any Default.

ARTICLE 14

Miscellaneous

SECTION 14.01.  Trust Indenture Act Controls.  If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

SECTION 14.02.  Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or overnight courier addressed as follows:

if to the Company or any Subsidiary Guarantor or Pledgor:

Ultrapetrol (Bahamas) Limited
c/o H&J Corporate Services Ltd.
Ocean Center
Montagu Foreshore
East Bay Street
P.O. Box SS-19084
Nassau, Bahamas
Attention of Secretary

with a copy to:

Ultrapetrol (Bahamas) Limited
c/o Ravenscroft Shipping Inc.
3251 Ponce de Leon Boulevard
Coral Gables, Florida 33134
Attention of Secretary

if to the Trustee:

Manufacturers and Traders Trust Company
Corporate Trust Administration
25 South Charles Street
Attention:  Dante M. Monakil
Facsimile:  (410) 244-4236

The Company, the Subsidiary Guarantors, the Pledgors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Securityholder shall be mailed to the Securityholder at the Securityholder's address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 14.03.  Communication by Holders with Other Holders.  Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities.  The Company, the Subsidiary Guarantors, the Pledgors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 14.04.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company, Subsidiary Guarantor or a Pledgor to the Trustee to take or refrain from taking any action under this Indenture, the Company or such Subsidiary Guarantor shall furnish to the Trustee:

(1)  an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 14.05.  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)  a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)  a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)  a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 14.06.  When Securities Disregarded.  In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 14.07.  Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Securityholders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 14.08.  Legal Holidays.  A "Legal Holiday" is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York and the State of Maryland.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 14.09.  Governing Law.  This Indenture and the Securities shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 14.10.  No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Securities or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Securityholder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Securities.

SECTION 14.11.  Successors.  All agreements of the Company, the Subsidiary Guarantors and Pledgors in this Indenture and the Securities shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 14.12.  Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 14.13.  Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 14.14.  Agent for Service; Submission to Jurisdiction; Waiver of Immunities.  By the execution and delivery of this Indenture, the Company and each of the Pledgors and the Subsidiary Guarantors (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Indenture, the Securities or the Security Agreements that may be instituted in any federal or state court in the State of New York, Borough of Manhattan or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that CT Corporation System has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding, and (iii) agrees that service of process upon CT Corporation System and written notice of said service to the Company or the applicable Pledgor or Subsidiary Guarantor, shall be deemed in every respect effective service of process upon the Company or such Pledgor or Subsidiary Guarantor, as the case may be, in any such suit or proceeding.  The Company and each of the Pledgors and the Subsidiary Guarantors further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this Indenture shall be in full force and effect.

The Company and each of the Pledgors and the Subsidiary Guarantors hereby irrevocably and unconditionally waive, to the fullest extent they may legally effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Indenture, the Security Agreements or the Securities in any federal or state court in the State of New York, Borough of Manhattan.  The Company and each of the Pledgors and the Subsidiary Guarantors hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

To the extent either the Company or any of the Pledgors or the Subsidiary Guarantors has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in Securities and the Security Agreements, to the extent permitted by law.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Ultrapetrol (Bahamas) Limited
By:

Name: Title:

Ultrapetrol S.A. UABL S.A. each as Guarantor, confirmed, signed and accepted in New York, New York
By:

Name: Title:

[Signature Page to the Indenture]

Ultrapetrol S.A. Parfina S.A. Parabal SA UABL Paraguay S.A. each as Guarantor
By:

Name: Jorge Jose Alvarez

By:

Name: Edmundo Roberto Quevedo Ibarra

Compania Paraguaya De Transporte Fluvial SA Riverpar SA each as Pledgor
By:

Name: Jorge Jose Alvarez

By:

Name: Edmundo Roberto Quevedo Ibarra

[Signature Page to the Indenture]

Arlene Investments Inc.
Brinkley Shipping Inc.
Danube Maritime Inc.
Dingle Barges Inc
General Ventures Inc.
Hallandale Commercial Corp
Longmoor Holdings Inc.
Palmdeal Shipping Inc
Princely International Finance Corp.
each as guarantor

By:

Name: Felipe Menendez Ross
Title:

[Signature Page to the Indenture]

Dampierre holdings Spain, S.L. as guarantor
By:

Name:	Leonard Hoskinson
Title:	President

[Signature Page to the Indenture]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above

MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee,
By:

Name:
Title:

[Signature Page to the Indenture]

xxxxx
RULE 144A / REGULATION S / IAI APPENDIX

PROVISIONS RELATING TO INITIAL SECURITIES
AND EXCHANGE SECURITIES

1.           Definitions

1.1           Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

"Applicable Procedures" means, with respect to any transfer or transaction involving a Regulation S Global Security or beneficial interest therein, the rules and procedures of the Depository for such a Regulation S Global Security, to the extent applicable to such transaction and as in effect from time to time.

"Definitive Security" means a certificated Initial Security or Exchange Security bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(e).

"Depository" means The Depository Trust Company, its nominees and their respective successors.

"Distribution Compliance Period", with respect to any Securities, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Securities are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Securities.

"Exchange Securities" means (1) the 8.875% First Preferred Ship Mortgage Notes due 2021 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement and (2) Additional Securities, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

"IAI" means an institutional "accredited investor", as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

"Initial Purchaser" means (1) with respect to the Initial Securities issued on the Issue Date, the Initial Purchasers set forth on Schedule A to the Purchase Agreement and (2) with respect to each issuance of Additional Securities, the Persons purchasing such Additional Securities under the related Purchase Agreement.

"Initial Securities" means $200,000,000 aggregate principal amount of 8.875% First Preferred Ship Mortgage Notes due June 15, 2021 issued on the Issue Date.

"Purchase Agreement" means (1) with respect to the Initial Securities issued on the Issue Date, the Purchase Agreement dated May 30, 2013, among the Company, the Subsidiary Guarantors and the Pledgors named therein and the Initial Purchaser and (2) with respect to each issuance of Additional Securities, the purchase agreement among the Company and the Persons purchasing such Additional Securities.

"QIB" means a "qualified institutional buyer" as defined in Rule 144A.

"Registered Exchange Offer" means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Securities, to issue and deliver to such Holders, in exchange for the Initial Securities, a like aggregate principal amount of Exchange Securities registered under the Securities Act.

"Registration Rights Agreement" means (1) with respect to the Initial Securities issued on the Issue Date, the Registration Rights Agreement dated June 10, 2013, among the Company, the Subsidiary Guarantors and the Pledgors named therein and the Initial Purchaser and (2) with respect to each issuance of Additional Securities issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company and the Persons purchasing such Additional Securities under the related Purchase Agreement.

"Rule 144A Securities" means all Securities offered and sold to QIBs in reliance on Rule 144A.

"Securities" means the Initial Securities and the Exchange Securities, treated as a single class.

"Securities Act" means the Securities Act of 1933.

"Securities Custodian" means the custodian with respect to a Global Security (as appointed by the Depository), or any successor Person thereto, and shall initially be the Trustee.

"Shelf Registration Statement" means the registration statement issued by the Company in connection with the offer and sale of Initial Securities pursuant to a Registration Rights Agreement.

"Transfer Restricted Securities" means Securities that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

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1.2           Other Definitions

Term	Defined in Section:
"Agent Members"	2.1(b)
"Global Securities"	2.1(a)
"IAI Global Security"	2.1(a)
"Regulation S"	2.1(a)
"Regulation S Global Security"	2.1(a)
"Rule 144A"	2.1(a)
"Rule 144A Global Security"	2.1(a)

2.           The Securities.

2.1           (a)  Form and Dating.  The Initial Securities will be offered and sold by the Company pursuant to a Purchase Agreement.  The Initial Securities will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act ("Rule 144A") and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act ("Regulation S").  Initial Securities may thereafter be transferred to, among others, QIBs, IAIs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein.  Initial Securities initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Securities in definitive, fully registered form (collectively, the "Rule 144A Global Security"); Initial Securities initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent global Securities in definitive, fully registered form (collectively, the "Regulation S Global Security"); and Initial Securities to be resold to IAIs shall be issued initially in the form of one or more permanent global Securities in definitive, fully registered form (collectively, the "IAI Global Security"), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Initial Securities represented thereby with the Securities Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Indenture.  Beneficial ownership interests in the Regulation S Global Security will be exchangeable for interests in a Rule 144A Global Security, an IAI Global Security or a Definitive Security only after the expiration of the Distribution Compliance Period.

Beneficial interests in Regulation S Global Securities or IAI Global Securities may be exchanged for interests in Rule 144A Global Securities if (1) such exchange occurs in connection with a transfer of Securities in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Regulation S Global Security or the IAI Global Security, as applicable, first delivers to the Trustee a written certificate (in a form satisfactory to the Trustee) to the effect that the beneficial interest in the Regulation S Global Security or the IAI Global Security, as applicable, is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

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Beneficial interests in Regulation S Global Securities and Rule 144A Global Securities may be exchanged for an interest in IAI Global Securities if (1) such exchange occurs in connection with a transfer of the Securities in compliance with an exemption under the Securities Act and (2) the transferor of the Regulation S Global Security or Rule 144A Global Security, as applicable, first delivers to the Trustee on behalf of the transferee a written certificate (substantially in the form of Exhibit 2) to the effect that the Regulation S Global Security or Rule 144A Global Security, as applicable, is being transferred (x) to an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional investor acquiring the Securities for its own account or for the account of such an institutional accredited investor, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act, (y) in accordance with all applicable securities laws of the States of the United States and other jurisdictions and (z) in an aggregate principal amount of Securities of no less than $250,000 or, if such transfer is in an aggregate principal amount of Securities of less than $250,000, such transferor shall also deliver to the Trustee an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act.

Beneficial interests in a Rule 144A Global Security or an IAI Global Security may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Security, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Security, the IAI Global Security and the Regulation S Global Security are collectively referred to herein as "Global Securities".  The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b)           Book-Entry Provisions.  This Section 2.1(b) shall apply only to a Global Security deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Securities that (a) shall be registered in the name of the Depository for such Global Security or Global Securities or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository's instructions or held by the Trustee as custodian for the Depository.

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Members of, or participants in, the Depository ("Agent Members") shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Security, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Security for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Security.

(c)           Definitive Securities.  Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Securities shall not be entitled to receive physical delivery of Definitive Securities.

2.2           Authentication.  The Trustee shall authenticate and deliver:  (1) on the Issue Date, an aggregate principal amount of $200,000,000 million 8.875% First Preferred Ship Mortgage Notes due 2021, (2) any Additional Securities for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture and (3) Exchange Securities for issue only in a Registered Exchange Offer, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Securities, in each case upon a written order of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.  Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and, in the case of any issuance of Additional Securities pursuant to Section 2.13 of the Indenture after the issue date, shall certify that such issuance is in compliance with Section 4.03 and 4.09 of the Indenture and whether the Securities are to be Initial Securities, Exchange Securities, or Additional Securities.

2.3           Transfer and Exchange.

Transfer and Exchange of Definitive Securities.  When Definitive Securities are presented to the Registrar with a request:

(x)	to register the transfer of such Definitive Securities; or

(y)	to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange:

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(i)           shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii)           if such Definitive Securities are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A)           if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B)           if such Definitive Securities are being transferred to the Company, a certification to that effect; or

(C)           if such Definitive Securities are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Security) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security.  A Definitive Security may not be exchanged for a beneficial interest in a Rule 144A Global Security, an IAI Global Security or a Regulation S Global Security except upon satisfaction of the requirements set forth below.  Upon receipt by the Trustee of a Definitive Security, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i)           certification, in the form set forth on the reverse of the Security, that such Definitive Security is either (A) being transferred to a QIB in accordance with Rule 144A, (B) being transferred to an IAI or (C) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Security in reliance on Regulation S to a buyer who elects to hold its interest in such Security in the form of a beneficial interest in the Regulation S Global Security; and

(ii)           written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Security (in the case of a transfer pursuant to clause (b)(i)(A)), IAI Global Security (in the case of a transfer pursuant to clause (b)(i)(B)) or Regulation S Global Security (in the case of a transfer pursuant to clause (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Securities represented by the Rule 144A Global Security, IAI Global Security or Regulation S Global Security, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase,

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then the Trustee shall cancel such Definitive Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Securities represented by the Rule 144A Global Security, IAI Global Security or Regulation S Global Security, as applicable, to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Security, IAI Global Security or Regulation S Global Security, as applicable, equal to the principal amount of the Definitive Security so canceled.  If no Rule 144A Global Securities, IAI Global Securities or Regulation S Global Securities, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers' Certificate of the Company, a new Rule 144A Global Security, IAI Global Security or Regulation S Global Security, as applicable, in the appropriate principal amount.

Transfer and Exchange of Global Securities.

(i)           The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor.  A transferor of a beneficial interest in a Global Security shall deliver to the Registrar a written order given in accordance with the Depository's procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Security.  The Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred.

(ii)           If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred.

(iii)           Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

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(iv)           In the event that a Global Security is exchanged for Definitive Securities pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Securities, such Securities may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Securities intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

Restrictions on Transfer of Regulation S Global Securities.  During the Distribution Compliance Period, beneficial ownership interests in Regulation S Global Securities may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

Legend.

(i)           Except as permitted by the following paragraphs (ii), (iii) and (iv), each Security certificate evidencing the Global Securities (and all Securities issued in exchange therefor or in substitution thereof), in the case of Securities offered otherwise than in reliance on Regulation S, shall bear a legend in substantially the following form:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER OF THE SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

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THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY; (II) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER; (III) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT; (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE); (V) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS); OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE NOTE EVIDENCED HEREBY.

Each certificate evidencing a Security offered in reliance on Regulation S shall bear a legend in substantially the following form:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Security shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

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(ii)           Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Security) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a certificated Security that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Security).

(iii)           After a transfer of any Initial Securities pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Securities, all requirements pertaining to legends on such Initial Security will cease to apply, the requirements requiring any such Initial Security issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Security or an Initial Security in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Securities upon exchange of such transferring Holder's certificated Initial Security or directions to transfer such Holder's interest in the Global Security, as applicable.

(iv)           Upon the consummation of a Registered Exchange Offer with respect to the Initial Securities, all requirements pertaining to such Initial Securities that Initial Securities issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Securities that do not exchange their Initial Securities, and Exchange Securities in certificated or global form, in each case without the restricted securities legend set forth in Exhibit 1 hereto will be available to Holders that exchange such Initial Securities in such Registered Exchange Offer.

Cancellation or Adjustment of Global Security.  At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, redeemed, purchased or canceled, such Global Security shall be returned to the Depository for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, redeemed, purchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.

No Obligation of the Trustee.

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(i)           The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Security).  The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository.  The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depository participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4           Definitive Securities.

(a)           A Global Security deposited with the Depository or with the Trustee as Securities Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Security and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a "clearing agency" registered under the Exchange Act and, in either case, a successor depository is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Securities under this Indenture.

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(b)           Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal corporate trust office in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.  Any portion of a Global Security transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 principal amount and any integral multiple thereof and registered in such names as the Depository shall direct.  Any Definitive Security delivered in exchange for an interest in the Transfer Restricted Security shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted securities legend and definitive securities legend set forth in Exhibit 1 hereto.

(c)           Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Security shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(d)           In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Securities in definitive, fully registered form without interest coupons.  In the event that such Definitive Securities are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 of the Indenture, the right of any beneficial owner of Securities to pursue such remedy with respect to the portion of the Global Security that represents such beneficial owner's Securities as if such Definitive Securities had been issued.

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EXHIBIT 1
to
RULE 144A / REGULATION S / IAI APPENDIX

[FORM OF FACE OF INITIAL SECURITY]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL SECURITY ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Securities Legend for Securities offered otherwise than in Reliance on Regulation S]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A) (1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

[Restricted Securities Legend for Securities Offered in Reliance on Regulation S.]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[Definitive Securities Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

2

No.	$
CUSIP:______________
ISIN:________________

8.875% First Preferred Ship Mortgage Notes Due 2021

ULTRAPETROL (BAHAMAS) LIMITED, a Bahamian corporation, promises to pay to                                              , or registered assigns, the principal sum of                           Dollars on June 15, 2021.

Interest Payment Dates:  June 15 and December 15

Record Dates:  June 1 and December 1

Additional provisions of this Security are set forth on the other side of this Security.

Dated:_____________

ULTRAPETROL (BAHAMAS) LIMITED,
by

Name:

TRUSTEE'S CERTIFICATE OF
AUTHENTICATION

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Trustee, certifies that this is one of the Securities referred to in the Indenture.

by

Authorized Signatory

3

[FORM OF REVERSE SIDE OF INITIAL SECURITY]

8.875% First Preferred Ship Mortgage Note Due 2021

Interest

Ultrapetrol (Bahamas) Limited, a Bahamian corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, the interest rate  shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum.  The Company will pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 2013.  Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 10, 2013.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  The Company shall pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Method of Payment

The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the June 1 or December 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository.  The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

Paying Agent and Registrar

Initially, Manufacturers and Traders Trust Company, a New York banking corporation ("Trustee"), will act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice.  The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

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Indenture

The Company issued the Securities under an Indenture dated as of June 10, 2013 ("Indenture"), among the Company, the Subsidiary Guarantors, the Pledgors and the Trustee.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act").  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general secured obligations of the Company.  The Company shall be entitled, subject to its compliance with Sections 4.03 and 4.09 of the Indenture, to issue Additional Securities pursuant to Section 2.13 of this Indenture.  The Initial Securities issued on the Issue Date, any Additional Securities and all Exchange Securities issued in exchange therefor will be treated as a single class for all purposes under the Indenture.  The Indenture contains covenants that limit (i) the incurrence of additional debt by the Company and its subsidiaries, (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain liens and Sale/Leaseback transactions, (v) certain transactions with affiliates, (vi) sales of assets, (vii) lines of business and (viii) certain consolidations, mergers and transfers of assets.  The Indenture also prohibits certain restrictions on distributions from subsidiaries.  These covenants are subject to important exceptions and qualifications.

Optional Redemption

Except as set forth in the next three paragraphs, the Securities may not be redeemed prior to June 15, 2016.  On and after that date, the Company may redeem the Securities in whole at any time or in part from time to time upon not less than 30 nor more than 60 days' notice at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date):

if redeemed during the 12-month period beginning June 15, of the year set forth below

Period	Percentage

2016	106.656%
2017	104.438%
2018	102.219%
2019 and thereafter	100.000%

5

In addition, at any time and from time to time prior to June 15, 2016 the Company shall be entitled at its option on one or more occasions to redeem Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Securities (including the original principal amount of any Additional Securities) with the proceeds of one or more Qualified Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 108.875% plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date); provided, however, that (i) at least 65% of the aggregate principal amount of the Securities (including the original principal amount of any Additional Securities) remains outstanding immediately after the occurrence of each such redemption and be held, directly or indirectly, by Persons other than the Company and its Affiliates, after each such redemption and (ii) each such redemption occurs within 180 days after the date of the related Qualified Equity Offering.

Prior to June 15, 2016, the Company shall be entitled at its option to redeem at any time and from time to time, in whole or in part, of the Securities at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

In addition, Securities may be redeemed, at the option of the Company, at any time as a whole but not in part, on not less than 30 nor more than 60 days' notice, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company or the Subsidiary Guarantors or the Pledgors, as the case may be, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts as a result of a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any jurisdiction in which the Company, any Subsidiary Guarantor or any Pledgor (including any successor entity) is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (including the jurisdiction of each paying agent) (or any political subdivision or taxing authority thereof or therein) (a "Relevant Taxing Jurisdiction"), or any change in or amendment to any official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date and the Company, the Subsidiary Guarantors or the Pledgors, as the case may be, cannot avoid such obligations by taking reasonable steps to avoid them; provided, however, that (a) no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company, the Subsidiary Guarantors or the Pledgors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Securities or the Subsidiary Guarantee were then due, and (b) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect.  Prior to any such redemption of the Securities, the Company shall deliver to the Trustee or any paying agent an Officers' Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred.

6

6.           Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address.  Securities in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000.  If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.           Put Provisions

Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price equal to 101% of the principal amount of the Securities (including the Additional Securities, if applicable) to be repurchased plus accrued interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

8.           Guarantee

The payment by the Company of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Subsidiary Guarantors to the extent set forth in the Indenture.

9.           Security

The Securities will be secured by the Mortgages on the Mortgaged Vessels, the security interests created by the other Security Agreements, and all the issued and outstanding Capital Stock of certain of the Subsidiary Guarantors.

10.           Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000.  A Holder may transfer or exchange Securities in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.

7

11.           Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

12.           Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.           Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its and the Subsidiary Guarantors' obligations under the Securities, the Security Agreements and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

14.           Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Security Agreements or the Securities may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities (including the Additional Securities) and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities (including the Additional Securities).  Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company, the Subsidiary Guarantors, the Pledgors and the Trustee may amend the Indenture, the Security Agreements or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add additional guarantees with respect to the Securities or to provide additional security for the Securities, or to add additional covenants or surrender rights and powers conferred on the Company or a Subsidiary Guarantor or a Pledgor, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Securityholder.

8

15.           Defaults and Remedies

Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Securities; (ii) default in payment of principal on the Securities at maturity, upon redemption pursuant to paragraph 5 of the Securities, upon required purchase, upon acceleration or otherwise, or failure by the Company or the Subsidiary Guarantors to redeem or purchase Securities when required; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company or Significant Subsidiaries if the amount accelerated (or so unpaid) exceeds $20.0 million; (v) certain events of bankruptcy or insolvency with respect to the Company or Significant Subsidiaries; (vi) certain final and non-appealable judgments or decrees for the payment of money in excess of $10.0 million and (vii) certain events or defaults with respect to the Subsidiary Guarantees or the Security Agreements.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities (including the Additional Securities) may declare all the Securities to be due and payable immediately.  Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Securities (including the Additional Securities) may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16.           Trustee Dealings with the Company

Subject to certain limitations imposed by the Act,  the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.           No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Securityholder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Securities.

9

18.           Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

19.           Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.           CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders.  No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.           Holders' Compliance with Registration Rights Agreement

Each Holder of a Security, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company and the Subsidiary Guarantors to the extent provided therein.

22.           Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security in larger type.  Requests may be made to:

Ultrapetrol (Bahamas) Limited
c/o H&J Corporate Services Ltd.
Ocean Center
Montagu Foreshore
East Bay Street
P.O. Box SS-19084
Nassau, Bahamas
Attention of Secretary

10

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee's name, address and zip code)

(Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint                           agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Securities are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

ÿ           to the Company; or

☐	(1)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(2)	☐
inside the United States to a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or

11

(4)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

(5)	☐
to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements and, if applicable, an opinion of counsel satisfactory to the Company that such transfer is in compliance with the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and the Subsidiary Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice:To be executed by an executive officer

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[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.11 or 4.16 of the Indenture, check the box:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.11 or 4.16 of the Indenture, state the amount in principal amount:  $_____________________

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended

15

EXHIBIT A TO THE
RULE 144A / REGULATION S / IAI APPENDIX

FORM OF FACE OF EXCHANGE SECURITY

*

*/ If the Security is to be issued in global form add the Global Securities Legend from Exhibit 1 to Appendix A and the attachment from such Exhibit 1 captioned "[TO BE ATTACHED TO GLOBAL SECURITIES] - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY".

No.	$
CUSIP:______________
ISIN:________________

8.875% First Preferred Ship Mortgage Notes Due 2021

ULTRAPETROL (BAHAMAS) LIMITED, a Bahamian corporation, promises to pay to                        , or registered assigns, the principal sum of           Dollars on ________________.

Interest Payment Dates:  June 15 and December 15

Record Dates: June 1 and December 1

Additional provisions of this Security are set forth on the other side of this Security.

Dated:

ULTRAPETROL (BAHAMAS) LIMITED,
by

Name:

TRUSTEE'S CERTIFICATE OF
AUTHENTICATION

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Trustee, certifies that this is one of the Securities referred to in the Indenture.

by

Authorized Signatory

[FORM OF REVERSE SIDE OF EXCHANGE SECURITY]

8.875% First Preferred Ship Mortgage Note Due 2021

1.           Interest

Ultrapetrol (Bahamas) Limited, a Bahamian corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, the interest rate  shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum.  The Company will pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 2013.  Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 10, 2013.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  The Company shall pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.           Method of Payment

The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the June 1 or December 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository.  The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.           Paying Agent and Registrar

Initially, Manufacturers and Traders Trust Company, a New York banking corporation ("Trustee"), will act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice.  The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.           Indenture

The Company issued the Securities under an Indenture dated as of June 10, 2013 ("Indenture"), among the Company, the Subsidiary Guarantors, the Pledgors and the Trustee.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act").  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general secured obligations of the Company.  The Company shall be entitled, subject to its compliance with Sections 4.03 and 4.09 of the Indenture, to issue Additional Securities pursuant to Section 2.13 of the Indenture.  The Initial Securities issued on the Issue Date, any Additional Securities and all Exchange Securities issued in exchange therefor will be treated as a single class for all purposes under the Indenture.  The Indenture contains covenants that limit (i) the incurrence of additional debt by the Company and its subsidiaries, (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain liens and Sale/Leaseback transactions, (v) certain transactions with affiliates, (vi) sales of assets, (vii) lines of business and (viii) certain consolidations, mergers and transfers of assets.  The Indenture also prohibits certain restrictions on distributions from subsidiaries.  These covenants are subject to important exceptions and qualifications.

5.           Optional Redemption

Except as set forth in the next three paragraphs, the Securities may not be redeemed prior to June 15, 2016.  On and after that date, the Company may redeem the Securities in whole at any time or in part from time to time upon not less than 30 nor more than 60 days' notice at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date):

if redeemed during the 12-month period beginning June 15, of the year set forth below

Period	Percentage

2016	106.656%
2017	104.438%
2018	102.219%
2019 and thereafter	100.000%

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In addition, at any time and from time to time prior to June 15, 2016 the Company shall be entitled at its option on one or more occasions to redeem Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Securities (including the original principal amount of any Additional Securities) with the proceeds of one or more Qualified Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 108.875% plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date); provided, however, that (i) at least 65% of the aggregate principal amount of the Securities (including the original principal amount of any Additional Securities) remains outstanding immediately after the occurrence of each such redemption and be held, directly or indirectly, by Persons other than the Company and its Affiliates, after each such redemption and (ii) each such redemption occurs within 180 days after the date of the related Qualified Equity Offering.

Prior to June 15, 2016, the Company shall be entitled at its option to redeem at any time and from time to time, in whole or in part, the Securities at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

In addition, Securities may be redeemed, at the option of the Company, at any time as a whole but not in part, on not less than 30 nor more than 60 days' notice, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company or the Subsidiary Guarantors or the Pledgors, as the case may be, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts as a result of a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any jurisdiction in which the Company, any Subsidiary Guarantor or any Pledgor (including any successor entity) is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (including the jurisdiction of each paying agent) (or any political subdivision or taxing authority thereof or therein) (a "Relevant Taxing Jurisdiction"), or any change in or amendment to any official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date and the Company, the Subsidiary Guarantors or the Pledgors, as the case may be, cannot avoid such obligations by taking reasonable steps to avoid them; provided, however, that (a) no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company, the Subsidiary Guarantors or the Pledgors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Securities or the Subsidiary Guarantee were then due, and (b) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect.  Prior to any such redemption of the Securities, the Company shall deliver to the Trustee or any paying agent an Officers' Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred.

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6.           Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address.  Securities in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000.  If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.           Put Provisions

Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price equal to 101% of the principal amount of the Securities (including the Additional Securities, if applicable) to be repurchased plus accrued interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

8.           Guarantee

The payment by the Company of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Subsidiary Guarantors to the extent set forth in the Indenture.

9.          Security

The Securities will be secured by the Mortgages on the Mortgaged Vessels, the security interests created by the other Security Agreements and all the issued and outstanding Capital Stock of certain of the Subsidiary Guarantors.

10.        Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000.  A Holder may transfer or exchange Securities in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.

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11.        Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

12.        Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.        Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its and the Subsidiary Guarantors' obligations under the Securities, the Security Agreements and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

14.        Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Security Agreements, or the Securities may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities (including the Additional Securities) and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities (including the Additional Securities).  Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company, the Subsidiary Guarantors, the Pledgors and the Trustee may amend the Indenture, the Security Agreements or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add additional guarantees with respect to the Securities or to provide additional security for the Securities, or to add additional covenants or surrender rights and powers conferred on the Company or a Subsidiary Guarantor or a Pledgor, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Securityholder.

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15.        Defaults and Remedies

Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Securities; (ii) default in payment of principal on the Securities at maturity, upon redemption pursuant to paragraph 5 of the Securities, upon required purchase, upon acceleration or otherwise, or failure by the Company or the Subsidiary Guarantors to redeem or purchase Securities when required; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company or Significant Subsidiaries if the amount accelerated (or so unpaid) exceeds $20.0 million; (v) certain events of bankruptcy or insolvency with respect to the Company or Significant Subsidiaries; (vi) certain final and non-appealable judgments or decrees for the payment of money in excess of $10.0 million and (vii) certain events or defaults with respect to the Subsidiary Guarantees or the Security Agreements.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities (including the Additional Securities) to be due and payable immediately.  Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Securities (including the Additional Securities) may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16.        Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.        No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Securityholder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Securities.

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18.        Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

19.        Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.        CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders.  No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.        Holders' Compliance with Registration Rights Agreement

Each Holder of a Security, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company and the Subsidiary Guarantors to the extent provided therein.

22.        Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security in larger type.  Requests may be made to:

Ultrapetrol (Bahamas) Limited
c/o H&J Corporate Services Ltd.
Ocean Center
Montagu Foreshore
East Bay Street
P.O. Box SS-19084
Nassau, Bahamas
Attention of Secretary

7

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee's name, address and zip code)

(Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint                           agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.11 or 4.16 of the Indenture, check the box:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.11 or 4.16 of the Indenture, state the amount in principal amount:  $_____________________

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

SIGNATURES MUST BE GUARANTEED BY AN "ELIGIBLE GUARANTOR INSTITUTION" MEETING THE REQUIREMENTS OF THE REGISTRAR, WHICH REQUIREMENTS INCLUDE MEMBERSHIP OR PARTICIPATION IN THE SECURITY TRANSFER AGENT MEDALLION PROGRAM ("STAMP") OR SUCH OTHER "SIGNATURE GUARANTEE PROGRAM" AS MAY BE DETERMINED BY THE REGISTRAR IN ADDITION TO, OR IN SUBSTITUTION FOR, STAMP, ALL IN ACCORDANCE WITH THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

9

EXHIBIT C

FIRST PREFERRED [FLEET] MORTGAGE

DATED: JUNE 10, 2013

[MORTGAGOR]

TO

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Trustee

THIS FIRST PREFERRED [FLEET] MORTGAGE dated this 10th day of June, 2013 is made and given by [MORTGAGOR], a corporation organized and existing under the laws of [JURISDICTION], having its registered office at [ADDRESS], (the "Owner," which expression includes its successors and assigns), to MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, with offices at 25 South Charles Street, Baltimore, Maryland as trustee (the "Trustee", which expression shall include its successors and assigns), for the holders of the Securities (as defined below) pursuant to the Indenture dated as of June 10, 2013 (as amended or supplemented from time to time, the "Indenture," the form of which is attached hereto as Exhibit A) among Ultrapetrol (Bahamas) Limited, a Bahamian corporation (the "Company"), the guarantors whose names are set forth on the signature pages thereof ([including the Owner and, ]collectively, the "Guarantors"), the pledgors whose names are set forth on the signature pages thereof ([including the Owner and,]collectively, the "Pledgors") and the Trustee.

W I T N E S S E T H:

WHEREAS:

(1)           The Owner is the sole, legal and beneficial owner of the whole of [each of] the [JURISDICTION] registered vessel[s] listed on Schedule 1 attached hereto and made a part hereof (the ["Vessels", and each a] "Vessel").

(2)           Pursuant to the Indenture, the Company issued certain Securities (as defined in the Indenture), in the aggregate principal amount of [Two Hundred Million United States Dollars (US$200,000,000)], the proceeds of which have been used to repay the Company's existing 9% First Preferred Ship Mortgage Notes due 2014, to refinance the acquisition cost of other vessels owned by the Guarantors, and for general corporate purposes.

(3)           By the Indenture, the Guarantors [(including the Owner)], have jointly and severally guaranteed, upon the terms and conditions contained therein, the punctual payment, performance and observance when due of the obligations of the Company under and in connection with the Securities, including, but not limited to, the Company's obligation to pay the principal of, and premium and interest on, the Securities as provided in the Indenture and the Securities.

(4)           The Owner[, as a Pledgor under the Indenture,] has agreed to grant this Mortgage to secure its, the [other] Subsidiary Guarantors' and the Company's obligations under the Indenture.

(5)           Subject to the terms hereof, in order to secure the prompt and due payment to the Trustee of any and all sums which may be or become due to the Trustee and/or the Securityholders from the Owner under or pursuant to the Indenture, the Securities, this Mortgage and any Security Agreement and also to secure the exact performance and observance and compliance with all and any of the covenants and agreements and terms and conditions contained in the Indenture, the Securities, this Mortgage and in the other Security Agreements,

2

N O W,  T H E R E F O R E,  T H I S  M O R T G A G E  W I T N E S S E T H:

1.           Definitions.  (A) Capitalized terms used in this Mortgage and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture, and the definitions of such terms shall be equally applicable to both the singular and plural forms of such terms.  In this Mortgage and in the recitals hereto unless the context otherwise requires:

"Earnings" means all freight, hire and passage moneys, compensation payable in the event of requisition of [the/any] Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due in respect of [the/any] Vessel at any time during the Security Period;

"Event of Default" means any of the events of default set out in Clause 5 of this Mortgage;

"Insurances" includes all policies and contracts of insurance and all entries of [the/each] Vessel in a protection and indemnity or war risks association or club which are from time to time taken out or entered into pursuant to this Mortgage in respect of [the/each] Vessel and [its/their] respective Earnings or otherwise howsoever in connection with the Vessel[s];

"Mortgage" means this first preferred [fleet] mortgage;

"Obligations" means the obligations of the Owner to the Trustee and the holders of the Securities under or in connection with the Indenture, the Securities and the other Security Agreements, including the payment of all sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Owner pursuant to the Indenture, the payment of the principal of (and premium, if any) and interest on the Securities, the payment of all other sums payable by the Company under the Indenture, the payment of all other sums payable under the Security Agreements, and this Mortgage and the performance of all other provisions contained in the Indenture, the Security Agreements and this Mortgage , which sums shall be payable by the Owner on demand made by the Trustee following an Event of Default specified in Clause 5 hereof;

"Permitted Flag Jurisdiction" means the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, Singapore, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, the Philippines, Norway, Greece, the United Kingdom, Argentina, Malta, Brazil, Chile, Paraguay, India, Bolivia, Spain, Uruguay and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Board of Directors of the Company;

3

"Requisition Compensation" means all moneys or other compensation payable and belonging to the Owner during the Security Period by reason of requisition for title or other compulsory acquisition of [the/any] Vessel otherwise than by requisition for hire;

"Security Period" means the period terminating upon discharge of the security created by the Indenture, the Securities, the Security Agreements and this Mortgage by satisfaction of all Obligations including the payment of all monies payable thereunder;

"Total Loss" means:

(a)	the actual total loss or destruction of [the/any] Vessel;

(b)	the agreed, arranged or constructive total loss of [the/any] Vessel as agreed by the underwriters of the insurance carried on such Vessel;

(c)	damage to the [the/any] Vessel which shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use for any reason whatsoever; and

(d)
the theft, entrapment, condemnation, confiscation, requisition, seizure, forfeiture, purchase or other taking of title to or use [the/any] Vessel, and the continuation of any such event for a period of one hundred eighty (180) days.

"Vessel[s]" means the whole of [the/each] vessel listed on Schedule 1 hereto (which the Owner hereby warrants to be free from any charge or encumbrance whatsoever except liens permitted hereby, and of which the Owner hereby warrants that it is the sole legal and beneficial owner thereof) and includes any share or interest therein and, to the extent owned by the Owner, her boats and her engines, machinery, tackle, outfit, spare gear, fuel consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired;

(B)	In Clause 3(U) hereof:

(i)
"excess risks" means the proportion of claims for general average and salvage charges and under the ordinary running-down clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

4

(ii)
"protection and indemnity risks" means the usual risks covered by a United States or an English protection and indemnity association or club including the proportion not recoverable in case of collision under the ordinary running-down clause; and

(iii)	"war risks" means the risk of mines and all risks excluded from the standard form of United States marine policy by the War, Strikes and Related Exclusions Clause.

(C)           This Mortgage shall be read together with the Indenture but in case of any conflict between the two instruments the provisions of the Indenture shall prevail.

2.           Grant of Mortgage; Continuing Security.

2.1           In consideration of the premises and of other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, and in order to secure the payment of the Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions in the Indenture, the Securities and in this Mortgage contained, the Owner has granted, conveyed and mortgaged and does by these presents grant, convey and mortgage to and in favor of the Trustee, its successors and assigns, for the benefit of the holders of the Securities the whole of [each of] the Vessel[s] to the intent that this Mortgage shall constitute in favor of the Trustee a first and absolute mortgage on [each of] the Vessel[s] named herein in accordance with the provisions of the [LOCAL LAW], TO HAVE AND TO HOLD the same unto the Trustee, its successors and assigns, forever, upon the terms set forth in this Mortgage for the enforcement of the payment of the Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions in the Indenture and in this Mortgage contained;

PROVIDED, ONLY, and the conditions of these presents are such that, if the Owner or any of the other Guarantors or Pledgors and/or their respective successors or assigns shall pay or cause to be paid to the Trustee, its successors and assigns, the Obligations as and when the same shall become due and payable in accordance with the terms of the Indenture, the Securities and this Mortgage and shall perform, observe and comply with all and singular of the covenants, terms and conditions in the Indenture, the Securities and this Mortgage contained, expressed or implied, to be performed, observed or complied with by and on the part of the Owner or its successors or assigns, all without delay or fraud and according to the true intent and meaning hereof and thereof, then, these presents and the rights of the Trustee under this Mortgage shall cease and determine and, in such event, the Trustee agrees, at the sole cost and expense of the Owner, to execute all such documents as the Owner may reasonably require to discharge this Mortgage under the laws of [JURISDICTION]; otherwise to be and remain in full force and effect.

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2.2           IT IS DECLARED AND AGREED:

(A)           that the security created by this Mortgage and the other Security Agreements shall be held by the Trustee as a continuing security for the payment of the Obligations; that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured; that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Trustee for all or any part of the monies hereby and thereby secured; that every power and remedy given to the Trustee hereunder shall be in addition to and not a limitation of any and every other power or remedy vested in the Trustee under any other of the Security Agreements and that all the powers so vested in the Trustee may be exercised from time to time and as often as the Trustee may deem expedient;

(B)           that the security created by this Mortgage and the other Security Agreements shall not be impaired, affected or discharged by reason of any time or other indulgence granted by the Trustee to the Owner or any other party thereto or any forbearance (whether as to payment, time, performance or otherwise howsoever) which might but for this provision have any such effect or by reason of any variation in the terms of this Mortgage or any of the Security Agreements or by reason of the unenforceability, invalidity or termination of or any irregularity in this Mortgage or any of the Security Agreements or the execution thereof by the Owner or any other party thereto or any deficiency in the power of the Owner or any other party thereto to enter into and perform their respective obligations thereunder and should any obligation or purported obligation of the Owner or any such other party which if enforceable or valid or continuing would be secured by this Mortgage and the Security Agreements be or become wholly or in part unenforceable or invalid or terminated for any reason whatsoever the Owner will keep the Trustee fully indemnified against any loss suffered by the Trustee as a result of any failure by the Owner or such other party to perform any such obligation or purported obligation; and

(C)           any certificate submitted by the Trustee to the Owner as to the amount owing in respect of the Obligations of any part thereof shall be conclusive and binding on the Owner in the absence of manifest error.

3.           Covenants.  The Owner hereby covenants with the Trustee and undertakes throughout the Security Period as follows:

(A)           to repay the Obligations in accordance with the provisions of the Indenture and the Securities;

(B)           to remain a corporation, validly organized and in good standing under the laws of [JURISDICTION], to keep, at all times, the Vessel[s] duly documented under [JURISDICTION] law and to pay all taxes, assessments, governmental charges, fines and penalties lawfully imposed on [the/any] Vessel or any income therefrom and not to do or suffer to be done anything whereby such registration may be forfeited or imperiled, except as permitted in the Indenture;

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(C)           not to suffer to be continued any lien, charge, mortgage or encumbrance for longer than ninety (90) days after same becomes due and payable except for the lien of this Mortgage, Permitted Liens (as defined in the Indenture), or liens for loss, damage or expense, which are fully covered by insurance or, in respect of which, a bond or other security has been posted by the Owner with the appropriate court or other tribunal to prevent the arrest or secure the release of [the/any] Vessel from arrest on account of such claim or lien, and not, except in favor of this Mortgagee, to pledge, charge, assign or otherwise encumber (in favor of any person other than this Mortgagee) the Insurances, Earnings or Requisition Compensation of [each of] the Vessel[s] or to suffer the creation of any such pledge, charge, assignment or encumbrance as aforesaid to or in favor of any person other than this Mortgagee; and the Owner will pay or cause to be discharged or make adequate provisions for the satisfaction or discharge of all claims or demands, or will cause the Vessel[s] to be released or discharged from any lien, encumbrance or charge therefor;

(D)           not to transfer or change the flag or port of documentation of [the/any] Vessel[s] except to a Permitted Flag Jurisdiction in accordance with Section 4.20 of the Indenture, and not to sell, agree to sell, mortgage, transfer, abandon or otherwise dispose of [the/any] Vessel or any interest therein unless permitted by the terms of the Indenture;

(E)           not (without the previous consent in writing of the Trustee which shall be granted so long as such agreement is permitted by the terms of the Indenture) to enter into any agreement or arrangement whereby the Earnings of [the/any] Vessel (after payment only of all operating costs of such Vessel and service of the Owner's obligations under the Indenture) may be shared with any other person;

(F)           not (without the previous consent in writing of the Trustee) to make or permit any charterer to make, any modification to [the/any] Vessel which would involve material detrimental alteration of her structure, type or performance characteristics;

(G)           to, at the Owner's sole cost and expense, comply with and satisfy all of the requisites and formalities established by the laws of [JURISDICTION], in order to establish this Mortgage as a first preferred [fleet] mortgage thereunder, upon the Vessel[s] and to comply with the provisions of all laws regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the [JURISDICTION] flag;

(H)           to at all times and without cost or expense to the Trustee, maintain and preserve, or cause to be maintained and preserved, [the/each] Vessel in good running order and repair, so that [the/each] Vessel shall be in every respect seaworthy; and, in the case of the ocean going vessels, will keep [the/each] Vessel, or cause [the/each] Vessel to be kept, in such condition as will entitle [the/each] Vessel to maintain its [respective] current classification [ratings] and annually will furnish the Trustee a certificate by such classification society confirming that such classification is maintained; and to comply with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws of [JURISDICTION] and to procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel[s];

(I)           in the case of the ocean going vessels, to submit [the/each] Vessel regularly to such periodical or other surveys as may be required for classification purposes and to supply to the Trustee, upon request, copies of all survey reports and confirmation of class certificates issued in respect thereof;

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(J)           to permit or to cause the Trustee by surveyors or other persons appointed by the Trustee on the Trustee's behalf to board [the/any] Vessel at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying themselves in regard to proposed or executed repairs and to afford all proper facilities aboard such Vessel for such inspections (in a manner and at a time not to interfere with the normal operation of such Vessel);

(K)           to pay and discharge all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against [the/any] Vessel except to the extent permitted by Clause 3(C) hereof and in the event of an arrest of [the/any] Vessel pursuant to legal process or in the event of her detention in the exercise or purported exercise of any such lien as aforesaid to procure the release of such Vessel from such arrest or detention within fifteen (15) days from such arrest or detention upon receiving notice thereof by providing bail or otherwise as the circumstances may require;

(L)           not to permit [the/any] Vessel to be operated in any manner contrary to law, or to engage in unlawful trade or carry any cargo that would expose such Vessel to penalty, forfeiture or capture, and not to permit to be done anything which can or may injuriously affect the registration or enrollment of such Vessel under the laws and regulations of [JURISDICTION] and will at all times keep such Vessel documented thereunder, except in the case of any change of registry permitted by the Indenture or this Mortgage, in which case a Mortgage will be recorded against such Vessel under the laws of such new registry state;

(M)           not to enter or trade to or to continue to trade in any zone after it is declared a war zone by [the/such] Vessel's war risk insurers unless the Trustee shall have first given its consent thereto in writing or the Owner shall have obtained such special insurance cover as the Trustee may reasonably require;

(N)           to promptly furnish to the Trustee all such information as it may from time to time reasonably require regarding [the/any] Vessel, her employment position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning her;

(O)           to notify or cause to be notified to the Trustee forthwith by electronic means (thereafter confirmed by letter) of:

(i)
any accident to [the/any] Vessel involving repairs the cost whereof will or is likely in the opinion of the Owner to exceed One Million United States Dollars (US$1,000,000) (or the equivalent in any other currency);

(ii)	any occurrence in consequence whereof [the/any] Vessel has become or is likely to become a Total Loss;

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(iii)	any arrest of [the/any] Vessel or the exercise or purported exercise of any lien on [the/any] Vessel or its [respective] Earnings;

(iv)
any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with within the time required for compliance by said insurer, classification society or other competent authority; or

(v)
any occurrence of an Event of Default specified in Clause 5 hereof or an event which with the giving of notice, lapse of time (or both) will constitute or be likely to constitute an Event of Default specified therein;

(P)           to promptly to pay or cause to be paid all tolls, dues and other outgoings whatsoever in respect of [each of] the Vessel[s] and to keep or cause to be kept proper books of account in respect of [each of] the Vessel[s] and its [respective] Earnings;

(Q)           not without the previous consent in writing of the Trustee, or as otherwise permitted in the Indenture, to demise charter [the/any] Vessel or to permit [the/any] Vessel to be demised chartered;

(R)           other than for routine drydocking and as otherwise contemplated by the Indenture, not without the previous consent in writing of the Trustee to put [the/any] Vessel into the possession of any person for the purpose of work being done upon her if the Vessel has become or is likely to become a total loss or for an amount exceeding or likely to exceed Two Million United States Dollars (US$2,000,000) (or the equivalent in any other currency) unless such work is fully covered by insurance or unless such person shall first have given to the Trustee, and in terms satisfactory to it, a written undertaking not to exercise any lien on such Vessel or her Earnings for the cost of such work or otherwise;

(S)           to pay to the Trustee on demand all monies (including counsel fees) whatsoever which the Trustee shall from time to time may expend, be put to or become liable for, in or about the protection, maintenance or enforcement of the security created by this Mortgage, the Indenture and the other Security Agreements or in or about the exercise by the Trustee of any of the powers vested in it hereunder or thereunder and to pay interest thereon at the Default Rate;

(T)           to place or to cause to be placed and at all times and places to retain or to cause to be retained a properly certified copy of this Mortgage on board [the/each] Vessel with its [respective] papers and cause this Mortgage to be exhibited to any and all persons having business with [the/any] Vessel which might give rise to any lien thereon other than liens for crew's wages and salvage, and to any representative of the Trustee on demand; and to place and keep or to cause to be placed and kept prominently displayed in the chart room and in the Master's cabin of [the/each] Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than six (6) inches wide by nine (9) inches high, reading as follows:

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"NOTICE OF MORTGAGE"

"This Vessel is covered by a First Preferred [Fleet] Mortgage in favor of Manufacturers and Traders Trust Company, as Trustee/Mortgagee, under the authority of the laws of [JURISDICTION]. Under the terms of the said First Preferred [Fleet] Mortgage, neither the Owner nor any charterer nor the Master, nor any officer or agent of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than the lien of said First Preferred [Fleet] Mortgage and liens for crew's wages or salvage."

(U)           (i)           at all times and at its own cost and expense to cause to be carried and maintained in respect of [the/each] Vessel insurance payable in United States dollars in amounts, against risks (including marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance and liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) and in a form which is substantially equivalent to the coverage carried by other responsible and experienced companies engaged in the operation of vessels similar to the Vessel[s] and with insurance companies, underwriters, mutual insurance associations or clubs of recognized standing;

(ii)	to procure that no insurance referred to in sub-clause (i) above, will provide for a deductible amount in excess of One Million United States Dollars (US$1,000,000) per occurrence;

(iii)
to use its best efforts with its insurance brokers/underwriters to include a clause to the effect that no policy is to be cancellable or subject to lapse without at least seven (7) business days' prior notice to the Trustee;

(iv)
in the case of all marine and war risk hull and machinery policies, to cause the Trustee to be named an additional insured and to use its best efforts (and cause its insurance broker to use its best efforts) to cause the insurers under such policies to waive any liability of the Trustee for premiums or calls payable under such policies;

(v)
for purposes of insurance against total loss, to insure [the/each] Vessel for an amount not less than its fair market value.  Unless the Trustee shall have otherwise directed, a total loss or any loss involving damage to [the/any] Vessel which is not in excess of One Million United States Dollars (US$1,000,000) may be paid directly for repair or salvage or to reimburse the Owner for the same;

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(vi)
to obtain the protection and indemnity insurances referred to in sub-clause (i) above with the least limited liability available on commercially reasonable terms (including without being limited thereto provisions as to additional insureds, loss payees and prior notice of cancellation);

(vii)
to renew all such Insurances or cause or procure the same to be renewed before the relevant policies or contracts expire and to procure that the insurers or the firm of insurance brokers referred to hereinbelow shall promptly confirm in writing to the Trustee as and when each such renewal or replacement is effected;

(viii)
to procure concurrently with the execution hereof and thereafter at intervals of not more than twelve (12) calendar months, a detailed report from a firm of marine insurance consultants or brokers who shall not be an affiliate of the Company, appointed by the Owner , with respect to the Insurances together with their opinion to the Trustee that the Insurances comply in all material respects with the provisions of this Clause 3(U);

(ix)
to use its best efforts to cause the said marine insurance broker or the insurers to agree to advise the Trustee promptly of any failure to renew or any default in payment of any premium in respect of Insurances on [the/any] Vessel;

(x)
to use its best efforts to cause the said independent marine insurance brokers to agree to mark their records and to use their best efforts to advise the Trustee, at least ten (10) (seven (7) in respect of war risks) business days prior to the expiration date of any of the Insurances, that such Insurances have been renewed or replaced with new insurance which complies with the provisions of this Clause 3(U);

(xi)
duly and punctually to pay or to cause duly and punctually to be paid all premiums, calls, contributions or other sums payable in respect of all such Insurances, and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;

(xii)	to execute or to cause to be executed such guarantees as may from time to time be required by any relevant protection and indemnity association or club;

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(xiii)
to procure that all policies, bindings, cover notes or other instruments of the Insurances referred to in sub-clause (i) above shall be taken out in the name of the Owner as named assured and shall incorporate a Loss Payable Clause naming the Trustee as loss payee prepared in compliance with the terms of this Mortgage;

(xiv)
to procure that copies of all such instruments of Insurances as are referred to in sub-clause (xiii) above shall be from time to time deposited with the Trustee after receipt by the Owner thereof and that the insurers shall, if so requested by the Trustee, furnish the Trustee with a letter or letters of undertaking in such form as may be reasonably required by the Trustee in respect of such Insurances;

(xv)
to use its best efforts to procure that the protection and indemnity association or club wherein [the/each] Vessel is entered shall, if so required by the Trustee, furnish the Trustee with a letter or letters of undertaking in such form as may be reasonably required by the Trustee;

(xvi)
not to employ [the/any] Vessel or suffer [the/any] Vessel to be employed otherwise than in conformity with the terms of all policies, bindings, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the insurers to such employment (if required by such insurers) and complying with such requirements as to extra premiums or otherwise as the insurers may prescribe;

(xvii)
to do all things necessary, proper and desirable, and execute and deliver all documents and instruments to enable the Trustee to collect or recover any moneys to become due in respect of the Insurances;

(xviii)
in the event of an actual, agreed, arranged or constructive or compromised Total Loss of [the/any] Vessel, any adjustment or compromise of such loss by the Owner shall be for the highest amount reasonably obtainable, and all insurance or other payments for such loss shall be applied as set forth in the Indenture; and

(xix)	not to change any material terms of any insurances or suffer them to be changed in a manner that is adverse to the Mortgagee without the Trustee's written approval.

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4.           Mortgagee's Right to Cure.  (A) The Trustee shall without prejudice to its other rights and powers hereunder be entitled (but not bound) at any time and as often as may be necessary to take any such action as it may in its absolute discretion think fit for the purpose of protecting the security created by this Mortgage, the Indenture and the other Security Agreements and each and every expense or liability so incurred by the Trustee in or about the protection of the security shall be repayable to it by the Owner on demand together with interest thereon at the Default Rate.

(B) Without prejudice to the generality of the foregoing:

(i)
in the event that the provisions of Clause 3(U) hereof or any of them shall not be complied with, the Trustee shall be at liberty (but shall not be obligated) to effect and thereafter to replace, maintain and renew all such Insurances upon [the/each] Vessel as in its sole discretion it may think fit;

(ii)
in the event that the provisions of Clauses 3(H) and/or (I) hereof shall not be complied with, the Trustee shall be at liberty (but shall not be obligated) to arrange for the carrying out of such repairs and/or surveys as it deems expedient or necessary;

(iii)
in the event that the provisions of Clause 3(K) hereof are not complied with, the Trustee shall be at liberty (but shall not be obligated) to pay and discharge all such debts, damages and liabilities as are therein mentioned and/or to take any such measures as it deems expedient or necessary for the purpose of securing the release of the relevant Vessel;

and each and every expense or liability so incurred by the Trustee shall be recoverable from the Owner as hereinbefore provided.

5.           Events of Default.  Upon happening of any of the following events (an "Event of Default") the Trustee may declare immediately due and payable all the Obligations (in which case all of the same shall be immediately due), and bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Obligations and collect the same out of any and all property of the Owner whether covered by this Mortgage or otherwise.

The events referred to above are any and/or all of the following:

(a)	an Event of Default under the Indenture;

(b)	a default in the payment of the Obligations, when due at maturity (together with any applicable grace period) or by acceleration;

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(c)
a default by the Owner in the due and punctual observance of any of the covenants contained in subclauses (A), (B), (C), (D), (E), (F), (G), (K), (L), (M), (N), (P), (Q), (R), (S), and (U) of Clause 3 of this Mortgage;

(d)
a default by the Owner in the due and punctual observance of any of the covenants contained in subclauses (H), (I), (J), (O) and (T) of Clause 3 of this Mortgage which default continues unremedied for a period of thirty (30) days after notice thereof from the Trustee to the Owner;

(e)
it becomes impossible or unlawful for the Owner to fulfill any of the covenants and obligations contained in this Mortgage and the Trustee considers that such impossibility or illegality will have a material adverse effect on its rights under this Mortgage or the enforcement thereof;

6.           Remedies.  Subject to Clause 11 below, if an Event of Default specified in Clause 5 hereof occurs, the Trustee shall become forthwith entitled to put into force and to exercise all rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of applicable law and all the powers possessed by it as mortgagee of [the/each] Vessel and in particular:

(A)
To take and enter into possession of the Vessel[s, or any of them], at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and the Owner or other person in possession forthwith upon demand of the Trustee will surrender to the Trustee possession of the Vessel[s, or any of them], and the Trustee may, without being responsible for loss or damage, hold, lay-up, lease, charter, operate or otherwise use the Vessel[s, or any of them,] for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries in general average, and all other sums due or to become due in respect of the Vessel[s, or any of them], or in respect of any insurance thereon from any person whomsoever, in accordance with the terms of this Mortgage.

(B)
To take and enter into possession of the Vessel[s, or any of them], at any time, wherever the same may be, without legal process, and if it seems desirable to the Trustee and without being responsible for loss or damage, sell the Vessel[s, or any of them,] at any place and at such time as the Trustee may specify and in any such manner and such place (whether by public or private sale) as the Trustee may deem advisable, in accordance with the terms of this Mortgage and with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof.

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(C)
To discharge, compound, release or compromise claims against the Owner in respect of the Vessel[s, or any of them,] which have given or may give rise to any charge or lien on the Vessel[s, or any of them], or which are or may be enforceable by proceedings against the Vessel[s, or any of them].

(D)
Pending sale of the Vessel[s, or any of them], to manage, insure, maintain and repair the Vessel[s, or any of them], and to employ, sail or lay up the Vessel[s, or any of them,] in such manner and for such period as the Trustee in its absolute discretion shall deem expedient and for the purposes aforesaid the Trustee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangements respecting the Vessel[s, or any of them,] its respective insurance, management, maintenance, repair, classification and employment including (without limitation) giving all necessary instructions to the Master concerning use and operation of the Vessel[s, or any of them,] in all respects as if the Trustee were the owner of the Vessel[s] and without being responsible for any loss thereby incurred.

(E)	To recover from the Owner on demand any such losses as may be incurred by the Trustee in or about the exercise of the power vested in the Trustee under sub-clause (D) above.

(F)	To recover from the Owner on demand all expenses, payments and disbursements incurred by the Trustee in or about or incidental to the exercise by it of any of the powers aforesaid.

(G)	To exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of any applicable law.

PROVIDED ALWAYS that

(a)
upon any sale of the Vessel[s, or any of them], or by the Trustee pursuant to sub-clause (B) above the purchaser shall not be bound to see or inquire whether the Trustee's power of sale has arisen in the manner herein provided, and the sale shall be deemed to be within the power of the Trustee, and the receipt of the Trustee for the purchase money shall effectively discharge the purchaser who shall not be or be in any way answerable therefor;

(b)
any sale of the Vessel[s, or any of them,] made in pursuance of the Trustee's right under this Mortgage will operate to divest all right, title and interest of any nature whatsoever of the Owner therein and thereto and shall bar any claim from the Owner, its successors and assigns, and all persons claiming by, through or under them.

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7.           Right of Sale.  The Trustee is hereby appointed attorney-in-fact of the Owner to execute and deliver to any buyer aforesaid, and is hereby vested with full power and authority to make, in the name and on behalf of the Owner, a good conveyance of the title to the Vessel[s] so sold; provided, however, that the Trustee shall not exercise any of its powers under this Clause 7 unless an Event of Default specified in Clause 5 hereof shall have occurred.  In the event of a sale of the Vessel[s, or any of them], under any power herein contained, the Owner will, if and when required by the Trustee, execute such form of conveyance of the Vessel[s, or any of them,] as the Trustee may direct or approve.

8.           Receiver.  Whenever any right to enter and take possession of the Vessel[s, or any of them,] accrues to the Trustee, the Trustee may require the Owner to deliver or to cause to be delivered, and the Owner shall on demand, at its own cost and expense, deliver or cause to be delivered to the Trustee the Vessel[s, or any of them], as demanded. If any legal proceedings shall be taken to enforce such right under this Mortgage, the Trustee shall be entitled as a matter of right to the appointment of a receiver of the Vessel[s, or any of them], and the freights, hire, Earnings, revenues, income and profits due or to become due and arising from the operation thereof.

9.           Right to Defend.  Upon the happening of any Event of Default specified in Clause 5 hereof, the Owner authorizes and empowers the Trustee or its appointee to appear in the name of the Owner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against the Vessel[s, or any of them,] because of or on account of any alleged lien against the Vessel[s, or any of them,] from which the Vessel[s, or any of them,] has not been released and to take such proceedings as may seem proper towards the defense of such suit and the purchase or discharge of such lien, and all expenditures made or incurred by it for the purpose of such defense, purchase, or discharge shall be a debt due from the Owner, its successors, and assigns to the Trustee, and shall be secured by the lien of this Mortgage and the rights of the Trustee hereunder.

10.           Remedies Cumulative.  Each and every power and remedy herein given to the Trustee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, admiralty, or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Trustee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Trustee or any of the Securityholders in the exercise of any right or power or in pursuance of any remedy accruing upon any Event of Default specified in Clause 5 hereof shall impair any such right, power, or remedy or be construed to be a waiver of any such Event of Default or to be any acquiescence therein; nor shall the acceptance by the Trustee of any security or of any payment of or on account of any part of the Obligations falling due for payment after any such Event of Default or of any payment on account of any past default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.

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11.           Acceptance of Cure.  If at any time after an Event of Default specified in Clause 5 hereof and prior to the actual sale of the Vessel[s, or any of them,] by the Trustee or prior to the commencement of any foreclosure proceedings, the Owner offers to cure completely all such Events of Default and to pay to the Trustee all expenses and advances incurred or made by it consequent on such Events of Default, then the Trustee may accept, but is not obligated to accept except as required pursuant to the terms of the Indenture, such offer and payment and restore the Owner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights of the Trustee consequent thereto.

12.           Application of Proceeds.  All monies received by the Trustee in respect of:

(i)	the sale of the Vessel[s, or any of them],

(ii)	Requisition Compensation, or

(iii)	the charter, use or other disposition the Vessel[s, or any of them].

shall be first applied to pay or make good all such payments, disbursements, expenses, attorneys fees and losses whatsoever (together with interest thereon as hereinbefore provided for in the Indenture) as may have been incurred by the Trustee in or about or incidental to the exercise by the Trustee of the powers specified or otherwise referred to in Clauses 6, 7, 8, 9 and 14 hereof or any of them and the balance shall be applied in the manner prescribed in the Indenture.

PROVIDED ALWAYS that in the event that such balance is insufficient to pay in full the whole of the Obligations the Trustee shall be entitled to collect the shortfall from the Owner or any other person liable therefor.

13.           No Waiver; Illegality; Invalidity.  (A) No delay or omission of the Trustee or any of the Security holders to exercise any right or power vested in them under this Mortgage, the Indenture or the Security Agreements or any of them shall impair such right or power or be construed as a waiver of or as acquiescence in any default by the Owner and no express waiver given by the Trustee or any of the Security holders in relation to any default by the Owner, or breach by the Owner of any of its obligations under this Mortgage shall prejudice the rights of the Trustee under this Mortgage, the Indenture or the Security Agreements arising from any subsequent default or breach (whether or not such subsequent default or breach is of a nature different from the previous default or breach) nor shall the giving by the Trustee of any consent to the doing of any act which by the terms hereof requires the consent of the Trustee prejudice the right of the Trustee to give or withhold as it may think fit its consent to the doing of any other such similar act.

(B)           The Trustee shall not be obliged to make any inquiry as to the nature or sufficiency of any payment received by it hereunder or following the occurrence of an Event of Default specified in Clause 5 hereof to make any claim or take any action to collect any monies hereby assigned or to enforce any rights and benefits hereby assigned to the Trustee or to which the Trustee may at any time be entitled hereunder.

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(C)           In case any one or more the provisions contained in this Mortgage should be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any be affected or impaired thereby and shall remain in full force and effect.

14.           Delegation.  The Trustee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by the Indenture, the Security Agreements or this Mortgage or any of them (including the power vested in it by virtue of Clause 11 hereof) in such manner upon such terms and to such persons as the Trustee in its absolute discretion may think fit; provided, however, that the Trustee shall not exercise its rights under this Clause 14 until an Event of Default specified in Clause 5 hereof shall have occurred and be continuing.

15.           Indemnity.  THE OWNER HEREBY AGREES AND UNDERTAKES to indemnify the Trustee against all obligations and liabilities whatsoever and whensoever arising which the Trustee may incur in good faith in respect of, in relation to, or in connection with the Vessel[s, or any of them],  or otherwise howsoever in relation to or in connection with any of the matters dealt with in the Indenture, this Mortgage or the Security Agreements.

16.           Mortgagee as Attorney-in-Fact.  (A) The Owner hereby irrevocably appoints the Trustee as its attorney-in-fact for the duration of the Security Period to do in its name or in the name of the Owner all acts which the Owner, or its successors or assigns could do in relation to [any of] the Vessel[s], including without limitation, to demand, collect, receive, compromise, settle and sue for (insofar as the Trustee lawfully may), all freights, hire, earnings, issues, revenues, income, and profits of the Vessel[s], and all amounts due from underwriters under the Insurances as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general, average or otherwise, and all other sums due or to become due to the Owner or in respect of the Vessel[s], and to make, give and execute in the name of the Owner, acquittances, receipts, releases, or other discharges for the same, whether under seal or otherwise, to take possession of, sell or otherwise dispose of or manage or employ, [any of] the Vessel[s], to execute and deliver charters and a bill of sale with respect to [any of] the Vessel[s], and to endorse and accept in the name of the Owner all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing. PROVIDED, HOWEVER, that, unless the context otherwise permits under this Mortgage, such power shall not be exercisable by or on behalf of the Trustee unless and until any Event of Default stipulated in Clause 5 hereof shall have occurred and be continuing.

(B)           The exercise of the power granted in this Clause 16 by or on behalf of the Trustee shall not require any person dealing with the Trustee to conduct any inquiry as to whether any such Event of Default has occurred and is continuing, nor shall such person be in any way affected by notice that any such Event of Default has not occurred nor is continuing, and the exercise by the Trustee of such power shall be conclusive evidence of its right to exercise the same.

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17.           Owner's Right of Possession and Use.  Unless and until an Event of Default specified in Clause 5 hereof has occurred and be continuing, the Owner (i) shall be permitted and suffered to retain title, actual possession and use of the Vessel[s], and (ii) shall have the right, from time to time, in its discretion, and without application to the Trustee, to dispose of, free from the lien hereof, any boilers, engine, machinery, masts, spars, sail, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or any other appurtenances of the Vessel[s] that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel[s], subject to first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or other appurtenances of substantially equal value to the Owner which shall forthwith become subject to the lien of this Mortgage as a first preferred [fleet] mortgage thereon.

18.           Further Assurances.  THE OWNER HEREBY FURTHER UNDERTAKES, at its own expense, to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the reasonable opinion of the Trustee may be necessary or desirable for the purpose of more effectually mortgaging the Vessel[s] or perfecting the security constituted by the Indenture and this Mortgage.

19.           Extent of Security.  The Vessel[s] and [its] [their respective] equipment and appurtenances shall respond for the principal amount of the indebtedness secured by this Mortgage, including interest, costs and other charges secured by this Mortgage.

20.           Special Power of Attorney. The Owner and the Trustee each confer a special power of attorney with right of substitution upon Seward & Kissel LLP, lawyers of the State of New York, empowering them to take all necessary steps to permanently record this instrument of mortgage in the appropriate registry of [JURISDICTION] and from time to time details of the indebtedness secured hereby.

21.           No Waiver of Preferred Status.  Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage under the laws of [JURISDICTION], the United States Vessel Mortgage Act, 1920, as amended, inter alia, by Public Law 100-710 (46 USC Section 30101 et seq.) or the corresponding provisions of the laws of any other jurisdiction in which it is sought to be enforced and that, if any provision or portion thereof herein shall be construed to waive the preferred status of this Mortgage, then such provision to such extent shall be void and of no effect.

22.           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth below or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Clause and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Clause or when delivery at such address is refused.

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If to the Owner:                    [MORTGAGOR]
[ADDRESS]
Attention:  [NAME]
Facsimile:  [NUMBER]

with copy to:                         Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention:  Lawrence Rutkowski, Esq.
Facsimile:  212-480-8421

If to the Trustee:                   Manufacturers and Traders Trust Company
Corporate Trust Administration
25 South Charles Street
Baltimore, Maryland 21201
Attention:  Dante M. Monakil
Facsimile:  410-244-4236

with copy to:	Ober, Kaler, Grimes & Shriver
100 Light Street
Baltimore, Maryland 21202
Attention: Patrick Cameron, Esq.
Facsimile: 443-263-7540

23.           Successors and Assigns.  This Mortgage and the rights and obligations of each of the parties hereto under the Securities and the Security Agreements shall be binding upon, and inure to the benefit of, the Owner and the Trustee and their respective successors and assigns, except that the Owner may not assign any of its rights or obligations under any such documents without the prior written consent of the Trustee. In giving consent as aforesaid to an assignment by the Owner, the Trustee shall be entitled to impose such conditions as shall be reasonable.

24.           Headings.  In this First Preferred [Fleet] Mortgage, clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this First Preferred [Fleet] Mortgage.

25.           Governing Law.  This Mortgage shall be governed by the laws of [JURISDICTION] and the owner hereby irrevocably submits to the nonexclusive jurisdiction of the Courts of the State of New York.

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26.           Recording.  For the purpose of recording this First Preferred [Fleet] Mortgage as required by [LOCAL LAW], the total amount is [Two Hundred Million United States Dollars (US$200,000,000)] plus interest and performance of mortgage covenants.  The discharge amount is the same as the total amount.  [It is not intended that this Mortgage shall include property other than the Vessels and it shall not include property other than the Vessel[s] as the term "vessel" is used in [LOCAL LAW].  Notwithstanding the foregoing, for property other than the Vessel[s], if any should be determined to be covered by this Mortgage, the discharge amount is zero point zero one percent (0.01%) of the total amount.]

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IN WITNESS whereof the parties hereto have caused this Mortgage to be executed the day and year first before written.

[MORTGAGOR]

By
[TITLE]

22

NOTARIAL CERTIFICATE

[STATE OF NEW YORK	)
	:	ss:
COUNTY OF NEW YORK]	)

I, ___________, a notary public in and for the [County of New York], hereby certify:

On the ____ day of _______________, 2013 before me personally appeared __________________ to me known and known to me to be the person who signed the foregoing First Preferred [Fleet] Mortgage on the registered vessels described therein, as Attorney-in-Fact of [MORTGAGOR], a corporation organized under the laws of [JURISDICTION].

I further certify that sufficient proof was submitted to me that _______ is duly authorized to sign the foregoing First Preferred [Fleet] Mortgage for and on behalf of the said corporation and that the purposes for which the said instrument is granted are within the scope of the objects and activities of the said corporation.

I further certify that the signature of _______, the person who executed the foregoing First Preferred [Fleet] Mortgage on behalf of the said corporation, was set thereon in my presence and is, therefore, authentic.

IN WITNESS WHEREOF, I have hereunder set my hand this ___ day of __________, 2013.

Notary Public

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SCHEDULE 1

Vessel Name	Official Number	Length	Breadth	Depth	Gross Tons	Net Tons
		mts	mts	mts

24

EXHIBIT D

ASSIGNMENT OF INSURANCES

in favor of

MANUFACTURERS AND TRADERS TRUST COMPANY

as Assignee

June 10, 2013

ASSIGNMENT OF INSURANCES

THIS ASSIGNMENT is made this 10th day of June, 2013, from [ASSIGNOR], a [company] / [corporation] organized and existing under the laws of the [JURISDICTION OF INCORPORATION], with offices at [ADDRESS] (the "Assignor"), in favor of MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, with offices at 25 South Charles Street, Baltimore, Maryland, as trustee under the Indenture referred to in Recital (B) hereto (the "Assignee").

W I T N E S S E T H  T H A T:

WHEREAS:

(A)           The Assignor is the sole, legal and beneficial owner of the whole of [each of] the [NATIONALITY] flag vessel[s] listed on Schedule 1 hereto ([collectively,] the ["Vessels", and each a] "Vessel");

(B)           Pursuant to an indenture dated as of June 10, 2013, by and among Ultrapetrol (Bahamas) Limited, as issuer (the "Company"), the Guarantors party thereto (the "Guarantors"), the Pledgors party thereto (the "Pledgors") and the Assignee, as trustee, (as amended or supplemented from time to time, the "Indenture"), the Company issued its 8 ? % First Preferred Ship Mortgage Notes due 2021 (the "Notes") in the aggregate principal amount of Two Hundred Million United States Dollars (US$200,000,000), the proceeds of which have been used to repay the Company's 9 % First Preferred Ship Mortgage Notes dues 2014, to refinance the acquisition cost of other vessels owned by the Guarantors, and for general corporate purposes;

(C)           By the Indenture, the Guarantors [(including the Assignor)], have jointly and severally guaranteed, upon the terms and conditions contained therein, the punctual payment, performance and observance when due of the obligations of the Company under and in connection with the Notes, including, but not limited to, the Company's obligation to pay the principal of, and premium and interest on, the Notes as provided in the Indenture and the Notes;

(D)           By the Security Agreements (other than this Assignment), the Guarantors [(including the Assignor)] and the Pledgors [(including the Assignor)] have, upon the terms and conditions contained therein, pledged certain assets held by them, including the Vessel[s], and assigned certain insurances obtained by them, to secure the punctual payment, performance and observance when due of the obligations of the Company under and in connection with the Indenture and Notes, including, but not limited to, the Company's obligation to pay the principal of, and premium and interest on, the Notes as provided in the Indenture and the Notes; and

(E)           The Assignor has agreed to grant this Assignment to secure its, the [other] Subsidiary Guarantors' and the Company's obligations under the Indenture and the Notes, and in order to secure the prompt and due payment to the Trustee of any and all sums which may be or become due to the Trustee and/or the Securityholders from the Assignor under or pursuant to the Indenture and the Notes and also to secure the exact performance and observance and compliance with all and any of the covenants and agreements and terms and conditions contained in the Indenture and the Notes (collectively, the "Obligations").

2

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor:

1.           Defined Terms.  Unless otherwise defined herein, terms defined in the Indenture shall have the same meanings when used herein.

2.           Grant of Security.  As security for all Obligations of the Assignor, the Company and the [other] Subsidiary Guarantors pursuant to the Indenture, the Notes and other Security Agreements, and in consideration of One Dollar ($1) lawful money of the United States of America, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Assignor, as legal and beneficial owner, does hereby sell, assign, transfer and set over and grant a continuing, first priority security interest unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of the Assignor's right, title and interest in, to and under all policies and contracts of insurance, including the Assignor's rights under all entries in any Protection and Indemnity or War Risks Association or Club, which are from time to time taken out by or for the Assignor in respect of [the/any] Vessel, her hull, machinery, freights, disbursements, profits or otherwise, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums (all of which are herein collectively called the "Insurances"), and in and to all moneys and claims for moneys in connection therewith and all other rights of the Assignee under or in respect of said insurances and all proceeds of all of the foregoing.

3.           Notices; Loss Payable Clauses.

(A)           All Insurances, except entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries, relating to [the/any] Vessel shall contain a loss payable and notice of cancellation clause in substantially the form of Exhibit 1 hereto or in such other form as the Assignee may agree.

3

(B)           All entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries relating to [the/any] Vessel shall contain a loss payable clause in substantially the form of Exhibit 2 hereto or in such other form as the Assignee may agree.

4.           Covenants and Undertakings.  The Assignor hereby represents to and covenants with the Assignee that:

(A)           it will do or permit to be done each and every act or thing which the Assignee may from time to time reasonably require to be done for the purpose of enforcing the Assignee's rights under this Assignment and will allow its name to be used as and when required by the Assignee for that purpose;

(B)           it will forthwith give notice in the form set out in Exhibit 3 attached hereto, or cause its insurance brokers to give notice, of this Assignment to all insurers, underwriters, clubs and associations providing insurance in connection with [the/any] Vessel and her earnings and procure that such notice is endorsed on all the policies and entries of insurances in respect of [the/any] Vessel and her respective earnings;

(C)           the Insurances in effect on the date hereof are now valid and in full force and effect, and the Assignor will not do or omit or knowingly suffer to be done or omitted anything whereby any of the Insurances assigned hereby may become void or voidable in whole or in part or the Assignee or any other person claiming title through it may be prevented from receiving the proceeds thereof;

(D)           if by reason of anything done or omitted or knowingly suffered to be done or omitted the Insurances assigned hereby shall at any time become voidable in whole or in part, the Assignor shall forthwith, at its own cost and expense, take all such action as shall be necessary for keeping such Insurances in force and in particular will pay all premiums as they become due; and

(E)           if by reason of anything done or omitted or knowingly suffered to be done or omitted the Insurances assigned hereby or any of them shall at any time become void in whole or in part, the Assignor shall, at its expense, affect new insurances in compliance with the terms of the Mortgage over the Vessel[s, or any of them,] in favor of the Assignee, and shall forthwith (if required by the Assignee), execute an assignment of such new insurances in favor of the Assignee, and will pay any sums payable by way of premiums under the new insurances.

5.           No Duty of Inquiry.  The Assignee shall not be obliged to make any inquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or take any other action to collect any moneys or to enforce any rights and benefits hereby assigned to the Assignee or to which the Assignee may at any time be entitled hereunder except such reasonable action as may be requested by any underwriter, association or club.  The Assignor shall remain liable to perform all the obligations assumed by it in relation to the Insurances and other property hereby assigned, and the Assignee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever (including, without limitation, any obligation or liability with respect to the payment of premiums, calls, assessments or any other sums at any time due and owing in respect of the Insurances) in the event of any failure by the Assignor to perform such obligations.

4

6.           Negative Pledge.  The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the Insurances or other moneys and claims hereby assigned, to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment; and the Assignor does hereby irrevocably appoint and constitute the Assignee as the Assignor's true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) should an Event of Default (as such term is defined in the Indenture) have occurred and be continuing to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which the Assignor itself could do in relation to the property hereby assigned, including, but not limited to, filing any and all Uniform Commercial Code financing statements or continuations thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.  The powers and authorities granted to the Assignee have been given for valuable consideration and are hereby declared irrevocable.

7.           Further Assurances.  The Assignor agrees that any time and from time to time upon the written request of the Assignee it will promptly and duly execute and deliver to the Assignee any and all such further instruments and documents as the Assignee may reasonably deem desirable in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

8.           Remedies Cumulative and Not Exclusive; No Waiver.  Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  No delay or omission by the Assignee in the exercise of any right or power in the pursuance of any remedy accruing upon any breach or default of the Indenture by the Company, the Assignor, or any other Guarantor or Pledgor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Company, the Assignor or any other Guarantor or Pledgor to the Assignee under or in connection with the Indenture or any document delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

9.           Invalidity.  If any provision of this Assignment shall at any time for any reason be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Assignment, or the validity of this Assignment as a whole, which shall remain in full force and effect.  In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the sole opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.

5

10.           Continuing Security.  It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Company, the [other] Subsidiary Guarantors or the Assignor pursuant to the Indenture and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any other collateral or security now or hereafter held by the Assignee for all or any part of the moneys hereby secured.

11.           Waiver; Amendment.  None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.

12.           Termination.  If the Assignor shall pay and discharge all of its obligations under or in connection with the Indenture and the Notes or is released therefrom in accordance with the terms thereof, all the right, title and interest herein assigned shall revert to the Assignor, and this Assignment shall terminate.

13.           WAIVER OF JURY TRIAL.  EACH OF THE ASSIGNOR, AND BY ITS ACCEPTANCE HEREOF, THE ASSIGNEE, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT, THE INDENTURE OR THE SECURITY AGREEMENTS TO WHICH THEY ARE PARTY THEREIN DESCRIBED, ANY AMENDMENTS THERETO, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.           Notices.  Notices and other communications hereunder shall be in writing and may be given or made by facsimile as follows:

If to the Assignor:                                         [ASSIGNOR]
[ADDRESS]
Attention:  [NAME].
Facsimile:  [NUMBER]

with copy to:                                                  Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention:  Lawrence Rutkowski, Esq.
Facsimile:  212-480-8421

If to the Assignee:                                         Manufacturers and Traders Trust Company
Corporate Trust Department
Mail Code 101-591
25 South Charles Street
Baltimore, Maryland 21201
Attention:  Dante M. Monakil
Facsimile:  410-244-4236

6

with copy to:                                                  Ober, Kaler, Grimes & Shriver
100 Light Street
Baltimore, Maryland  21202
Attention:  Patrick Cameron, Esq.
Facsimile:  443-263-7540

or to such other address as either party shall from time to time specify in writing to the other.  Any notice or communication sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.

Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Business Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Business Day in the locality of the party to whom such notice or communication is sent it shall be deemed to have been received on the next following Business Day in such locality), and in the case of a letter, at the time of receipt thereof.

15.           Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

16.           Headings.  In this Assignment, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed and delivered on the day and year first above written.

By
[NAME]
[TITLE]

7

SCHEDULE 1

Vessel Name	[Patente] / [Official] Number	Length	Breadth	Depth	Gross Tons	Net Tons
		mts	mts	mts

8

EXHIBIT 1

LOSS PAYABLE CLAUSE

Hull and Machinery

Loss, if any, is payable to the [ASSIGNOR], as Owner, or to its order, unless and until the underwriters receive notice from MANUFACTURERS AND TRADERS TRUST COMPANY, as Mortgagee, that the Owner is in default under the Mortgage, in which case any loss involving any damage to the Vessel[s] or liability of the Vessel[s], the underwriters may pay directly for the repair salvage, liability or other charges involved, otherwise any other payment will be paid by the underwriters to the Mortgagee except if the Mortgagee authorizes in writing such payment to be made to the Owner.

In addition, regardless of whether the Owner is in default under the Mortgage, in the event of the actual total loss or agreed, arranged, compromised or constructive total loss of the Vessel[s], payment shall be made to MANUFACTURERS AND TRADERS TRUST COMPANY, as Assignee, for distribution by it to itself and to the Owner as their respective interests appear.

9

EXHIBIT 2

LOSS PAYABLE CLAUSE

Protection and Indemnity

Payment of any recovery that [OWNER] (the "Owner") is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by it shall be made to the Owner or to its order unless and until the Association receives notice from MANUFACTURERS AND TRADERS TRUST COMPANY, as Mortgagee, that the Owner is in default under the Mortgage, in which event all recoveries shall thereafter be paid to the Mortgagee for distribution by it to itself and the Owner, as their respective interests may appear, or order; provided always that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until after the expiry of two (2) business days from the receipt of such notice.

10

EXHIBIT 3

NOTICE OF ASSIGNMENT OF INSURANCES

TO:

TAKE NOTICE:

(a)
that by an Assignment of Insurances dated the [DAY] day of [MONTH], 2013 made by us to Manufacturers and Traders Trust Company, as Trustee (the "Assignee"), a copy of which is attached hereto, we have assigned to the Assignee as from the date hereof, inter alia, all our right, title and interest in, to and under all policies and contracts of insurance, including our rights under all entries in any Protection and Indemnity or War Risk Association or Club, which are from time to time taken out by us in respect of the [NATIONALITY] flag vessel[s], [VESSEL NAME] [Patente/Official] No. [NUMBER] (the "Vessel[s]"), and its / their earnings and all the benefits thereof including all claims of whatsoever nature (all of which together are hereinafter called the "Insurances").

(b)	that you are hereby irrevocably authorized and instructed to pay as from the date hereof all payments under

(i)
all Insurances, except entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries, relating to the Vessel[s] in accordance with the loss payable clause in Exhibit 1 of the Assignment of Insurances; and

(ii)
all entries in Protection and Indemnity Associations or Clubs or insurances affected in lieu of such entries relating to the Vessel[s] in accordance with the loss payable clause in Exhibit 2 of the Assignment of Insurances.

(c)	that you are hereby instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries relating to the Vessels.

DATED AS OF THE [DAY] day of [MONTH], 2013.

[ASSIGNOR]

By
Name:
Title:

We hereby acknowledge receipt of the foregoing Notice of Assignment and agree to act in accordance with the terms thereof:

By
Name:
Title:

11

EXHIBIT E

ASSIGNMENT OF EARNINGS

in favor of

MANUFACTURERS AND TRADERS TRUST COMPANY

as Assignee

June 10, 2013

ASSIGNMENT OF EARNINGS

THIS ASSIGNMENT is made this 10th day of June, 2013, from [ASSIGNOR], a [company] / [corporation] organized and existing under the laws of the [JURISDICTION OF INCORPORATION], with offices at  [ADDRESS] (the "Assignor"), in favor of MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, with offices at 25 South Charles Street, Baltimore, Maryland, as trustee pursuant to the Indenture referred to in Recital (B) hereto (the "Assignee").

W I T N E S S E T H   T H A T :

WHEREAS:

(A)           The Assignor is the sole, legal and beneficial owner of the whole of [each of] the [NATIONALITY] flag vessel[s] listed on Schedule 1 hereto ([collectively,] the ["Vessels", and each a] "Vessel");

(B)           Pursuant to an indenture dated as of June 10, 2013, by and among Ultrapetrol (Bahamas) Limited, as issuer (the "Company"), the Guarantors party thereto (the "Guarantors"), the Pledgors party thereto (the "Pledgors") and the Assignee as trustee, (as amended or supplemented from time to time, the "Indenture"), the Company issued its 8 ? % First Preferred Ship Mortgage Notes due 2021 (the "Notes") in the aggregate principal amount of Two Hundred Million United States Dollars (US$200,000,000), the proceeds of which have been used to repay the Company's 9 % First Preferred Ship Mortgage Notes dues 2014, to refinance the acquisition cost of other vessels owned by the Guarantors, and for general corporate purposes;

(C)           By the Indenture, the Guarantors [(including the Assignor)], have jointly and severally guaranteed, upon the terms and conditions contained therein, the punctual payment, performance and observance when due of the obligations of the Company under and in connection with the Notes, including, but not limited to, the Company's obligation to pay the principal of, and premium and interest on, the Notes as provided in the Indenture and the Notes;

(D)           By the Security Agreements (other than this Assignment), the Guarantors [(including the Assignor)] and the Pledgors [(including the Assignor)] have, upon the terms and conditions contained therein, pledged certain assets held by them, including the Vessel[s], and assigned certain insurances obtained by them, to secure the punctual payment, performance and observance when due of the obligations of the Company under and in connection with the Indenture and Notes, including, but not limited to, the Company's obligation to pay the principal of, and premium and interest on, the Notes as provided in the Indenture and the Notes; and

(E)           The Assignor has agreed to grant this Assignment to secure its and the Company's obligations under the Indenture and the Notes, and in order to secure the prompt and due payment to the Trustee of any and all sums which may be or become due to the Trustee and/or the Security holders from the Assignor under or pursuant to the Indenture and the Notes and also to secure the exact performance and observance and compliance with all and any of the covenants and agreements and terms and conditions contained in the Indenture and the Notes (collectively, the "Obligations").

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor:

1.           Defined Terms.  Unless otherwise defined herein, terms defined in the Indenture shall have the same meanings when used herein.

2.           Grant of Security.  As security for all Obligations of the Assignor, the [other] Subsidiary Guarantors and the Company pursuant to the Indenture, the Notes and the other Security Agreements, and in consideration of One Dollar ($1) lawful money of the United States of America, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Assignor, as legal and beneficial owner, does hereby grant, sell, convey, assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a continuing, first priority security interest in, all of the Assignor's right, title and interest in and to (i)  all earnings of the Vessel[s], including, but not limited to, all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, passage moneys, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of (or payment for variation or termination), any charter or any other bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of [the/any] Vessel and operations of every kind whatsoever of [the/any] Vessel, (ii) all remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due to the Assignor arising from the use or employment of [the/any] Vessel[s], (iii) all moneys or other compensation payable by reason of requisition for title or for hire or other compulsory acquisition of [the/any] Vessel[s] and all claims for damages in respect of the actual or constructive total loss of [the/any] Vessel[s], and (iv) all proceeds of all of the foregoing (herein called "Earnings").

3.           Occurrences following Default.  The Assignor hereby further covenants and agrees that upon the occurrence of a Default or an Event of Default (a) it will have all the Earnings and other freights, hire and other monies hereby assigned paid over directly to the Assignee, (b) will procure that notice of this Assignment in substantially the form of Exhibit 1 attached hereto and a letter of instructions shall be duly given to each person who becomes party to any charter or contract of affreightment entered into with the Assignor in respect of [the/any] Vessel or to any Person who may receive any earnings and monies hereby assigned, (c) it will instruct each such person to provide consent where the consent of any such person is required pursuant to any charter, contract of affreightment or other contract for the use or employment of the Vessels or assigned hereby, and (d) it will instruct such person to acknowledge directly to the Assignee receipt of the Assignor's notification and instructions.

2

4.           Performance under Charters; No Duty of Inquiry.  The Assignor hereby undertakes that, notwithstanding the assignment herein contained, it shall punctually perform all its obligations under all charters and contracts pertaining to [the/each] Vessel to which it is a party.  It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Assignor shall remain liable under all charters and contracts pertaining to [the/each] Vessel to which it is a party to perform the obligations assumed by it thereunder, and the Assignee shall have no obligation or liability under any such charter or contract by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of the Assignor under or pursuant to any such charter or contract or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or, unless and until indemnified to its satisfaction, to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.

5.           Requisition.  The Assignor shall promptly notify the Assignee in writing of the commencement and termination of any period during which [the/any] Vessel may be requisitioned.

6.           Employment of Vessel[s].  The Assignor hereby further covenants and undertakes promptly to furnish the Assignee with all such information as it may from time to time require regarding the employment, position and engagements of [the/any] Vessel.

7.           Negative Pledge.  The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the Earnings and other moneys and claims hereby assigned to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment; and the Assignor does hereby irrevocably appoint and constitute the Assignee as the Assignor's true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) should an Event of Default have occurred and be continuing to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises and to file any and all Uniform Commercial Code financing statements or continuations thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.

8.           Application of Proceeds.  All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in the Indenture.

9.           Further Assurances.  The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver to the Assignee any and all such further instruments and documents as the Assignee may deem desirable in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

3

10.           Remedies Cumulative and Not Exclusive; No Waiver.  Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Company, the Assignor or any other Guarantor or Pledgor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Company, the Assignor or any other Guarantor or Pledgor to the Assignee and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

11.           Invalidity.  If any provision of this Assignment shall at any time for any reason be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Assignment, or the validity of this Assignment as a whole, which shall remain in full force and effect.  In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the sole opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Assignment.  The powers and authorities granted to the Assignee and its successors or assigns herein have been given for valuable consideration and are hereby declared to be irrevocable.

12.           Continuing Security.  It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Company, the [other] Subsidiary Guarantors or the Assignor pursuant to the Indenture and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any other collateral or security now or hereafter held by the Assignee for all or any part of the moneys hereby secured.

13.           Waiver; Amendment.  None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.

14.           Termination.  If the Assignor shall pay and discharge all of its obligations under or in connection with the Indenture or is released therefrom in accordance with the terms thereof, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate.

4

15.           WAIVER OF JURY TRIAL.  EACH OF THE ASSIGNOR, AND BY ITS ACCEPTANCE HEREOF, THE ASSIGNEE, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT, THE INDENTURE OR THE SECURITY AGREEMENTS TO WHICH THEY ARE PARTY THEREIN DESCRIBED, ANY AMENDMENTS THERETO, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

16.           Notices.  Notices and other communications hereunder shall be in writing and may be sent by facsimile as follows:

If to the Assignor:                                         [ASSIGNOR]
[ADDRESS]
Attention:  [NAME].
Facsimile:  [NUMBER]

with copy to:                                                 Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention:  Lawrence Rutkowski, Esq.
Facsimile:  212-480-8421

If to the Assignee:                                         Manufacturers and Traders Trust Company
Corporate Trust Department
Mail Code 101-591
25 South Charles Street
Baltimore, Maryland 21201
Attention:  Dante M. Monakil
Facsimile:  410-244-4236

with copy to:                                                  Ober, Kaler, Grimes & Shriver
100 Light Street
Baltimore, Maryland  21202
Attention:  Patrick Cameron, Esq.
Facsimile:  443-263-7540

or to such other address as either party shall from time to time specify in writing to the other.  Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.

5

Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Business Day ) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Business Day in the locality of the party to whom such notice or communication is sent, it shall be deemed to have been received on the next following Business Day in such locality), and in the case of a letter, at the time of receipt thereof.

17.           Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

18.           Headings.  In this Assignment, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

6

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed and delivered on the day and year first above written.

By
[NAME]
[TITLE]

7

SCHEDULE 1

Vessel Name	[Patente] / [Official] Number	Length	Breadth	Depth	Gross Tons	Net Tons
		mts	mts	mts

EXHIBIT 1

EARNINGS ASSIGNMENT NOTICE

TO:

TAKE NOTICE:

(a)           that by an Assignment of Earnings dated the 10th day of June, 2013 made by us (the "Assignor") to MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee (the "Assignee"), we, the owner of the [NATIONALITY] flag vessels [VESSEL NAME], [Patente] / [Official] No.  [NUMBER] ([collectively,] the "Vessel[s]"), have assigned to the Assignee as from the date thereof all our right, title and interest in and to:

(i)
any moneys whatsoever payable to us under any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of the Vessel[s], all freight, hires, passage monies and all other rights and benefits whatsoever accruing to us thereunder, including (but without prejudice to the generality of the foregoing) all claims for damages in respect of any breach by any charterer or other party thereto of any such bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of the Vessel[s]; and

(ii)
all freights, passage moneys, hire moneys or other compensation payable to us in the event of the requisition of the Vessel[s] for title or hire, remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due to us arising from the use or employment of the Vessel[s];

as security for that indenture dated as of June 10, 2013, (as at any time amended or modified, the "Indenture") among the Assignor, certain other Guarantors named therein, the Pledgors named therein, the Assignee and Ultrapetrol (Bahamas) Limited.

(b)           that you are hereby irrevocably authorized and instructed to pay as from the date hereof all of such aforesaid moneys to the Assignee, for the account of Ultrapetrol (Bahamas) Limited (Account No. [NUMBER]) at the above address of the Assignee (or at such other place as the Assignee may direct).

DATED THIS  [DAY] day of  [MONTH], 2013

By
Name:
Title:

2

EXHIBIT F

Form of Guarantee Agreement

[     ] SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of           ,     , among ULTRAPETROL (BAHAMAS) LIMITED, a Bahamas corporation (the "Company"), the guarantors listed on the signature pages hereto (the "Guarantors"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation (the "Trustee"), to the INDENTURE (the "Indenture") dated as of June 10, 2013 among the Company, the Pledgors, the guarantors named therein (the "Subsidiary Guarantors"), and the Trustee.

WHEREAS, Sections 9.01(4), (5) and (8) of the Indenture provide that without the consent of any Securityholder, the Company, the Pledgors, the Subsidiary Guarantors and the Trustee may amend the Indenture to provide additional security for and to add additional Guarantees with respect to the Securities, including Subsidiary Guarantees, or to make any change that does not adversely affect the rights of any Securityholder;

WHEREAS, Section 4.12 of the Indenture requires the Company to cause [        ] to become a Subsidiary Guarantor, and [        ] is hereby agreeing to become a Subsidiary Guarantor;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Guarantors in accordance with its terms have been done.

NOW, THEREFORE, and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Securityholders, as follows:

SECTION 1.  [NEW GUARANTOR] hereby agrees to become a Subsidiary Guarantor under the Indenture and, together with each other Subsidiary Guarantor, hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption, by required repurchase or otherwise, and all other monetary obligations of the Company and the Subsidiary Guarantors under the Indenture and the Securities and of the Subsidiary Guarantors under the Security Agreements and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company and the Subsidiary Guarantors under the Indenture, the Security Agreements and the Securities (all the foregoing being hereinafter collectively called the "Obligations").  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under the Indenture notwithstanding any extension or renewal of any Obligation.  The Guarantor is subject to all the provisions of the Indenture applicable to a Subsidiary Guarantor.

SECTION 2.  The Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

SECTION 3.  If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 4.  All covenants and agreements in this Supplemental Indenture by the Subsidiary Guarantor shall bind its successors and assigns, whether so expressed or not.

SECTION 5.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.  Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Securityholders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 7.  THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.  All terms used in this Supplemental Indenture not otherwise defined herein that are defined in the Indenture shall have the meanings set forth therein.

SECTION 9.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument.

SECTION 10.  The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of the Indenture, this Supplemental Indenture or of the Securities and shall not be accountable for the use or application by the Company of the Securities or the proceeds thereof.

2

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ULTRAPETROL (BAHAMAS) LIMITED, as principal obligor,

by

Name:
Title:

SUBSIDIARY GUARANTORS:

3

SCHEDULE 1

Vessel Name	Official Number	Length	Breadth	Depth	Gross Tons	Net Tons
		mts	mts	mts

4

SCHEDULE I

Description of Pledged Shares

#	Issuer	Certificate Number	Number of Shares	Record Owner
1	Arlene Investments Inc.	3	10,000	UABL Limited
2	Brinkley Shipping Inc.	3	10,000	Princely International Finance Corp
3	Dampierre Holdings Spain, S.L.	BOOK ENTRY	BOOK ENTRY	Massena Port SA
4	Danube Maritime Inc.	3 & 5	100	Princely International Finance Corp
5	Dingle Barges Inc.	2	500	UABL Limited
6	General Ventures Inc.	1	500	Princely International Finance Corp
7	Hallandale Commercial Corp	2	10,000	Princely International Finance Corp
8	Longmoor Holdings Inc	2	10,000	Princely International Finance Corp
9	Palmdeal Shipping Inc	2	10,000	Princely International Finance Corp
10	Parabal S.A.	6 & 7	30	Cedarino SL/Thurston Shipping Inc
11	Princely International Finance Corp.	12	670,211	Ultrapetrol (Bahamas) Ltd
12	Riverview Commercial Corp.	1	10,000	Princely International Finance Corp
13	UABL Paraguay S.A.	4,5,6 & 7	1,715	Cedarino SL/Thurston Shipping Inc
14	UABL S.A.	1 & 2	61,539,947	Cedarino SL/Thurston Shipping Inc
15	Ultrapetrol S.A.	1,2,3 & 4	125,000,000	Dampierre Holdings Spain SL/Oceanpar SA

SCHEDULE II

Mortgaged Vessels

No.	Vessels Registered Name	Vessel type	Owner	Official Number
Ocean vessels
1	Amadeo	Tanker vessel	Hallandale Commercial Corp.	25784-98-F
2	Argentino	Container vessel	Longmoor Holdings Inc.	28674-02-C
3	Asturiano	Container vessel	Palmdeal Shipping Inc.	41857-10-A
4	Miranda I	Tanker vessel	Brinkley Shipping Inc.	22409-95-D

River vessels
1	U 101	Dry Barge	Arlene Investments Inc.	11726
2	ACBL 260	Dry Barge	UABL S.A.	086
3	ACBL 261	Dry Barge	UABL S.A.	087
4	ACBL 262	Dry Barge	UABL S.A.	088
5	ACBL 263	Dry Barge	UABL S.A.	089
6	ACBL 264	Dry Barge	UABL S.A.	090
7	ACBL 265	Dry Barge	UABL S.A.	091
8	ACBL 266	Dry Barge	UABL S.A.	092
9	ACBL 267	Dry Barge	UABL S.A.	093
10	ACBL 268	Dry Barge	UABL S.A.	094
11	ACBL 269	Dry Barge	UABL S.A.	095
12	ACBL 270	Dry Barge	UABL S.A.	096
13	ACBL 271	Dry Barge	UABL S.A.	097
14	ACBL 272	Dry Barge	UABL S.A.	098
15	ACBL 273	Dry Barge	UABL S.A.	099
16	ACBL 274	Dry Barge	UABL S.A.	0100
17	ACBL 275	Dry Barge	UABL S.A.	0101
18	ACBL 276	Dry Barge	UABL S.A.	0102
19	ACBL 277	Dry Barge	UABL S.A.	0103
20	ACBL 278	Dry Barge	UABL S.A.	0104
21	ACBL 279	Dry Barge	UABL S.A.	0105
22	ACBL 280	Dry Barge	UABL S.A.	0106
23	ACBL 281	Dry Barge	UABL S.A.	0107
24	ACBL 282	Dry Barge	UABL S.A.	0108
25	ACBL 283	Dry Barge	UABL S.A.	0109
26	ACBL 284	Dry Barge	UABL S.A.	0110
27	ACBL 285	Dry Barge	UABL S.A.	035
28	ACBL 286	Dry Barge	UABL S.A.	036
29	ACBL 287	Dry Barge	UABL S.A.	037
30	ACBL 288	Dry Barge	UABL S.A.	038
31	ACBL 289	Dry Barge	UABL S.A.	039
32	ACBL 290	Dry Barge	UABL S.A.	040
33	ACBL 291	Dry Barge	UABL S.A.	041
34	ACBL 292	Dry Barge	UABL S.A.	042
35	ACBL 293	Dry Barge	UABL S.A.	043
36	ACBL 294	Dry Barge	UABL S.A.	044
37	ACBL 295	Dry Barge	UABL S.A.	01031
38	ACBL 296	Dry Barge	UABL S.A.	01032
39	ACBL 297	Dry Barge	UABL S.A.	01033
40	ACBL 299	Dry Barge	UABL S.A.	01034
41	ACBL 300	Dry Barge	UABL S.A.	01035
42	ACBL 301	Dry Barge	UABL S.A.	01036
43	ACBL 302	Dry Barge	UABL S.A.	01037
44	ACBL 303	Dry Barge	UABL S.A.	01038
45	ACBL 304	Dry Barge	UABL S.A.	01039
46	ACBL 305	Dry Barge	UABL S.A.	01040
47	ACBL 306	Dry Barge	UABL S.A.	01041
48	ACBL 307	Dry Barge	UABL S.A.	01042
49	ACBL 308	Dry Barge	UABL S.A.	01043
50	ACBL 309	Dry Barge	UABL S.A.	01044
51	ACBL 310	Dry Barge	UABL S.A.	01045
52	ACBL 311	Dry Barge	UABL S.A.	01046
53	ACBL 660 B	Dry Barge	UABL S.A.	085
54	ACBL 661 B	Dry Barge	UABL S.A.	084
55	ACBL 662 B	Dry Barge	UABL S.A.	083
56	ACBL 663 B	Dry Barge	UABL S.A.	082
57	ACBL 664 B	Dry Barge	UABL S.A.	081
58	ACBL 669	Dry Barge	UABL S.A.	045
59	ACBL 670	Dry Barge	UABL S.A.	046
60	ACBL 671	Dry Barge	UABL S.A.	047
61	ACBL 672	Dry Barge	UABL S.A.	048
62	ACBL 673	Dry Barge	UABL S.A.	049
63	ACBL 674	Dry Barge	UABL S.A.	050
64	ACBL 675	Dry Barge	UABL S.A.	051
65	ACBL 676	Dry Barge	UABL S.A.	052
66	ACBL 677	Dry Barge	UABL S.A.	053
67	ACBL 678	Dry Barge	UABL S.A.	054
68	ACBL 679	Dry Barge	UABL S.A.	01047
69	ACBL 680	Dry Barge	UABL S.A.	01048
70	ACBL 681	Dry Barge	UABL S.A.	01049
71	ACBL 682	Dry Barge	UABL S.A.	01050
72	ACBL 683	Dry Barge	UABL S.A.	01051
73	ACBL 684	Dry Barge	UABL S.A.	01052
74	ACBL 685	Dry Barge	UABL S.A.	01053
75	ACBL 686	Dry Barge	UABL S.A.	01054
76	ACBL 687	Dry Barge	UABL S.A.	01055
77	ACBL 688	Dry Barge	UABL S.A.	01056
78	ACBL 689	Dry Barge	UABL S.A.	01057
79	ACBL 690	Dry Barge	UABL S.A.	01058
80	ACBL 691	Dry Barge	UABL S.A.	01059
81	ACBL 692	Dry Barge	UABL S.A.	01060
82	ACBL 693	Dry Barge	UABL S.A.	01061
83	ACBL 694	Dry Barge	UABL S.A.	01062
84	AF 37	Dry Barge	Parabal S.A.	2628 B
85	AF 38	Dry Barge	Parabal S.A.	2629 B
86	AF 39	Dry Barge	Parabal S.A.	2630 B
87	AF 40	Dry Barge	Parabal S.A.	2631 B
88	AF 41	Dry Barge	Parabal S.A.	2632 B
89	AF 42	Dry Barge	Parabal S.A.	2633 B
90	AF 43	Dry Barge	Parabal S.A.	2634 B
91	AF 44	Dry Barge	Parabal S.A.	2635 B
92	AF 45	Dry Barge	Parabal S.A.	2636 B
93	AF 46	Dry Barge	Parabal S.A.	2637 B
94	AF 47	Dry Barge	Parabal S.A.	2638 B
95	AF 48	Dry Barge	Parabal S.A.	2639 B
96	AF 49	Dry Barge	Parabal S.A.	2640 B
97	AF 50	Dry Barge	Parabal S.A.	2641 B
98	AF 51	Dry Barge	Parabal S.A.	2642 B
99	AF 52	Dry Barge	Parabal S.A.	2643 B
100	AF 53	Dry Barge	Parabal S.A.	2644 B
101	AF 54	Dry Barge	Parabal S.A.	2645 B
102	AF 55	Dry Barge	Parabal S.A.	2646 B
103	AF 56	Dry Barge	Parabal S.A.	2647 B
104	AF 57	Dry Barge	Parabal S.A.	2715 B
105	AF 58	Dry Barge	Parabal S.A.	2716 B
106	ALIANZA G-2	TSF Station/Dry barge	Ultrapetrol S.A.	02505
107	CMI 21	Dry Barge	UABL Paraguay S.A.	2556-B
108	CMI 22	Dry Barge	UABL Paraguay S.A.	2557-B
109	CMI 23	Dry Barge	UABL Paraguay S.A.	2558-B
110	CMI 24	Dry Barge	UABL Paraguay S.A.	2559-B
111	CMI 25	Dry Barge	UABL Paraguay S.A.	2560-B
112	CMI 26	Dry Barge	UABL Paraguay S.A.	2561-B
113	CMI 27	Dry Barge	UABL Paraguay S.A.	2562-B
114	MATADOR L	Dry Barge	Oceanpar S.A.	2831 B
115	MATADOR LI	Dry Barge	Oceanpar S.A.	2832 B
116	MATADOR LII	Dry Barge	Oceanpar S.A.	2833 B
117	MATADOR LIII	Dry Barge	Oceanpar S.A.	2834-B
118	MATADOR LIV	Dry Barge	Oceanpar S.A.	2835 B
119	MATADOR LIX	Dry Barge	Oceanpar S.A.	2838-B
120	MATADOR LVII	Dry Barge	Oceanpar S.A.	2836-B
121	MATADOR LVIII	Dry Barge	Oceanpar S.A.	2837-B
122	MATADOR LX	Dry Barge	Oceanpar S.A.	2839-P
123	MATADOR LXII	Dry Barge	Oceanpar S.A.	2824 B
124	MATADOR XL	Dry Barge	Oceanpar S.A.	2820 B
125	MATADOR XLI	Dry Barge	Oceanpar S.A.	2821 B
126	MATADOR XLII	Dry Barge	Oceanpar S.A.	2822 B
127	MATADOR XLIII	Dry Barge	Oceanpar S.A.	2823-P
128	MATADOR XLIV	Dry Barge	Oceanpar S.A.	2826 B
129	MATADOR XLV	Dry Barge	Oceanpar S.A.	2827 B
130	MATADOR XLVI	Dry Barge	Oceanpar S.A.	2828 B
131	MATADOR XLVII	Dry Barge	Oceanpar S.A.	2829 B
132	MATADOR XLVIII	Dry Barge	Oceanpar S.A.	2830 B
133	MATADOR XXXI	Dry Barge	Oceanpar S.A.	2811 B
134	MATADOR XXXII	Dry Barge	Oceanpar S.A.	2812 B
135	MATADOR XXXIII	Dry Barge	Oceanpar S.A.	2813 B
136	MATADOR XXXIV	Dry Barge	Oceanpar S.A.	2814-B
137	MATADOR XXXIX	Dry Barge	Oceanpar S.A.	2819-B
138	MATADOR XXXV	Dry Barge	Oceanpar S.A.	2815 P
139	MATADOR XXXVI	Dry Barge	Oceanpar S.A.	2816 B
140	MATADOR XXXVII	Dry Barge	Oceanpar S.A.	2817 B
141	MATADOR XXXVIII	Dry Barge	Oceanpar S.A.	2818 B
142	NP 1501	Dry Barge	UABL Paraguay S.A.	2158-B
143	NP 1502	Dry Barge	UABL Paraguay S.A.	2159-B
144	NP 1503	Dry Barge	UABL Paraguay S.A.	2160-B
145	NP 1504	Dry Barge	UABL Paraguay S.A.	2161-B
146	NP 1505	Dry Barge	UABL Paraguay S.A.	2162-B
147	NP 1506	Dry Barge	UABL Paraguay S.A.	2163-B
148	NP 1507	Dry Barge	UABL Paraguay S.A.	2164-B
149	NP 1508	Dry Barge	UABL Paraguay S.A.	2165-B
150	NP 1509	Dry Barge	UABL Paraguay S.A.	2166-B
151	NP 1510	Dry Barge	UABL Paraguay S.A.	2167-B
152	NP 1511	Dry Barge	UABL Paraguay S.A.	2168-B
153	NP 1512	Dry Barge	UABL Paraguay S.A.	2169-B
154	PARANA 1	Dry Barge	CPTF S.A.	3273-B
155	PARANA 2	Dry Barge	CPTF S.A.	3274-B
156	PARANA 3	Dry Barge	CPTF S.A.	3275-B
157	PARANA 4	Dry Barge	CPTF S.A.	3276-B
158	PARANA 5	Dry Barge	CPTF S.A.	3277-B
159	PARANA 6	Dry Barge	CPTF S.A.	3278-B
160	PARANA 7	Dry Barge	CPTF S.A.	2413-B
161	PARANA 8	Dry Barge	CPTF S.A.	2414-B
162	PARANA 9	Dry Barge	CPTF S.A.	2415-B
163	PARANA 10	Dry Barge	CPTF S.A.	2416-B
164	PARANA 11	Dry Barge	CPTF S.A.	2417-B
165	PARANA 12	Dry Barge	CPTF S.A.	2418-B
166	SPN 003	Dry Barge	UABL Paraguay S.A.	1614
167	SPN 004	Dry Barge	UABL Paraguay S.A.	1611
168	TAF 301	Dry Barge	UABL Paraguay S.A.	2192 B
169	TAF 302	Dry Barge	UABL Paraguay S.A.	2193 B
170	TAF 303	Dry Barge	UABL Paraguay S.A.	2194 B
171	TAF 306	Dry Barge	UABL Paraguay S.A.	2197 B
172	TAF 307	Dry Barge	UABL Paraguay S.A.	2198 B
173	TAF 309	Dry Barge	UABL Paraguay S.A.	2200 B
174	TAF 311	Dry Barge	UABL Paraguay S.A.	2202 B
175	TAF 317	Dry Barge	UABL Paraguay S.A.	1906
176	TAF 318	Dry Barge	UABL Paraguay S.A.	1907
177	TAF 319	Dry Barge	UABL Paraguay S.A.	1908
178	TAF 320	Dry Barge	UABL Paraguay S.A.	1909
179	TAF 321	Dry Barge	UABL Paraguay S.A.	1910
180	TAF 322	Dry Barge	UABL Paraguay S.A.	1911
181	TAF 323	Dry Barge	UABL Paraguay S.A.	1912
182	TAF 324	Dry Barge	UABL Paraguay S.A.	1913
183	TN 1502	Dry Barge	UABL S.A.	02191
184	TN 1503	Dry Barge	UABL S.A.	02192
185	TN 1505	Dry Barge	UABL S.A.	02193
186	TN 1506	Dry Barge	UABL S.A.	02194
187	U 102	Dry Barge	Arlene Investments Inc.	11729
188	U 103	Dry Barge	Arlene Investments Inc.	11732
189	U 104	Dry Barge	Arlene Investments Inc.	11734
190	U 105	Dry Barge	Arlene Investments Inc.	11744
191	U 106	Dry Barge	Arlene Investments Inc.	11746
192	U 109	Dry Barge	Arlene Investments Inc.	11752
193	U 200	Dry Barge	Riverview Commercial Corp.	35061-10
194	U 208	Dry Barge	Riverview Commercial Corp.	35060-10
195	U 209	Dry Barge	Riverview Commercial Corp.	35026-10
196	U 215	Dry Barge	Riverview Commercial Corp.	35065-10
197	U 217	Dry Barge	Riverview Commercial Corp.	35020-10
198	U 251	Dry Barge	Riverview Commercial Corp.	35007-10
199	U 252	Dry Barge	Riverview Commercial Corp.	34997-10
200	U 253	Dry Barge	Riverview Commercial Corp.	35050-10
201	U 254	Dry Barge	Riverview Commercial Corp.	35010-10
202	U 255	Dry Barge	Riverview Commercial Corp.	35033-10
203	U 256	Dry Barge	Riverview Commercial Corp.	35013-10
204	U 258	Dry Barge	Riverview Commercial Corp.	35069-10
205	U 259	Dry Barge	Riverview Commercial Corp.	35029-10
206	U 312	Dry Barge	Riverview Commercial Corp.	35014-10
207	U 313	Dry Barge	Riverview Commercial Corp.	35015-10
208	U 314	Dry Barge	Riverview Commercial Corp.	35085-11
209	U 315	Dry Barge	Riverview Commercial Corp.	35084-11
210	U 316	Dry Barge	Riverview Commercial Corp.	35090-11
211	U 317	Dry Barge	Riverview Commercial Corp.	35032-10
212	U 318	Dry Barge	Riverview Commercial Corp.	35082-11
213	U 319	Dry Barge	Riverview Commercial Corp.	35092-11
214	U 320	Dry Barge	Riverview Commercial Corp.	35080-11
215	U 321	Dry Barge	Riverview Commercial Corp.	35055-10
216	U 400	Dry Barge	General Ventures Inc	12073
217	U 401	Dry Barge	General Ventures Inc	12074
218	U 402	Dry Barge	General Ventures Inc	12075
219	U 403	Dry Barge	General Ventures Inc	12076
220	U 404	Dry Barge	General Ventures Inc	12090
221	U 407	Dry Barge	DINGLE Barges Inc.	12228
222	U 435	Dry Barge	General Ventures Inc	35022-10
223	U 621	Dry Barge	Riverview Commercial Corp.	35086-11
224	U 624	Dry Barge	Riverview Commercial Corp.	35040-10
225	U 63	Dry Barge	Arlene Investments Inc.	11716
226	U 630	Dry Barge	Riverview Commercial Corp.	35063-10
227	U 633	Dry Barge	Riverview Commercial Corp.	35071-10
228	U 636	Dry Barge	Riverview Commercial Corp.	35095-11
229	U 651	Dry Barge	Riverview Commercial Corp.	35041-10
230	U 652	Dry Barge	Riverview Commercial Corp.	35101-11
231	U 653	Dry Barge	Riverview Commercial Corp.	35037-10
232	U 654	Dry Barge	Riverview Commercial Corp.	35008-10
233	U 655	Dry Barge	Riverview Commercial Corp.	35039-10
234	U 657	Dry Barge	Riverview Commercial Corp.	35096-11
235	U 658	Dry Barge	Riverview Commercial Corp.	35046-10
236	U 659	Dry Barge	Riverview Commercial Corp.	35120-11
237	U 66	Dry Barge	Arlene Investments Inc.	11720
238	U 665	Dry Barge	Riverview Commercial Corp.	35114-11
239	U 666	Dry Barge	Riverview Commercial Corp.	35113-11
240	U 667	Dry Barge	Riverview Commercial Corp.	35009-10
241	U 668	Dry Barge	Riverview Commercial Corp.	35104-11
242	U 67	Dry Barge	Arlene Investments Inc.	11722
243	U 69	Dry Barge	Arlene Investments Inc.	11725
244	U 695	Dry Barge	Riverview Commercial Corp.	35111-11
245	U 696	Dry Barge	Riverview Commercial Corp.	35106-11
246	U 697	Dry Barge	Riverview Commercial Corp.	35028-10
247	U 698	Dry Barge	Riverview Commercial Corp.	35134-12
248	U 699	Dry Barge	Riverview Commercial Corp.	35042-10
249	U 70	Dry Barge	Arlene Investments Inc.	11727
250	U 700	Dry Barge	General Ventures Inc	12778
251	U 701	Dry Barge	General Ventures Inc	12779
252	U 702	Dry Barge	General Ventures Inc	12780
253	U 703	Dry Barge	General Ventures Inc	12781
254	U 704	Dry Barge	General Ventures Inc	12782
255	U 705	Dry Barge	General Ventures Inc	12783
256	U 706	Dry Barge	General Ventures Inc	12784
257	U 707	Dry Barge	General Ventures Inc	12785
258	U 708	Dry Barge	General Ventures Inc	12786
259	U 709	Dry Barge	General Ventures Inc	12787
260	U 710	Dry Barge	General Ventures Inc	12788
261	U 711	Dry Barge	General Ventures Inc	12789
262	U 712	Dry Barge	General Ventures Inc	12790
263	U 72	Dry Barge	Arlene Investments Inc.	11730
264	U 73	Dry Barge	Arlene Investments Inc.	11731
265	U 74	Dry Barge	Arlene Investments Inc.	11733
266	U 75	Dry Barge	Arlene Investments Inc.	11735
267	U 76	Dry Barge	Arlene Investments Inc.	11736
268	U 77	Dry Barge	Arlene Investments Inc.	11737
269	U 81	Dry Barge	Arlene Investments Inc.	11741
270	U 82	Dry Barge	Arlene Investments Inc.	11742
271	U 84	Dry Barge	Arlene Investments Inc.	11745
272	U 85	Dry Barge	Arlene Investments Inc.	11747
273	U 86	Dry Barge	Arlene Investments Inc.	11749
274	U 87	Dry Barge	Arlene Investments Inc.	11751
275	U 90	Dry Barge	Arlene Investments Inc.	11705
276	U 900	Dry Barge	General Ventures Inc	12077
277	U 901	Dry Barge	General Ventures Inc	12078
278	U 902	Dry Barge	General Ventures Inc	12079
279	U 904	Dry Barge	General Ventures Inc	12081
280	U 905	Dry Barge	General Ventures Inc	12082
281	U 907	Dry Barge	General Ventures Inc	12084
282	U 908	Dry Barge	General Ventures Inc	12085
283	U 909	Dry Barge	General Ventures Inc	12086
284	U 91	Dry Barge	Arlene Investments Inc.	11706
285	U 910	Dry Barge	General Ventures Inc	12089
286	U 912	Dry Barge	General Ventures Inc	12091
287	U 913	Dry Barge	General Ventures Inc	12092
288	U 914	Dry Barge	General Ventures Inc	12093
289	U 915	Dry Barge	General Ventures Inc	12094
290	U 92	Dry Barge	Arlene Investments Inc.	11707
291	U 93	Dry Barge	Arlene Investments Inc.	11708
292	U 94	Dry Barge	Arlene Investments Inc.	11709
293	U 95	Dry Barge	Arlene Investments Inc.	11710
294	U 96	Dry Barge	Arlene Investments Inc.	11714
295	U 98	Dry Barge	Arlene Investments Inc.	11717
296	U 99	Dry Barge	Arlene Investments Inc.	11721
297	ACBL 812	Tank Barge	UABL S.A.	080
298	ACBL 813	Tank Barge	UABL S.A.	0111
299	ACBL 814	Tank Barge	UABL S.A.	0112
300	ACBL 815	Tank Barge	UABL S.A.	055
301	ACBL 816	Tank Barge	UABL S.A.	056
302	ACBL 817	Tank Barge	UABL S.A.	057
303	ACBL 818	Tank Barge	UABL S.A.	058
304	ACBL 819	Tank Barge	UABL S.A.	01084
305	GAUCHO I	Tank Barge	Parfina S.A.	2379-BTQ
306	GAUCHO II	Tank Barge	Parfina S.A.	2380-BTQ
307	GAUCHO III	Tank Barge	Parfina S.A.	2381-P
308	GAUCHO IV	Tank Barge	Parfina S.A.	2382-BTQ
309	GAUCHO IX	Tank Barge	Oceanpar S.A.	2808-BTQ
310	GAUCHO V	Tank Barge	Oceanpar S.A.	2804-P
311	GAUCHO VI	Tank Barge	Oceanpar S.A.	2805-BTQ
312	GAUCHO VII	Tank Barge	Oceanpar S.A.	2806-BTQ
313	GAUCHO VIII	Tank Barge	Oceanpar S.A.	2807-BTQ
314	GAUCHO X	Tank Barge	Oceanpar S.A.	2809-BTQ
315	GAUCHO XI	Tank Barge	Oceanpar S.A.	2810-P
316	PA 2019 B	Tank Barge	Danube Maritime Inc.	44534-13
317	PA 2020 B	Tank Barge	Danube Maritime Inc.	44031-12
318	RIVER 810	Tank Barge	Oceanpar S.A.	2987-BTQ
319	RIVER 811	Tank Barge	Oceanpar S.A.	2988-BTQ
320	RIVER 822B	Tank Barge	Oceanpar S.A.	2989-BTQ
321	RIVER 823B	Tank Barge	Oceanpar S.A.	2990-BTQ
322	RIVER 824	Tank Barge	Riverpar S.A.	2880-BTQ
323	RIVER 825	Tank Barge	Riverpar S.A.	2881-BTQ
324	RIVER 826	Tank Barge	Riverpar S.A.	2882-BTQ
325	RIVER 827	Tank Barge	Riverpar S.A.	2883-BTQ
326	RIVER 828	Tank Barge	Riverpar S.A.	2884-BTQ
327	RIVER 829	Tank Barge	Riverpar S.A.	2885-BTQ
328	RIVER 830	Tank Barge	Riverpar S.A.	2886-BTQ
329	RIVER 831	Tank Barge	Riverpar S.A.	2887-BTQ
330	RIVER 832	Tank Barge	Riverpar S.A.	2888-P
331	RIVER 833	Tank Barge	Riverpar S.A.	2889-BTQ
332	RIVER 834	Tank Barge	Riverpar S.A.	2890-BTQ
333	U 916	Tank Barge	DINGLE Barges Inc.	12116
334	UT 3001	Tank Barge	UABL Paraguay S.A.	2301-BTQ
335	UT 4001	Tank Barge	UABL Paraguay S.A.	2322-BTQ
1	ALIANZA ROSARIO	Pushboat	Ultrapetrol S.A.	02506
2	CAVALIER I	Pushboat	Parfina S.A.	2378-R
3	CAVALIER II	Pushboat	Oceanpar S.A.	2803-RE
4	CAVALIER III	Pushboat	Oceanpar S.A.	3033-RE
5	CAVALIER IX	Pushboat	Riverview Commercial Corp.	29309-PEXT-2
6	CAVALIER VII	Pushboat	Riverview Commercial Corp.	29307-PEXT-5
7	CAVALIER X	Pushboat	Riverview Commercial Corp.	35128-11
8	CAVALIER XI	Pushboat	Riverview Commercial Corp.	32153-PEXT-2
9	CAVALIER XII	Pushboat	Riverview Commercial Corp.	35011-10
10	CHACO X	Pushboat	UABL Paraguay S.A.	3508-RE
11	CONCEPCIÓN	Pushboat	DINGLE Barges Inc.	13875
12	ESPIRITU PARAGUAYO	Pushboat	Parabal S.A.	2724-RE
13	SAN MARTIN I	Pushboat	Oceanpar S.A.	3083-R
14	ZONDA I	Pushboat	UABL S.A.	O2743

EXHIBIT 2 TO THE
RULE 144A / REGULATION S / IAI APPENDIX

Form of
Transferee Letter of Representation

Ultrapetrol (Bahamas) Limited
c/o H&J Corporate Services Ltd.
Ocean Center
Montagu Foreshore
East Bay Street
P.O. Box SS-19084
Nassau, Bahamas
Attention of Secretary

In care of
[          ]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[     ] principal amount of the 8.875% First Preferred Ship Mortgage Notes due 2021 (the "Securities") of Ultrapetrol (Bahamas) Limited (the "Company").

Upon transfer, the Securities would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.  We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the "Securities Act")), purchasing for our own account or for the account of such an institutional "accredited investor", and we are acquiring the Securities not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We are purchasing at least $250,000 principal amount of the Securities or, if less, are furnishing herewith an opinion of counsel as described in clause (iii) of paragraph 2 below.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we invest in or purchase securities similar to the Securities in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.  We understand that the Securities have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (i) to the Company, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Securities of $250,000, or if such transfer is in respect of an aggregate principal amount of Securities of less than $250,000, only if such institutional accredited investor furnishes to the Trustee an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Securities is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Trustee, which shall provide, among other things, that the transferee is an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Securities pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

TRANSFEREE: ,	,

by:

 SK 02351 0018 1399316